Exhibit 10.1

EXECUTION VERSION

LOAN AND SERVICING AGREEMENT

dated as of January 19, 2024

Antares Strategic Credit SPV LLC,
as Borrower

ANTARES STRATEGIC CREDIT FUND,
as Servicer and Equityholder

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

SOCIÉTÉ Générale,
as Agent

THE OTHER LENDER AGENTS PARTIES HERETO,

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Administrator and as Collateral Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as Document Custodian

TABLE OF CONTENTS

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EXHIBIT A	Form of Note
EXHIBIT B	Audit Standards
EXHIBIT C-1	Form of Loan Request

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EXHIBIT C-2	Form of Reinvestment Request
EXHIBIT C-3	Form of Asset Approval Request
EXHIBIT C-4	Form of FX Reallocation Notice
EXHIBIT D	Form of Monthly Report
EXHIBIT E	Form of Approval Notice
EXHIBIT F-1	Authorized Representatives of Servicer
EXHIBIT F-2	Request for Release and Receipt
EXHIBIT F-3	Request for Release of Request for Release and Receipt
EXHIBIT G-1	U.S. Tax Compliance Certificate (Foreign Lender - non-Partnerships)
EXHIBIT G-2	U.S. Tax Compliance Certificate (Foreign Participant - non-Partnerships)
EXHIBIT G-3	U.S. Tax Compliance Certificate (Foreign Participants - Partnerships)
EXHIBIT G-4	U.S. Tax Compliance Certificate (Foreign Lenders - Partnerships)
EXHIBIT H	Reserved
EXHIBIT I	Form of Assignment Agreement
EXHIBIT J	Retention Letter

SCHEDULE 1	Diversity Score Calculation
SCHEDULE 2	Reserved
SCHEDULE 3	Reserved
SCHEDULE 4	Disqualified Investor List
SCHEDULE 5	S&P Industry Classification
SCHEDULE 6	Pre-Approved List

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LOAN AND SERVICING AGREEMENT

THIS LOAN AND SERVICING AGREEMENT is made and entered into as of January 19, 2024, among ANTARES STRATEGIC CREDIT SPV LLC, a Delaware limited liability company (the “Borrower”), ANTARES STRATEGIC CREDIT FUND, a Delaware limited liability company, as Servicer (as hereinafter defined) and as Equityholder (as hereinafter defined), each LENDER (as hereinafter defined) FROM TIME TO TIME PARTY HERETO, the LENDER AGENTS for the Lender Groups (as hereinafter defined) from time to time parties hereto (each such party, in such capacity, together with their respective successors and permitted assigns in such capacity, a “Lender Agent”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Administrator and as Collateral Agent (each as hereinafter defined), U.S. BANK NATIONAL ASSOCIATION, as Document Custodian (as hereinafter defined) and SOCIÉTÉ Générale, as Agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Agent”).

RECITALS

WHEREAS, the Borrower desires that each Lender extend financing on the terms and conditions set forth herein; and

WHEREAS, each Lender desires to extend financing on the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1        Defined Terms. As used in this Agreement, the following terms have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“ABR” means, when used in reference to any Loan, that such Loan bears interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loan” means a Loan that bears interest at a rate based on the Alternate Base Rate.

“Account” means the Custodial Account, the Payment Account, the Principal Collection Account, the Interest Collection Account, the Unfunded Exposure Account, and each Eligible Currency Account, together with any sub-accounts deemed appropriate or necessary by the Securities Intermediary, for convenience in administering such accounts.

“Account Collateral” has the meaning set forth in Section 12.1(d).

“Account Control Agreement” means the Securities Account Control Agreement, dated as of the Effective Date, by and among the Borrower, as pledgor, the Collateral Agent on behalf of the Secured Parties, as secured party, and U.S. Bank National Association, as Securities Intermediary.

“Accrual Period” means, with respect to any Distribution Date, the period from and including the Determination Date preceding the previous Distribution Date (or, in the case of the first Distribution Date, from and including the Effective Date) to and excluding the Determination Date preceding the current Distribution Date; provided that the initial Accrual Period for any Loan shall be the period commencing on the date of such Loan and ending on and excluding the next following Determination Date referred to above; provided that:

(i)          if any Accrual Period would end on a day other than a Business Day, such Accrual Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Accrual Period shall end on the next preceding Business Day,

(ii)         any Accrual Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Accrual Period) shall end on the last Business Day of the last calendar month of such Accrual Period, and

(iii)        no tenor that has been removed from this definition pursuant to Section 17.2(e) shall be available for specification in a Loan Request.

For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Acquisition Date” means, for any Collateral Obligation, the date on which such Collateral Obligation is committed to be acquired by the Borrower.

“Advance Rate” means, (i) initially, with respect to any Eligible Collateral Obligation and as of any date of determination, the applicable percentage assigned to such Eligible Collateral Obligation by the Agent in accordance with the following charts:

Advance Rates
	For BSLs

	BSL Type	Advance Rate
	Type A Broadly Syndicated Loan	75%
	Type B Broadly Syndicated Loan	75%
	Type C-1 Broadly Syndicated Loan	65%
	Type C-2 Broadly Syndicated Loan	40%

For eligible MML

MML Type	Advance Rate
First Lien Loans	70%
Second Lien Loans	45%

For recurring revenue eligible MML

MML Type	Advance Rate
Recurring Revenue Loans*	45-55%*
* 55% applicable to Recurring Revenue Loans with greater than $100 million of annual recurring revenue and Debt-to-Recurring Revenue Ratio less than or equal to 2.5x, in each case as of the applicable Cut-Off Date. 45% applicable to other Recurring Revenue Loans.

For bonds

Type	Advance Rate
Senior Secured Bonds	65%

For FILOs

Type	Advance Rate
FILO Loan	55-65%, per Agent Discretion

(ii) The Advance Rate of any Eligible Collateral Obligation shall not change, except that, if an Evaluation Event occurs with respect to an Eligible Collateral Obligation, the Agent shall have the right to adjust the Advance Rate for such Eligible Collateral Obligation in accordance with Section 2.7.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” has the meaning set forth in Section 5.1.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided that (i) for purposes of determining whether any Collateral Obligation is an Eligible Collateral Obligation or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor or any affiliate thereof, (ii) the Canada Pension Plan Investment Board and any entity controlled by it that is not a subsidiary of Antares Holdings LP shall not be deemed to be an Affiliate of the Borrower, the Equityholder or the Servicer and (iii) no fund or other special purpose vehicle shall be deemed to be controlled by or under common control with the Servicer or the Borrower due solely to such entity being managed or advised by Antares Capital Credit Advisers LLC, Antares Capital Advisers LLC or any of their respective Affiliates. For purposes of this definition, “control,” when used with respect to any specified Person, means the possession, directly or indirectly, of the power to vote 50% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning set forth in the Preamble.

“Aggregate Eligible Collateral Obligation Amount” means, as of any date, the sum of the Collateral Obligation Amounts for all Eligible Collateral Obligations.

“Aggregate Excess Funded Spread” means, as of any date of determination, the amount obtained by multiplying: (a) the amount equal to the Benchmark during the Accrual Period in which such date of determination occurs; by (b) the amount (not less than zero) equal to (i) the Aggregate Eligible Collateral Obligation Amount as of such date of determination minus (ii) the difference between (A) the Target Portfolio Amount and (B) the sum of any permanent reductions in the Commitments.

“Aggregate Exposure Amount” means, as of any date of determination, the sum of the Unfunded Exposure Equity Amounts of all Collateral Obligations included in the Collateral.

“Aggregate Exposure Equity Amount” means, as of any date of determination, the sum of the Unfunded Exposure Equity Amounts of all Collateral Obligations included in the Collateral.

“Aggregate Funded Spread” means, as of any date, the sum of:

(a)       in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, the required current cash pay interest required by the Underlying Instruments thereon and excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation) that bears interest at a spread over an index that is the same index used to calculate the Benchmark, the product of (i) the sum of (x) the stated interest rate spread on each such Eligible Collateral Obligation and (y) any other fees (including, without limitation, anniversary fees but excluding commitment fees) (such rate stated as a per annum rate) that are contractually required to be payable as of such date multiplied by (ii) the Principal Balance of each such Eligible Collateral Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation); plus

(b)       in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, the required current cash pay interest required by the Underlying Instruments thereon and excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation) that bears interest at a spread over an index other than the same index used to calculate the Benchmark, the product of (i) the excess for each such Eligible Collateral Obligation of (A) the sum of (x) such stated interest rate spread on each such Collateral Obligation, (y) such index for each such Collateral Obligation and (z) any other fees (including, without limitation, anniversary fees but excluding commitment fees) (such rate stated as a per annum rate) that are contractually required to be payable as of such date over (B) the Benchmark for such applicable period of time (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of each such Eligible Collateral Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation); plus

(c)       in the case of each Eligible Collateral Obligation that is a Fixed Rate Collateral Obligation (including, for any Deferrable Collateral Obligation, the required current cash pay interest required by the Underlying Instruments thereon and excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation), the product of (i) the excess for each such Eligible Collateral Obligation of (A) the sum of (x) the stated fixed interest rate for such Collateral Obligation and (y) any other fees (including, without limitation, anniversary fees but excluding commitment fees) (such rate stated as a per annum rate) that are contractually required to be payable as of such date over (B) the Benchmark for such applicable period of time (which excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of each such Eligible Collateral Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation);

provided, for the purposes of this definition and with respect to any Eligible Floor Obligation only, the interest spread over an index that is the same index used to calculate the Benchmark for such Eligible Collateral Obligation shall be equal to the sum of (x) the applicable spread over such index and (y) the excess, if any, of the specified “floor” rate relating to such Eligible Collateral Obligation over the Benchmark calculated for the immediately preceding Determination Date.

“Aggregate Principal Balance” shall mean, as of any date of determination, the sum of the Principal Balances of all Collateral Obligations included in the Collateral.

“Aggregate Revised Collateral Obligation Amount” means, as of any date of determination, the sum of the Revised Collateral Obligation Amounts for all Collateral Obligations.

“Aggregate Unfunded Spread” means, as of any date of determination, with respect to each Eligible Collateral Obligation, the sum of the products obtained by multiplying (i) for each Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation (other than Defaulted Collateral Obligations), the related commitment fee then in effect as of such date and (ii) the undrawn commitments of each such Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation as of such date.

“Agreement” means this Loan and Servicing Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of the following:

(a)        the Prime Rate in effect on such day,

(b)        the Federal Funds Rate in effect on such day plus ½ of 1%; and

(c)        the Term SOFR for a one-month tenor in effect on such day plus 1%;

provided that if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 17.2, then the Alternate Base Rate shall be the greater of (a) and (b) above and shall be determined without regard to clause (c) above.

“Amount Available” means, with respect to any Distribution Date, the sum of (a) the amount of Collections in the Collection Account with respect to the related Accrual Period (excluding any Collections necessary to settle the acquisition of Eligible Collateral Obligations) and any amounts paid into the Collection Account under any Hedging Agreement with respect to the Accrual Period ending on the day preceding such Distribution Date, plus (b) any investment income earned on amounts on deposit in the Collection Account since the immediately prior Distribution Date (or since the Effective Date in the case of the first Distribution Date), plus (c) any Repurchase Amounts deposited in the Collection Account with respect to the related Accrual Period.

“Anti-Corruption Laws” means any laws, rules and regulations of any jurisdiction applicable from time to time to the Borrower, the Retention Holder or any of its Affiliates, concerning bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, (15 U.S.C. § 78dd-1, et seq.) and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any laws, rules and regulations applicable from time to time to the Borrower or any of its Affiliates relating to money laundering or terrorist financing.

“Applicable Conversion Rate” means, with respect to Euros, GBPs, or CADs, (A) for an actual currency exchange, the applicable currency spot rate obtained by the Servicer through customary banking channels, which may include the Collateral Agent or any Affiliate’s own banking facilities (or, if the Collateral Agent or such Affiliate has notified the Agent and the Borrower that it will no longer provide such services or if U.S. Bank Trust Company, National Association or one of its Affiliates is no longer the Collateral Agent, through such other source reasonably agreed to by the Agent in writing) at the time of executing such exchange, obtained upon the written direction of the Servicer for an actual currency exchange or (B), for all other purposes, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Determination Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person (including, without limitation, predatory and abusive lending laws, usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means (i) prior to the occurrence of an Event of Default the percentage determined in accordance with the following formula, as of the first day of the related Accrual Period, rounded to four decimal places:

Applicable Margin = (ASB x PercentageB) + (ASO x PercentageO)

where: ASB = 1.90%; ASO = 2.40%;

PercentageB = (i) during the period beginning on the Effective Date to the six-month anniversary of the Effective Date, the lesser of: (x) COAB / COAAgg and (y) 30%, and (ii) thereafter, the lesser of (1) COAB / COAAgg and (2) 20%;

PercentageO = 100% - PercentageB;

COAB = the Aggregate Principal Balance of all

Broadly Syndicated Loans

COAAgg = the Aggregate Principal Balance of all

Collateral Obligations

and (ii) after the occurrence of an Event of Default, the percentage determined in accordance with the preceding clause (i), plus 2.00%

“Applicable Time Zone” means (i) with respect to Dollar Loans and CAD Loans, New York City time and (ii) with respect to Euro Loans and GBP Loans, London time.

“Appropriate Accounting Principles” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Approval Date” means, with respect to any Collateral Obligation, the date on which the Agent executes an Approval Notice with respect to such Collateral Obligation.

“Approval Notice” means, with respect to any Collateral Obligation that is not an Automatic Approval Collateral Obligation, a copy of a notice executed by the Agent in the form of Exhibit E.

“Approved Valuation Providers” means any of Houlihan Lokey, Lincoln International LLC and Lincoln Partner Advisors LLC (or any applicable Affiliate of either of the foregoing), Valuation Research Corporation, Kroll, Inc. and any other nationally recognized accounting firm or valuation firm approved by the Agent and the Servicer in their reasonable discretion.

“Asset Approval Request” means a notice in the form of Exhibit C-3 which identifies one or more Collateral Obligations (excluding Automatic Approval Collateral Obligations and Pre-Approved Collateral Obligations) to be acquired by the Borrower.

“Assignment Agreement” means an agreement in the form of Exhibit I to this Agreement (or in such other form as reasonably approved by Agent) appropriately completed and delivered in connection with a Person becoming a Lender hereunder after the Effective Date, as acknowledged and agreed by the Agent and/or the Borrower to the extent required in accordance with the terms of this Agreement.

“Automatic Approval Collateral Obligation” means any Collateral Obligation (other than participation interests), (a) that otherwise meets the eligibility requirements under the definition of “Eligible Collateral Obligation” (without giving effect to any item waived by the Agent in accordance with such definition), (b) for which the applicable Cut-Off Date is a date on which the Diversity Score is equal to or greater than 10, (c) that on any date of determination will not cause more than 50% of such Collateral (based on the unique number of Obligors at such time) to be Automatic Approval Collateral Obligations, (d) is not a Variable Funding Asset, and (e) (1) is a Type A Broadly Syndicated Loan or (2) is a Middle Market Loan (other than a Recurring Revenue Loan, a Second Lien Loan or a FILO Loan), (i) that has a financial covenant, if the Obligor has EBITDA as of the Relevant Test Period most recently ended prior to the Cut-Off Date of less than $90,000,000, (ii) that is not a Deferrable Collateral Obligation, (iii) that has an Effective LTV less than or equal to 50% as of the Relevant Test Period most recently ended prior to the Cut-Off Date, (iv) the Obligor of which has EBITDA as of the Relevant Test Period most recently ended prior to the Cut-Off Date of equal to or greater than $50,000,000, (v) the Obligor of which has a Senior Net Leverage Ratio as of the Relevant Test Period most recently ended prior to the Cut-Off Date of less than or equal to 5.00x, if the Obligor has EBITDA as of the Relevant Test Period most recently ended prior to the Cut-Off Date of greater than or equal to $50,000,000 but less than $70,000,000, (vi) the Obligor of which has a Senior Net Leverage Ratio as of the Relevant Test Period most recently ended prior to the Cut-Off Date of less than or equal to 5.25x, if the Obligor has EBITDA as of the Relevant Test Period most recently ended prior to the Cut-Off Date of greater than or equal to $70,000,000 but less than $90,000,000, (vii) the Obligor of which has a Senior Net Leverage Ratio as of the Relevant Test Period most recently ended prior to the Cut-Off Date of less than or equal to 5.5x, if the Obligor has EBITDA as of the Relevant Test Period most recently ended prior to the Cut-Off Date of greater than or equal to $90,000,000, (viii) that has a Purchase Price of greater than 95%, (ix) the Obligor of which is organized in the United States, (x) the Obligor of which is denominated in USD, (xi) the Obligor of which does not have any priority debt, (xii) the Obligor of which has EBITDA adjustments (other than with respect to any acquired EBITDA as determined by the Servicer) of less than 25%, as reasonably agreed by the Borrower and the Agent, (xiii) the Obligor of which has an Interest Coverage Ratio as of the Relevant Test Period most recently ended prior to the Cut-Off Date (on a trailing twelve-month basis) of greater than 1.50x and (xiv) that is not a Senior Secured Bond.

“Available Funds” has the meaning set forth in Section 17.12.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark or Canadian Benchmark, as applicable, any tenor for such Benchmark or Canadian Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark or Canadian Benchmark (or component thereof), as applicable, that is or may be used for determining the length of the Accrual Period or payment period for any term rate or otherwise, or for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date (but not including any tenor for such Benchmark or Canadian Benchmark that is not then included in the definition of “Accrual Period” pursuant to Section 17.2(e)).

“Average Life” means, as of any date of determination and with respect to any Collateral Obligation, the quotient obtained by dividing (a) the sum of the products of (i) the number of years (rounded up to the nearest one hundredth thereof) from such date to the respective dates of each successive Scheduled Collateral Obligation Payment of principal on such Collateral Obligation multiplied by (ii) the respective amounts of principal of such Scheduled Collateral Obligation Payments by (b) the sum of all successive Scheduled Collateral Obligation Payments of principal on such Collateral Obligation.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolutions of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of England Rate” means, for any GBP Loan, the greater of (a) the sum of the “Bank Rate” of the Bank of England (or any successor), as published by the Bank of England (or any successor) from time to time, plus the Bank of England Rate Adjustment, and (b) the Floor.

“Bank of England Rate Adjustment” means, for any GBP Business Day, the 20% trimmed arithmetic mean (calculated by the Agent) of the Bank of England Rate Spreads for the five immediately preceding GBP Business Days for which SONIA was available, excluding the days with the highest (and if there is more than one highest spread, only one of those highest spreads) and the lowest spreads (or if there is more than one lowest spread, only one of those lowest spreads) to the Bank of England Rate.

“Bank of England Rate Spread” means, for any GBP Business Day, the difference (expressed as a percentage rate per annum) calculated by the Agent between:

(a)        SONIA for such GBP Business Day, and

(b)        the Bank of England Rate prevailing at the close of business on such GBP Business Day.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.

“Base Rate” for any Loan means a rate per annum equal to the Benchmark for such Loan or portion thereof; provided that, in the case of

(a)        any day on or after the first day on which a Committed Lender shall have notified the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Official Body asserts that it is unlawful, for such Committed Lender to fund such Loan at the Base Rate set forth above (and such Committed Lender shall not have subsequently notified the Agent that such circumstances no longer exist), or

(b)        any period in the event such Benchmark is not reasonably available to any Lender for such period,

the “Base Rate” shall be a floating rate per annum equal to the Alternate Base Rate in effect on each day of such period;

provided further that if the Base Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Basel III Regulation” shall mean, with respect to any Affected Person, any rule, regulation or guideline applicable to such Affected Person and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any governmental authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified. Without limiting the generality of the foregoing, “Basel III Regulation” shall include Part 6 of the European Union regulation on prudential requirements for credit institutions and investment firms (the “CRR”) and any law, regulation, standard, guideline, directive or other publication supplementing or otherwise modifying the CRR.

“BDC Adviser” means Antares Capital Credit Advisers LLC or any Affiliate thereof succeeding to the role of external investment adviser to the Equityholder in accordance with the organizational documents of the Equityholder.

“Benchmark” means,

(a)        for any Loan denominated in U.S. dollars, Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to Term SOFR, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark rate pursuant to Section 17.2; and

(b)        (i) for any Loan denominated in CADs, the Canadian Benchmark, (ii) for any Loan denominated in Euros, the EURIBOR Rate and (iii) for any Loan denominated in GBPs, Daily Simple SONIA; provided that if a replacement of the Benchmark for Loans denominated in such Eligible Currency has occurred pursuant to Section 17.2 then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate.

Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor,

(a) for the purposes of Section 17.2(b)(1), with respect to Dollars, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent (with the consent of the Borrower) for the applicable Benchmark Replacement Date:

(1)          Daily Simple SOFR; or

(2)          the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment; and

(b) for purposes of Section 17.2(b)(2) with respect to any other Eligible Currency other than CAD, the Benchmark Replacement determined in accordance with the preceding clause (a)(2).

provided that if the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Accrual Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines, in consultation with the Borrower, that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative (and (x) such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3), and (y) a Benchmark Replacement Date shall exist even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 17.2(b), and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 17.2(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning set forth in the Preamble.

“Borrower Assigned Agreements” has the meaning set forth in Section 12.1(c).

“Borrowing Base” means the sum of (a)  the product of (i) the Maximum Portfolio Advance Rate and (ii) the sum of the Collateral Obligation Amounts for all Eligible Collateral Obligations minus the Excess Concentration Amount attributable to such Eligible Collateral Obligations on such date, plus (b)  the equivalent in Dollars of the amount of Principal Collections on deposit in the Principal Collection Account (as determined by the Servicer using the Applicable Conversion Rate), minus (c) the Aggregate Exposure Equity Amount, plus (d) the equivalent in Dollars of the amount on deposit in the Unfunded Exposure Account.

“Borrowing Base Condition” means, both before and after giving pro forma effect to any such distribution, the Borrowing Base is greater than or equal to the Outstanding Loan Amount.

“Borrowing Base Deficiency” means an event that occurs and is continuing on any date of determination when the Outstanding Loan Amount exceeds the Borrowing Base.

“Borrower Order” means a written order or request dated and signed in the name of the Borrower (which written order or request may be a standing order) by an Executive Officer of the Borrower or the Servicer as the context may require or permit. An order or request provided in an email by an Executive Officer of the Borrower or the Servicer on behalf of the Borrower shall constitute a Borrower Order in each case except to the extent the Collateral Agent, Collateral Administrator, Document Custodian or Securities Intermediary requests otherwise. For purposes of Section 7.10, Section 7.11 and Section 12.3 of this Agreement and the release, sale or acquisition of any Collateral thereunder, “Borrower Order” shall also mean delivery to the Collateral Agent, the Document Custodian or the Securities Intermediary by the Borrower or the Servicer on its behalf, by email or otherwise in writing, of a Trade Ticket, confirmation of trade, instruction to post or to commit to the trade, “SWIFT” message, message via Markit Loan Settlement Custodial Services (Markit CIDD) or any other electronic communication or language, which shall constitute a direction and certification that the transaction is in compliance with and satisfies all applicable provisions of Section 7.8, Section 7.9, Section 7.10 and Section 12.3 of this Agreement.

“Broadly Syndicated Loan” means a First Lien Loan or Second Lien Loan that, as of the related Cut-Off Date, (a) a syndicated commercial loan identified by the Servicer in accordance with the Servicing Standard as being a broadly syndicated loan, (b) has an initial Tranche Size of $250,000,000 or greater (without consideration of reductions thereon from scheduled amortization payments), (c) has at least one observable quote from at least one nationally recognized pricing service and (d)  has a public rating issued by one of S&P or Moody’s.

“Business Day” means (a) except to the extent provided in clause (b) below, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City and any city in which the Corporate Trust Office is located; provided that (i) with respect to any SONIA and GBP Loan related provisions and any provisions herein relating to the transfer, calculation or conversion of amounts denominated in GBP, “Business Day” shall be a GBP Business Day, (ii) with respect to any EURIBOR Rate related provisions and any provisions herein relating to the transfer, calculation or conversion of amounts denominated in Euro, “Business Day” shall be a TARGET Day and (iii) with respect to any provisions related to the Canadian Benchmark Rate and any provisions herein relating to the transfer, calculation or conversion of amounts denominated in CAD, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in Toronto, Canada; and (b) in relation to Term SOFR Loans and any interest rate setting, funding, disbursement, settlement or payment of any Term SOFR Loan, any day that is a U.S. Government Securities Business Day.

“By-Right Facility Increase” has the meaning set forth in Section 2.9.

“CAD” means the lawful money of Canada.

“CAD Business Day” means a day except (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, Toronto, Ontario.

“CAD Loan” means each Loan made in CAD.

“Canadian Benchmark” means, initially, the sum of (i) Daily Compounded CORRA and (ii) the CORRA Adjustment; provided that if a replacement of the Canadian Benchmark has occurred pursuant to Section 17.2 of this Agreement, then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Canadian Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Canadian Benchmark Replacement” means, for any Available Tenor, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), that has been selected by the Agent and the Borrower as the replacement for such Available Tenor of such Canadian Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Canadian Relevant Governmental Body, for CAD-denominated syndicated credit facilities at such time; provided that, if the Canadian Benchmark Replacement would be less than the Floor, the Canadian Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Canadian Benchmark Replacement Conforming Changes” means, with respect to any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “CAD Business Day,” the definition of “Accrual Period,” timing and frequency of determining rates and making payments of interest, timing of loan requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides, in consultation with the Servicer, may be appropriate to reflect the adoption and implementation of such Canadian Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines, in consultation with the Borrower, that no market practice for the administration of such Canadian Benchmark Replacement exists, in such other manner of administration as the Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Canadian Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Capped Fees/Expenses” means, at any time, the Collateral Agent Fees and Expenses, the Collateral Administrator Fees and Expenses, Document Custodian Fees and Expenses or the fees and expenses of any reporting agent appointed pursuant to Section 10.27, such that the aggregate amount of such Collateral Agent Fees and Expenses, Collateral Administrator Fees and Expenses, Document Custodian Fees and Expenses or other expenses paid to the Collateral Agent, the Collateral Administrator, the Document Custodian or such reporting agent under the Transaction Documents in any calendar year do not exceed $450,000.

“Cash Interest Expense” means with respect to any Obligor for any period, the amount which, in conformity with Appropriate Accounting Principles, would be set forth opposite the caption “interest expense” or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period.

“Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of such Independent Manager’s duties as set forth in the Borrower’s organizational documents, (ii) that such Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) that such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity, or (iv) that such Independent Manager no longer meets the definition of Independent Manager.

“Change of Control” means any of (a) the Equityholder shall no longer be the sole equityholder of the Borrower (free and clear of any liens) and (b) BDC Adviser, or an Affiliate of BDC Adviser ceases to be the investment adviser to, and otherwise control the investment management and investment policies of, the Equityholder.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited, as administrator of the forward-looking term Secured Overnight Financing Rate (or any successor administrator thereof).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 12.1.

“Collateral Administrator” means U.S. Bank Trust Company, National Association, solely in its capacity as Collateral Administrator, together with its successors and permitted assigns in such capacity

“Collateral Administrator Fees and Expenses” has the meaning set forth in Section 11.11.

“Collateral Agent” means U.S. Bank Trust Company, National Association, solely in its capacity as Collateral Agent, together with its successors and permitted assigns in such capacity.

“Collateral Agent, Collateral Administrator and Document Custodian Fee Letter” means that certain letter agreement among the Collateral Agent, the Collateral Administrator and Document Custodian and the Borrower, as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Agent (not to be unreasonably withheld, conditioned or delayed).

“Collateral Agent Fees and Expenses” has the meaning set forth in Section 11.11.

“Collateral Database” has the meaning set forth in Section 11.3(a)(i).

“Collateral Obligation” means a commercial loan or participation interest therein owned by the Borrower, excluding the Retained Collateral Interest thereon.

“Collateral Obligation Amount” means for any Collateral Obligation, as of any date of determination, an amount equal to the product of (i) the Purchase Price of such Collateral Obligation at such time multiplied by (ii) the Principal Balance of such Collateral Obligation at such time.

The Collateral Obligation Amount of any Collateral Obligation that ceases to be (or otherwise is not) an Eligible Collateral Obligation (other than the requirement set forth in clause (x) in the definition thereof) shall be zero.

“Collateral Obligation File” means, with respect to each Collateral Obligation as identified on the related Document Checklist, (i) if the Collateral Obligation includes a promissory note (it being understood and agreed that nothing in this clause (i) shall require the Borrower to request a promissory note under any Underlying Instrument), (x) an original, executed copy of such promissory note, or (y) in the case of a lost promissory note, a copy of such executed promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank or to the Collateral Agent, in each case with respect to clause (x) or clause (y) with an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower or in blank or to the Collateral Agent (unless such note is in bearer form, in which case delivery alone shall suffice), or (z) in the case of a noteless Collateral Obligation, a copy of each executed document or instrument evidencing the assignment of such Collateral Obligation to the Borrower, (ii) paper or electronic copies of the primary loan agreement or indenture (as indicated on the related Document Checklist), and (iii) paper or electronic copies of the file stamped (or the electronic equivalent of) UCC financing statements and continuation statements (including amendments or modifications thereof) authorized by the obligor thereof or by another Person on the obligor’s behalf in respect of such Collateral Obligation or evidence that such financing statements have been submitted for filing, in each case only to the extent reasonably requested by the Agent and available to the Servicer (it being understood that neither the Borrower nor the Servicer shall be under any obligation to request such financing statements with respect to any Collateral Obligation for which the Borrower is not also the administrative agent or the collateral agent).

“Collateral Obligation Schedule” means the list of Collateral Obligations set forth on Schedule 3, as the same may be updated by the Borrower (or the Servicer on behalf of the Borrower) from time to time.

“Collateral Quality Tests” means, collectively or individually as the case may be, the Minimum Weighted Average Spread Test and the Maximum Weighted Average Life Test.

“Collection Account” means, collectively, the Principal Collection Account and the Interest Collection Account.

“Collections” means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral.

“Commitment” means the Revolving Commitments and the Term Commitments.

“Commitment Fee” has the meaning assigned to such term in the Fee Letter and Side Letter.

“Committed Lenders” means, for any Lender Group, the Persons executing this Agreement in the capacity of a “Committed Lender” for such Lender Group (or an assignment hereof) in accordance with the terms of this Agreement.

“Competent Authorities” means (i) the ESMA, the European Banking Authority, the European Commission and the European Central Bank, (ii) the national regulators in the member states of the EEA and (iii) the Prudential Regulation Authority, the Financial Conduct Authority and/or any other national regulator in the United Kingdom, and any successor to any of the foregoing.

“Competitor” means (a) any Person primarily engaged in the business of private asset management as a business development company, mezzanine fund, private debt fund, hedge fund or private equity fund, which is in direct or indirect competition with the Borrower, the Servicer, or any Affiliate thereof that is an investment advisor, (b) any Person controlled by, or controlling, or under common control with, a Person referred to in clause (a) above, or (c) any Person for which a Person referred to in clause (a) above serves as an investment advisor with discretionary investment authority.

“Conduit Lender” means any Person that shall become a party to this Agreement in the capacity as a “Conduit Lender” and any assignee of any of the foregoing.

“Contractual Obligation” means with respect to any Person, any provision of any securities issued by such Person or any mortgage, deed of trust, contract, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Conversion Date” means any date selected by the Borrower for conversion of the applicable Revolving Loans into Term Loans.

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Administrator, the Collateral Agent or the Document Custodian, as applicable, specified on Annex A, or such other address within the United States as it may designate from time to time by notice to the Agent.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Adjustment” means 0.00%

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Lite Loan” means a Collateral Obligation with respect to which the related Obligor is not subject to financial covenants; provided that, a Collateral Obligation shall not constitute a Covenant Lite Loan if (a) the Underlying Instruments require the obligor thereunder to comply with one or more Maintenance Covenants (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Underlying Instruments) or (b) the Underlying Instruments contain a cross default provision to, or such Collateral Obligation is pari passu with another loan of the Obligor that requires the Obligor to comply with one or more financial covenants or Maintenance Covenants (including covenants that apply only upon the funding of any portion of such loan, whether or not then funded

“Covered Entity” means any of the following:

(i)         a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)        a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)       a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 17.22.

“CRR” means Regulation (EU) No. 575/2013 of the European Parliament and of the Council (as the same may be effective from time to time together with any amendments or any successor or replacement provisions included in any European Union directive or regulation), together with any implemented or delegated regulations, technical standards and guidance related thereto as may be amended, replaced or supplemented from time to time.

“Custodial Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) with the account number as set forth in the Account Control Agreement, which is created and maintained on the books and records of the Securities Intermediary entitled “Custodial Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Cut-Off Date” means, with respect to each Collateral Obligation, the date such Collateral Obligation becomes a part of the Collateral.

“Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Agent in accordance with the methodology and conventions for this rate selected or recommended by the Canadian Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion; provided further that if the administrator has not provided or published CORRA and a Canadian Benchmark with respect to CORRA has not ceased to exist, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), an interest rate per annum equal to the greater of:

(a)          SONIA for the day that is five GBP Business Days prior to, (i) if such SONIA Interest Day is a GBP Business Day, such SONIA Interest Day, and (b) if such SONIA Interest Day is not a GBP Business Day, the GBP Business Day immediately preceding such SONIA Interest Day, and

(b)          the Floor.

Any change in Daily Simple SONIA due a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower.

“Debt-to-Recurring Revenue Ratio” means with respect to any Collateral Obligation that is a Recurring Revenue Loan for any period, the meaning of “Debt-to-Recurring Revenue Ratio” or any comparable definition in the related Underlying Instruments, and in any case that “Debt-to-Recurring Revenue Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (i) Indebtedness of the related Obligor less unrestricted cash to (ii) the Recurring Revenue of such Obligor, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instrument; provided that, in the event of a lack of any such information necessary to calculate the Debt-to-Recurring Revenue Ratio, the Debt-to-Recurring Revenue Ratio shall be a ratio calculated by the Servicer in accordance with the Servicer Standard in consultation with the Agent.

“Default Rights” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Collateral Obligation” means any Collateral Obligation as to which any one of the following events has occurred:

(a)          any Scheduled Collateral Obligation Payment or part thereof is unpaid more than 3 Business Days beyond the grace period (if any) permitted by the related Underlying Instrument which remains unpaid;

(b)          an Insolvency Event occurs with respect to the Obligor thereof;

(c)          a Responsible Officer of the Servicer or the Borrower has actual knowledge (without any duty to make inquiry) of a default as to the payment of principal and/or interest that has occurred and continues for more than three Business Days beyond the grace period (if any) under the related underlying instruments on another loan or other debt obligation of the same Obligor that is (a) senior or pari passu in right of payment to such Collateral Obligation, (b) either a full recourse obligation of the Obligor or secured by the same collateral securing such Collateral Obligation and (c) in an amount (whether separately or in the aggregate) in excess of $250,000;

(d)          a Responsible Officer of the Servicer or the Borrower has actual knowledge (without any duty to make inquiry) that such Collateral Obligation has (x) a public rating by Standard & Poor’s of “CC” or below, or “SD” or (y) a public Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by Standard & Poor’s or Moody’s, as applicable;

(e)          a Responsible Officer of the Servicer or the Borrower has received written notice or has actual knowledge (without any duty to make inquiry) that a default has occurred under the Underlying Instruments, any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of such Collateral Obligation (but only until such default is cured or waived) in the manner provided in the Underlying Instruments; or

(f)           the Servicer determines, in its sole discretion, in accordance with the Servicing Standard, that all or a material portion of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay to the Agent, the Collateral Agent, the Collateral Administrator or any other Lender any other amount required to be paid by it hereunder to such applicable Person within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Servicer, the Agent, the Collateral Agent or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, (iv) has failed, within one (1) Business Day after request by the Agent, the Borrower or the Servicer, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Loans under this Agreement, or (v) has (or has a parent company) become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding or become the subject of a Bail-in Action, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deferrable Collateral Obligation” means a Collateral Obligation that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.

“Delayed Drawdown Collateral Obligation” means a Collateral Obligation that (a) requires the Borrower to make one or more future advances to the Obligor under the Underlying Instruments, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that any such Collateral Obligation will be a Delayed Drawdown Collateral Obligation only to the extent of unfunded commitments and solely until all commitments by the Borrower to make advances on such Collateral Obligation to the Obligor under the Underlying Instruments expire or are terminated or are reduced to zero.

“Determination Date” means the eighth (8th) Business Day prior to the Reporting Date.

“Disqualified Investor List” means the list of disqualified investors set forth on Schedule 4.

“Distribution Date” means the 29th day of each calendar month, or if such date is not a Business Day, the next succeeding Business Day, commencing in April 2024, or such other Business Day as the Borrower and the Agent may agree in their sole discretion with not less than five Business Days’ notice to the Collateral Agent and the Collateral Administrator; provided that, the last Distribution Date shall occur on the Facility Termination Date.

“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 1 hereto, as such diversity scores shall be updated at the option of the Agent in consultation with the Servicer if Moody’s publishes revised criteria or S&P publishes revised industry groups and the application of such revised criteria to this facility is necessary to avoid an increased regulatory capital charge for the Agent or its Affiliates that are Lenders hereunder.

“Document Checklist” means an electronic or hard copy list delivered by the Borrower (or by the Servicer on behalf of the Borrower) to the Agent, Collateral Agent, the Document Custodian and the Collateral Administrator that identifies the loan documents contained in each Collateral Obligation File and includes the name of the Obligor with respect to such Collateral Obligation, in each case as of the related Funding Date.

“Document Custodian” means U.S. Bank National Association, solely in its capacity as Document Custodian, together with its successors and permitted assigns in such capacity.

“Document Custodian Fees and Expenses” has the meaning set forth in Section 11.11.

“Dodd-Frank Regulation” means, with respect to any Affected Person, any rule, regulation or guideline applicable to such Affected Person and arising directly or indirectly from the Dodd-Frank Wall Street Reform and Consumer Protection Act and all laws, regulations requests, rules, guidelines or directives thereunder or issued in connection therewith.

“Dollar(s)” and the sign “$” mean lawful money of the United States of America.

“EBITDA” means, with respect to any Relevant Test Period and any Collateral Obligation, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Collateral Obligation (together with all add-backs and exclusions as designated in such Underlying Instrument) (or, in the case of a Collateral Obligation for which the Underlying Instruments have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Obligation, until the first Relevant Test Period after the Underlying Instruments have been executed, or as otherwise determined in good faith by the Servicer in accordance with the Servicing Standard). In any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable term is not defined in such Underlying Instruments or marketing materials or financial model, an amount, for the principal Obligor thereunder and any of its parents that are obligated as guarantor or co-borrower pursuant to the Underlying Instruments and any of their respective Subsidiaries for such Collateral Obligation (determined in good faith by the Servicer in accordance with the Servicing Standard on a consolidated basis without duplication in accordance with Appropriate Accounting Principles (and also on a pro forma basis as determined in good faith by the Servicer in accordance with the Servicing Standard in case of any acquisitions)) equal to earnings from continuing operations for such period plus, in each case to the extent deducted in determining earnings from continuing operations for such period, interest expense, income taxes, depreciation and amortization for such period, including amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, extraordinary, one-time and/or non-recurring losses or charges, any other customary add-backs for similarly situated obligors the Servicer deems to be appropriate in accordance with the Servicing Standard and any other item the Servicer and the Agent mutually deem to be appropriate).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution to the extent such public administrative authority or Person has the authority to exercise Write-Down and Conversion Powers.

“Effective Date” has the meaning set forth in Section 6.1.

“Effective LTV” means, with respect to any Eligible Collateral Obligation as of its origination date, the meaning of “LTV” or any comparable definition in the Underlying Instruments for such Eligible Collateral Obligation, in any case, subject to the loan amount being limited to all tranches of indebtedness that are senior in right of payment to, or pari passu in right of payment with, such Eligible Collateral Obligation. In case that “Effective LTV” or such comparable definition is not defined in such Underlying Instruments, a ratio of (i) the indebtedness of the related Obligor that is senior in right of payment to, or pari passu in right of payment with, such Eligible Collateral Obligation divided by (ii) the Enterprise Value of the related Obligor.

“Eligible Account” means (i) a segregated trust account or (ii) a segregated direct deposit account, in each case, maintained with a securities intermediary or trust company organized under the laws of the United States of America, or any of the States thereof, or the District of Columbia, having a certificate of deposit, short term deposit or commercial paper rating of at least A-1 by Standard & Poor’s and P-1 by Moody’s. In either case, such depository institution or trust company shall have been approved by the Agent, acting in its reasonable discretion, by written notice to the Borrower, U.S. Bank National Association is deemed to be a securities intermediary that is acceptable and approved by the agent.

“Eligible Collateral Obligation” means, as of its related Acquisition Date (and solely with respect to clauses (c) and (w), as of each Measurement Date), each Collateral Obligation that satisfies the following conditions (unless otherwise waived by the Agent in its sole discretion on the applicable Approval Notice):

(a)          (x) the Agent in its sole discretion has delivered an Approval Notice with respect to such Collateral Obligation or (y) such Collateral Obligation is an Automatic Approval Collateral Obligation or a Pre-Approved Collateral Obligation;

(b)          such Collateral Obligation is a Broadly Syndicated Loan, a Middle Market Loan or a Senior Secured Bond;

(c)          such Collateral Obligation is not a Defaulted Collateral Obligation;

(d)          such Collateral Obligation is not an Equity Security and is not convertible into an Equity Security at the option of the applicable Obligor or any other Person other than the Borrower; provided, that, for the avoidance of doubt, this limitation does not prohibit, limit or otherwise affect any equity or security described in this clause (d) received by the Borrower in connection with the exercise of an option, warrant, right of conversion, pre-emptive right, rights offering, credit bid or similar right in connection with the workout or restructuring of an Eligible Collateral Obligation;

(e)          such Collateral Obligation is not a Structured Finance Obligation;

(f)           such Collateral Obligation is denominated in an Eligible Currency and is not convertible by the Obligor thereof into any currency other than an Eligible Currency;

(g)          such Collateral Obligation is not a single-purpose real estate based loan (unless the related real estate is a hotel, casino or other operating company), a construction loan or a project finance loan;

(h)          such Collateral Obligation is not a lease (including a financing lease);

(i)           reserved;

(j)           such Collateral Obligation is not a trade claim;

(k)          such Collateral Obligation has a Purchase Price of at least 80%, unless otherwise approved by the Agent in its sole discretion;

(l)           the Obligor with respect to such Collateral Obligation is an Eligible Obligor;

(m)         such Collateral Obligation is not Margin Stock;

(n)          such Collateral Obligation is not a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation;

(o)          such Collateral Obligation provides for the periodic payment of cash interest other than Deferrable Collateral Obligations;

(p)          such Collateral Obligation is not subject to substantial non-credit related risk, as determined by the Servicer in accordance with the Servicing Standard, other than non-credit related risks that have previously been disclosed to the Agent during the process of obtaining an Approval Notice with respect to such Collateral Obligation;

(q)          the Underlying Instrument for which does not contain confidentiality provisions that restrict the ability of the Agent to exercise its rights under the Transaction Documents, including, without limitation, its rights to review such debt obligation or participation, the Underlying Instrument and related documents and credit approval file so long as the Agent or each Lender, as applicable, has agreed to maintain the confidentiality of such information in accordance with the provisions of such Underlying Instruments;

(r)           the acquisition of which is not in violation of Regulations T, U or X of the FRS Board;

(s)          such Collateral Obligation is capable of being transferred to and owned by the Borrower (whether directly or by means of a security entitlement) and of being pledged, assigned or novated by the owner thereof or of an interest therein (a) subject to customary qualifications for instruments similar to such Collateral Obligation, to the Agent, (b) subject to customary qualifications for instruments similar to such Collateral Obligation, to any assignee of the Agent permitted or contemplated under this Agreement, (c) subject to customary qualifications for instruments similar to such Collateral Obligation, to any Person at any foreclosure or strict sale or other disposition initiated by a secured creditor in furtherance of its security interest, and (d) subject to customary qualifications for instruments similar to such Collateral Obligation, to commercial banks, financial institutions, offshore and other funds (in each case, including transfer permitted by operation of the Uniform Commercial Code);

(t)           as of the Cut-Off Date, such Collateral Obligation, if it is a Deferring Collateral Obligation, is a Permitted PIK Loan;

(u)          the Related Security for such Collateral Obligation is primarily located in the United States or an Eligible Jurisdiction;

(v)          such Collateral Obligation has a stated maturity that does not exceed eight years from the related issuance date;

(w)         such Collateral Obligation is secured by a valid and enforceable security interest;

(x)          such Collateral Obligation is not a participation interest, other than a Participation Interest;

(y)          the initial acquisition by the Borrower of such Collateral Obligation does not result in an EU/UK Retention Deficiency; and

(z)          as of the Cut-off Date, such Collateral Obligation (other than a Recurring Revenue Loan) has a most recently reported trailing twelve-month EBITDA of $10,000,000 or greater, unless otherwise approved by the Agent in its sole discretion.

“Eligible Currency” means CADs, Dollars, Euros and GBPs.

“Eligible Currency Accounts” means the segregated trust accounts designated as “[CURRENCY] Eligible Currency Account” in the name of the Borrower subject to the Lien of the Collateral Agent for the benefit of the Secured Parties, including any sub-account thereof. For the avoidance of doubt, there shall be one Eligible Currency Account for each Eligible Currency other than Dollars.

“Eligible Currency Loan” means any Loans made in CADs, Dollars, Euros and GBPs.

“Eligible Floor Obligation” means, as of any date of determination, a Collateral Obligation (a) the interest in respect of which is paid based on a floating rate index and (b) that provides that such floating rate index is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) the floating rate index for the applicable interest period for such Collateral Obligation.

“Eligible Jurisdiction” means Australia, Canada, Germany, Austria, Belgium, Denmark, Finland, France, Norway, Spain, Ireland, Italy, Luxembourg, Portugal, Sweden, Switzerland, The Netherlands, the United Kingdom, the United States (and any state thereof) and any other jurisdiction consented to by the Agent in writing in its sole discretion.

“Eligible Obligor” means, on any day, any Obligor that (i) is a business organization (and not a natural person) that is duly organized and validly existing under the laws of, the United States, any State thereof or the District of Columbia (or any other Eligible Jurisdiction), (ii) is a legal operating entity or holding company, (iii) is not an Official Body and (iv) is not an Affiliate of, or controlled by, the Borrower, the Servicer or the Equityholder.

“Eligible Successor” means an entity (1) that is legally qualified and has the capacity to act as Servicer under this Agreement in the assumption of all of the responsibilities, duties and obligations of the Servicer under this Agreement and (2) the appointment of which will not cause either of the Borrower or the pool of Collateral Obligations to become required to register under the provisions of the 1940 Act.

“Enterprise Value” means, with respect to any Eligible Collateral Obligation as of its origination date, the meaning of “Enterprise Value” or any comparable definition in the Underlying Instruments for such Eligible Collateral Obligation. In case that “Enterprise Value” or such comparable definition is not defined in such Underlying Instruments, an amount, for the related Obligor and any of its parents that are obligated with respect to such Collateral Obligation pursuant to its Underlying Instruments and their respective subsidiaries (determined on a consolidated basis without duplication in accordance with Appropriate Accounting Principles), or in the case of any asset-based loan, the value of the applicable collateral securing such loan, in each case as determined by the Servicer in accordance with the Servicing Standard.

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or any other Official Body, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equityholder” means Antares Strategic Credit Fund, a Delaware statutory trust, together with its permitted successors and assigns.

“Equityholder Collateral Obligation” means each Collateral Obligation sold and/or contributed by the Equityholder to the Borrower pursuant to the Sale Agreement.

“Equityholder Purchased Loan Balance” means, as of any date of determination, an amount equal to (a) the Aggregate Principal Balance of all Equityholder Collateral Obligations acquired by the Borrower prior to such date minus (b) the Aggregate Principal Balance of all Equityholder Collateral Obligations (other than Warranty Collateral Obligations) distributed to or repurchased by the Equityholder or an Affiliate thereof prior to such date.

“Equity Security” means any asset that is not a Broadly Syndicated Loan, a Middle Market Loan, a Senior Secured Bond or a Permitted Investment.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Erroneous Payment” has the meaning assigned to it in Section 11.13(a).

“Erroneous Payment Notice” has the meaning assigned to it in Section 11.13(b).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.13(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.13(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Retention Requirements” means Article 6 of the EU Securitisation Regulation, including (i) any regulatory and/or implementing technical standards in relation thereto (including Chapters I, II and III and Article 22 of Delegated Regulation (EU) No 625/2014 where such provisions are applicable pursuant to the transitional provisions in Article 43(7) of the EU Securitisation Regulation) and (ii) any guidance published in relation thereto by the ESMA, the European Banking Authority, the European Commission or the European Central Bank; provided that any reference to the EU Retention Requirements shall be deemed to include any successor or replacement provisions of Article 6 of the EU Securitisation Regulation included in any European Union directive or regulation.

“EU Securitisation Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation, as amended by Regulation 2021/557 and as further amended, varied or substituted from time to time, including any implementing regulation, technical standards and official guidance related thereto, in each case as amended, varied or substituted from time to time.

“EU Transparency Requirements” means Article 7 of the EU Securitisation Regulation, including (i) any regulatory and/or implementing technical standards in relation thereto and (ii) any guidance published in relation thereto by the ESMA, the European Banking Authority, the European Commission or the European Central Bank; provided that any reference to the EU Transparency Requirements shall be deemed to include any successor or replacement provisions of Article 7 of the EU Securitisation Regulation included in any European Union directive or regulation.

“EU Transparency Requirements Satisfaction Deficiency” means that event which shall occur if:

(a)        following the Effective Date, an amendment or replacement of the EU Transparency Requirements becomes effective, which has the effect that the receipt by Relevant Recipients of Loan Reports, Investor Reports and Significant Event Reports in the forms applicable prior to such amendment or replacement of the EU Transparency Requirements becoming effective is insufficient to permit EU/UK Institutional Investor Lenders to comply with their obligations under Article 5(1)(e) of the EU Securitisation Regulation; and

(b)        the Designated Reporting Entity (i) has not agreed with the Agent (as instructed by the EU/UK Institutional Investor Lenders) in accordance with the definitions of Loan Report and/or Investor Report that they shall refer to the relevant updated form published by the ESMA and/or as otherwise required for the purpose of the EU Transparency Requirements from time to time and/or (ii) has not agreed with the parties to this Agreement to amend Section 10.27 to provide for the Designated Reporting Entity to assume such additional reporting obligations as may reasonably be necessary in order that the receipt by the Relevant Recipients of all information to be provided thereunder is sufficient to permit EU/UK Institutional Investor Lenders to comply with their obligations under Article 5(1)(e) of the EU Securitisation Regulation.

“EU/UK Institutional Investor” means a Person that is an institutional investor for the purpose of the EU Securitisation Regulation or the UK Securitisation Regulation, as determined by such Person in its sole discretion, from time to time.

“EU/UK Institutional Investor Lender” means a Lender that has notified the Borrower and the Agent in writing that it is an EU/UK Institutional Investor or that it is a party to liquidity or credit support arrangements provided by an EU/UK Institutional Investor.

“EU/UK Institutional Investor Potential Lender” means an EU/UK Institutional Investor (a) to which a Lender is contemplating assigning all or a portion of its rights and obligations under this Agreement and has given notification thereof to the Borrower, the Servicer and the Agent and (b) in respect of which the applicable conditions set out in Article XV are satisfied.

“EU/UK Originator Requirement” means the requirement which will be satisfied if, on the Effective Date:

(a)        the aggregate principal balance of all Retention Holder Originated Collateral Obligations; divided by

(b)        the aggregate principal balance of all Collateral Obligations,

in each case, held by or on behalf of the Borrower, is greater than or equal to 5%.

“EU/UK Retention Deficiency” means, as of any date of determination, an event which shall occur if the principal amount of the equity interests in the Borrower held by the Retention Holder as of such time is less than 5% of the nominal value of all Collateral (other than cash that does not constitute Principal Proceeds) as of such date.

“EURIBOR Rate” means, with respect to any Accrual Period, the greater of (a) 0.0% and (b) the rate per annum shown by the Reuters Screen (or any applicable successor page) that displays an average European Money Markets Institute Settlement Rate for deposits in Euros for a period equal to such Accrual Period as of 11:00 a.m., Brussels time, two Business Days prior to the first day of such Accrual Period; provided, that in the event no such rate is shown, the EURIBOR Rate shall be the rate per annum based on the rates at which Euro deposits for a period equal to such Accrual Period are displayed on page “EURIBOR” of the Reuters Screen (or any applicable successor page) for the purpose of displaying Euro interbank offered rates of major banks as of 11:00 a.m., Brussels time, two Business Days prior to the first day of such Accrual Period (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, further, that in the event fewer than two such rates are displayed, or if no such rate is relevant, the EURIBOR Rate shall be a rate per annum at which deposits in Euros are offered by the principal office of the Agent in Brussels, Belgium to prime banks in the euro interbank market at 11:00 a.m. (Brussels time) two Business Days before the first day of such Accrual Period for delivery on such first day and for a period equal to such Accrual Period.

“Euro”, “Euros”, “euro” and “€” mean the lawful currency of the Member States of the European Union that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time.

“Euro Loan” means each Loan made in Euros.

“Evaluation Event” means the occurrence of any of the following with respect to any Eligible Collateral Obligation other than a Broadly Syndicated Loan:

(a)          the occurrence of a Material Modification with respect to such Collateral Obligation that is not approved by the Agent, in its sole discretion;

(b)         since the Cut-Off Date, for any Middle Market Loan (other than a Recurring Revenue Loan), the Senior Net Leverage Ratio (or, in the case of a Second Lien Loan, a Total Net Leverage Ratio) related to such Collateral Obligation (x) increases by the greater of (i) 1.00x compared to the Senior Net Leverage Ratio (or Total Net Leverage Ratio, as applicable) as of the Cut-Off Date with respect to such Collateral Obligation and (ii) 20% compared to the Senior Net Leverage Ratio (or Total Net Leverage Ratio, as applicable) as of the Cut-Off Date with respect to such Collateral Obligation and (y) is above 4.5x; provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Agent may waive any Evaluation Event resulting from such implementation pursuant to this clause (b);

(c)         since the Cut-Off Date, for any Middle Market Loan (other than a Recurring Revenue Loan), the Interest Coverage Ratio related to such Collateral Obligation decreases by 20% compared to the Interest Coverage Ratio as of the Cut-Off Date with respect to such Collateral Obligation, and such ratio is below 1.5x;

(d)         since the Cut-Off Date, for any Recurring Revenue Loan, the Debt-to-Recurring Revenue Ratio related to such Collateral Obligation increases by more than 0.25x;

(e)         the related Obligor fails to deliver to the Borrower or the Servicer any annual audited financial information as required by the Underlying Instruments of such Collateral Obligation (after giving effect to any grace periods thereunder); provided that no Evaluation Event shall occur with respect to any Obligor upon a failure to deliver such audited financial information no more than two times if such audited financial information is provided to the Agent within thirty days following the Servicer’s receipt of such information; or

(f)          the related Obligor fails to deliver to the Borrower or the Servicer any quarterly unaudited financial information or other financial reporting information as required by the Underlying Instruments of such Collateral Obligation (after giving effect to any grace periods thereunder); provided that no Evaluation Event shall occur with respect to any Obligor upon a failure to deliver such unaudited financial information no more than two times if such unaudited financial information is provided to the Agent within thirty days following the Servicer’s receipt of such information.

“Event of Default” means any of the events described in Section 13.1.

“Excess Concentration Amount” means, as of any date of determination during the Revolving Period, with respect to all Eligible Collateral Obligations included in the Collateral, an amount equal to the sum, without duplication, of the following excesses determined at such time for each of the following, to be calculated by the Servicer without duplication after giving effect to any sales, purchases or substitutions on such date:

(a)         the excess, if any and without duplication, of the Aggregate Revised Collateral Obligation Amounts with respect to all Eligible Collateral Obligations that are Broadly Syndicated Loans (i) during the period beginning on the Effective Date to the six-month anniversary of the Effective Date, over 30.0% of the Excess Concentration Measure and (ii) thereafter, over 20.0% of the Excess Concentration Measure;

(b)         the excess, if any and without duplication, of the sum of the Aggregate Revised Collateral Obligation Amounts of all Second Lien Loans (other than any loan that is deemed to be a Second Lien Loan pursuant to clause (y) of the definition of such term) and Recurring Revenue Loans over 12.5% of the Excess Concentration Measure;

(c)         the excess, if any and without duplication, of the sum of the Aggregate Revised Collateral Obligation Amounts of all Second Lien Loans over 7.5% of the Excess Concentration Measure;

(d)         the excess, if any and without duplication, of the sum of the Aggregate Revised Collateral Obligation Amounts of all Collateral Obligations that are obligations of any single Obligor (other than an Obligor described in the following proviso) over 2.5% of the Excess Concentration Measure; provided that, with respect to any five Obligors, the sum of the Aggregate Revised Collateral Obligation Amounts with respect to all Eligible Collateral Obligations that are obligations of each of such Obligors may be up to 3.0% of the Excess Concentration Measure,

(e)         the excess, if any and without duplication, of the sum of the Aggregate Revised Collateral Obligation Amounts of all Collateral Obligations in any single S&P Industry Classification other than a S&P Industry Classification described in the following proviso over 10.0% of the Excess Concentration Measure; provided, that (w) the sum of the Aggregate Revised Collateral Obligation Amounts of all Collateral Obligations that are obligations of Obligors in the largest S&P Industry Classification may be up to 20.0% of the Excess Concentration Measure, (x) the sum of the Aggregate Revised Collateral Obligation Amounts of all Collateral Obligations that are obligations of Obligors in the second largest S&P Industry Classification may be up to 17.5% of the Excess Concentration Measure, (y) the sum of the Aggregate Revised Collateral Obligation Amounts of all Collateral Obligations that are obligations of Obligors in the third and fourth largest S&P Industry Classification may be up to 15.0% of the Excess Concentration Measure, and (z) the S&P Industry Classification of “Oil & Gas” may be up to 5.0% of the Excess Concentration Measure;

(f)          the excess, if any and without duplication, of the sum of the Aggregate Revised Collateral Obligation Amounts of all Collateral Obligations that are Fixed Rate Collateral Obligations and Senior Secured Bonds over 5.0% of the Excess Concentration Measure;

(g)         the excess, if any and without duplication, of the sum of the Aggregate Revised Collateral Obligation Amounts of all Collateral Obligations which (i) are denominated in an Eligible Currency other than Dollars over 25.0% of the Excess Concentration Measure or (ii) have an Obligor organized in a country other than the United States over 25.0% of the Excess Concentration Measure;

(h)         the excess, if any and without duplication, of the sum of the total commitments of all Revolving Collateral Obligations constituting Eligible Collateral Obligations and the unfunded commitments as of such date of all Delayed Drawdown Collateral Obligations constituting Eligible Collateral Obligations over 20.0% of the Excess Concentration Measure;

(i)          the excess, if any and without duplication, of the sum of the Aggregate Revised Collateral Obligation Amounts of all Deferrable Collateral Obligations over 10.0% of the Excess Concentration Measure;

(j)          the excess, if any and without duplication, of the sum of the Aggregate Revised Collateral Obligation Amounts of all Collateral Obligations that are Specified Loans as of the applicable Cut-Off Date over 35.0% of the Excess Concentration Measure;

(k)         the excess, if any and without duplication, of the sum of the Aggregate Revised Collateral Obligation Amounts of all Collateral Obligations whose Obligors have a trailing twelve month EBITDA of less than $20,000,000, as measured at the applicable Cut-Off Date, over 15.0% of the Excess Concentration Measure, but excluding any Recurring Revenue Loans;

(l)          the excess, if any and without duplication, of the sum of all Aggregate Revised Collateral Obligation Amounts of Participation Interests in Eligible Collateral Obligations over 20.0% of the Excess Concentration Measure; and

(m)        the excess, if any and without duplication, of the Aggregate Revised Collateral Obligation Amounts of all Eligible Collateral Obligations that are Covenant Lite Loans (other than (i) Broadly Syndicated Loans or (ii) any Collateral Obligations whose Obligors have a trailing twelve month EBITDA of greater than $75,000,000, as measured at the applicable Cut-Off Date) over 20% of the Excess Concentration Measure.

“Excess Concentration Measure” means (a) prior to the end of the Ramp-Up Period, the greater of (A) the Target Portfolio Amount, and (B) the sum of (w) the Aggregate Revised Collateral Obligation Amount of all Eligible Collateral Obligations, (x) all Principal Collections on deposit in the Principal Collection Account, (y) all amounts on deposit in the Unfunded Exposure Account and (z) any unused portion of the Commitments and (b) after the Ramp-up Period, the sum of (w) the Aggregate Revised Collateral Obligation Amount of all Eligible Collateral Obligations, (x) all Principal Collections on deposit in the Principal Collection Account, (y) all amounts on deposit in the Unfunded Exposure Account and (z) any unused portion of the Commitments.

“Excess Funds” means as of any date of determination and with respect to any Conduit Lender, funds of such Conduit Lender not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of (i) all of its matured and maturing commercial paper notes on such date of such determination, (ii) the principal of and interest on all of its loans outstanding on such date of such determination and (iii) and other amounts in accordance with its commercial paper notes and applicable transaction documents.

“Excluded Amounts” means (i) any amount received in the Collection Account with respect to any Collateral Obligation, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Official Body on such Collateral Obligation or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Obligation, (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Obligations which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments, (v) any amount deposited into the Collection Account in error or (vi) payments by the Obligors of indemnification obligations and reimbursements for actually incurred out-of-pocket expenses, in each case that are not received in lieu of principal, interest or fees owed under the related Underlying Instruments.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligations (other than pursuant to Section 17.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.3(f) and (d) any withholding Taxes imposed under FATCA.

“Executive Officer” means, with respect to the Borrower, the Servicer or the Equityholder, any Person included on the incumbency of the Borrower, Servicer or Equityholder, as applicable, delivered hereunder and, with respect to any other Person, the President, Executive Vice President, Vice President, chief executive officer, chief financial officer, treasurer or controller.

“Exposure Amount” means, as of any date of determination and with respect to any Variable Funding Asset, the sum of (a) in the case of a Revolving Collateral Obligation, the excess of (i) the Borrower’s maximum funding commitment thereunder over (ii) the Principal Balance of such Revolving Collateral Obligation and (b) in the case of a Delayed Drawdown Collateral Obligation, the unfunded commitment thereof. For the avoidance of doubt, the Exposure Amount in respect of a Defaulted Collateral Obligation shall be included in the calculation of the Exposure Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Collateral Obligation and such obligation has not ceased to be enforceable under the Bankruptcy Code. The Exposure Amount shall not include any commitments under any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation that have expired, terminated or been reduced to zero and shall be reduced concurrently (and upon notice thereof by the Servicer to the Agent) with each documented reduction in commitments of the Obligor under such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation.

“Exercise Notice” has the meaning set forth in Section 13.3(b).

“Extension Request” has the meaning set forth in Section 2.6.

“Facility” means the loan facility to be provided to the Borrower pursuant to, and in accordance with, this Agreement.

“Facility Amount” means initially $450,000,000 (or such greater amount as may be in effect following any Facility Increase).

“Facility Increase” means any increase in the Facility Amount pursuant to Section 2.9, together with any borrowing of a Term Loan following the Effective Date pursuant to Section 2.1.

“Facility Termination Date” means the earlier of (i) January 19, 2029, or such later date as extended pursuant to Section 2.6 and (ii) the effective date on which the facility hereunder is terminated pursuant to Section 13.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any period, the greater of (a) 0.0% and (b) a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means, the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter and Side Letter” has the meaning set forth in Section 8.4.

“Fees” has the meaning set forth in Section 8.4.

“FILO Loan” means a commercial loan that (x) meets all the characteristics of a First Lien Loan but for the fact that, with respect to clause (i) of the definition of First Lien Loan, such loan may also be (or may also by its terms become) subordinate in right of payment to one or more First Lien Loans of the Obligor (other than Permitted Obligor Indebtedness) where such subordination becomes effective solely upon the occurrence of a default or event of default by the Obligor and (y) as of the related Cut-Off Date, the total Tranche Size of all First Out Loans (other than Permitted Obligor Indebtedness) repayable ahead of the FILO Loan shall be less than 25% of the sum of the total Tranche Sizes of such First Out Loans and such FILO Loan.

“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Loan” means any commercial loan that (i) is not (and is not expressly permitted by its terms to become) contractually subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Obligor Indebtedness, customary waterfall provisions contained in the applicable loan agreement or indenture or with respect to trade claims, capitalized leases or similar obligations), (ii) is secured by a pledge of specified collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to customary exceptions for permitted liens, including but not limited to tax liens) or (b)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Permitted Obligor Indebtedness under Applicable Law and proceeds of any of the foregoing and (2) validly perfected and first priority (subject to customary exceptions for permitted liens, including but not limited to tax liens) in all other collateral under Applicable Law, and (iii) the value of the collateral securing the loan (including based on enterprise value) on or about the related Acquisition Date together with other attributes of the Obligor (including its general financial condition, ability to generate cash flow available for debt service and demands for that cash flow) is adequate (in the good faith judgment of the Servicer) to repay the outstanding principal balance of the loan in accordance with its terms and to repay the aggregate outstanding balances of all other loans of equal or higher seniority secured by a valid first-priority security interest or lien in, to or on the same collateral.

“First Out Loan” means any First Lien Loan that, in any bankruptcy, reorganization, arrangement, insolvency, moratorium, post-event of default scenario or liquidation proceedings, is senior in right of payment to (and documented under the same Underlying Instruments as senior in right of payment to) a FILO Loan of the same Obligor.

“Fitch” means Fitch Ratings, Inc., Fitch Ratings Ltd. and their subsidiaries, including Derivative Fitch Inc. and Derivative Fitch Ltd. and any successor thereto.

“Fixed Rate Collateral Obligation” means any Collateral Obligation that bears a fixed rate of interest.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR. For the avoidance of doubt the initial Floor for Term SOFR shall be zero.

“Foreign Currency Loan Amount” means, on any Measurement Date, the sum of (a) the equivalent in Dollars of the aggregate principal amount of all Loans denominated in Euros outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate plus (b) the equivalent in Dollars of the aggregate principal amount of all Loans denominated in GBPs outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate plus (c) the equivalent in Dollars of the aggregate principal amount of all Loans denominated in CADs outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate, in each case, after giving effect to all repayments of Loans and the making of new Loans on such date.

“Foreign Currency Sublimit” means, on any date of determination, an amount equal to the product of (i) 25.0% multiplied by (ii) the then-current Facility Amount on such date.

“Foreign Lender” means a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“FRS Board” means the Board of Governors of the Federal Reserve System and, as applicable, the staff thereof.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would have an adverse effect on any Lender and (a) increase or extend the term of the Commitments (other than an increase in the Commitment of another Lender or the addition of a new Lender) or change the Facility Termination Date, (b) extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder, in each case owing to such Lender, (c) reduce the amount of any such payment of principal or interest owing to such Lender, (d) reduce the rate at which interest is payable to such Lender or any fee is payable hereunder to such Lender, excluding in each case, any such reduction as a result of a full or partial waiver of interest or fees accruing at a default rate imposed during an Event of Default or as a result of a waiver of an Event of Default, (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 2.4(a), Section 8.3, or Section 17.2 or any related definitions or provisions in a manner that would alter the effect of such Sections, (g) modify the definition of “Required Lenders” or “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (h) modify the definition of the terms “Advance Rate”, “Borrowing Base”, “Broadly Syndicated Loan”, “Eligible Collateral Obligation”, “Eligible Jurisdiction”, “Excess Concentration Amount”, “Facility Termination Date”, “First Lien Loan”, “Second Lien Loan”, “First Out Loan”, “FILO Loan”, “Middle Market Loan”, “Recurring Revenue Loan” or “Fundamental Amendment”, or any defined term used therein, in each case in a manner which would have the effect of making more credit available to the Borrower, or make such provision less restrictive on the Borrower in any other material fashion, (i) extend the Revolving Period or (j) modify the form or details of the Monthly Report in a manner that reduces the reporting requirements. For the avoidance of doubt, no changes with respect to a Benchmark Replacement (or the replacement of any other Benchmark) or to the funding mechanics with respect to any new currency will constitute a Fundamental Amendment.

“Funding Date” means any Loan Date or any Reinvestment Date, as applicable.

“FX Evaluation Date” means (a) each Funding Date, (b) each Reporting Date and (c) the date on which any Event of Default occurs.

“FX Reallocation Notice” has the meaning set forth in Section 2.2(d)(ii).

“GBP” means the lawful currency for the time being of the United Kingdom.

“GBP Business Day” means a day except (a) a Saturday, (b) a Sunday, or (c) any day on which banks are closed for general business in London.

“GBP Loan” means each Loan made in GBP.

“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedge Breakage Costs” means, with respect to each Hedge Counterparty upon the early termination of any Hedge Transaction with such Hedge Counterparty, the net amount, if any, payable by the Borrower to such Hedge Counterparty for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Counterparty” means (a) Société Générale and its Affiliates and (b) any other entity that (i) on the date of entering into any Hedge Transaction (x) is an interest rate swap dealer that has been approved in writing by the Agent, and (y) has a long-term unsecured debt rating of not less than “A” by S&P, not less than “A2” by Moody’s and not less than “A” by Fitch (if such entity is rated by Fitch) (the “Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s and not less than “Fl” by Fitch (if such entity is rated by Fitch) (the “Short-term Rating Requirement”), and (ii) in a Hedging Agreement (x) consents to the assignment hereunder of the Borrower’s rights under the Hedging Agreement to the Agent on behalf of the Secured Parties and (y) agrees that in the event that Moody’s, S&P or Fitch reduces its long-term unsecured debt rating below the Long-term Rating Requirement or reduces it short-term debt rating below the Short-term Rating Requirement, it shall either collateralize its obligations in a manner reasonably satisfactory to the Agent, or transfer its rights and obligations under each Hedging Agreement (excluding, however, any right to net payments or Hedge Breakage Costs under any Hedge Transaction, to the extent accrued to such date or to accrue thereafter and owing to the transferring Hedge Counterparty as of the date of such transfer) to another entity that meets the requirements of clauses (b)(i) and (b)(ii) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

“Hedge Transaction” means each interest rate swap, index rate swap or interest rate cap transaction or comparable derivative arrangement between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 10.6 and is governed by a Hedging Agreement.

“Hedging Agreement” means the agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 10.6, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction or a “Confirmation” that incorporates the terms of such a “Master Agreement” and “Schedule.”

“Increased Costs” means collectively, any increased cost, loss or liability owing to the Agent and/or any other Affected Person under Article V of this Agreement.

“Incurrence Covenant” means a covenant by any Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of such Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Incremental Commitment” means any Facility Increase (as defined herein).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Appropriate Accounting Principles: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (iii) the net obligations of such Person under any Swap Contract, (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business, in each case, not past due for more than ninety days after the date on which such trade account payable was created and (y) obligations relating to clearing and settling purchases and sales of securities, in each case not past due more than five Business Days after such purchase or sale), (v) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (vi) all capital leases and synthetic lease obligations, (vii) all commitments of such Person to make an investment in another Person or to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all obligations of such Person to post margin or collateral (however characterized) under any prime brokerage, securities account, options or similar agreements, (ix) any other obligation of such Person that would constitute senior securities representing indebtedness under the Investment Company Act and (x) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the swap termination value thereof as of such date. The amount of any capital lease or synthetic lease obligation as of any date shall be deemed to be the amount of attributable indebtedness in respect thereof in accordance with Appropriate Accounting Principles as of such date.

“Indemnified Amounts” has the meaning set forth in Section 16.1.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 16.1.

“Independent Accountants” means a firm of nationally recognized independent certified public accountants.

“Independent Manager” means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Global Securitization Services, LLC, Lord Securities Corporation, TMF Group or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company reasonably approved by the Agent, in each case that is not an Affiliate of the Borrower (except to the extent that it would constitute an Affiliate by virtue of employing an Independent Manager of the Borrower, the Equityholder or an Affiliate of the Borrower or the Equityholder) and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has not been for a period of five years prior to serving as an Independent Manager, and will not while serving as Independent Manager be, any of the following:

(a)          a member, partner, manager, director, officer or employee of the Borrower, the Equityholder, or any of their respective Affiliates (other than as an Independent Manager of the Borrower or an Affiliate of the Borrower; provided that (A) such Independent Manager is employed by a company that routinely provides professional Independent Managers or managers in the ordinary course of its business and (B) the same natural person may not serve as Independent Manager of the Borrower and the Equityholder);

(b)          a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Equityholder, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers and other corporate services to the Borrower, the Equityholder or any of their respective Affiliates in the ordinary course of its business);

(c)          an immediate family member of any such member, partner, manager, director, officer, employee, creditor, supplier or service provider; or

(d)          a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

“Information Package” means, (x) with respect to each Eligible Collateral Obligation that is a Middle Market Loan, the following information (to the extent reasonably accessible): (i) legal Borrower name and up to date legal documentation consisting of the applicable loan and servicing agreement and all amendments; (ii) most recent due diligence reports prepared by any third party (including domicile of Obligor); (iii) most recent Servicer investment committee memo; (iv) most recent two years of audited financial statements of the related Obligor; (v) most recent company forecast with capital expenditure plans; (vi) most recent shareholding pattern and details of management team, (vii) details of outstanding banking facilities and debt maturity schedule and (viii) such other information reasonably available to the Servicer as the Agent may reasonably request and (y) with respect to each Eligible Collateral Obligation that is a Broadly Syndicated Loan, the following information (to the extent requested by the Agent and reasonably accessible): (i) most recent lender presentation; (ii) most recent two years of audited financials of the related Obligor (or, in the case of an acquisition financing, the most recently available financial statements for the applicable target company); and (iii) most recent credit agreement.

“Initial Facility Amount” means $450,000,000.

“Insolvency Event” means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 75 days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or such Person shall admit in writing its inability to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning given such term in the UCC.

“Interest” means, with respect to any period, the daily interest accrued on Loans during such period as provided for in ARTICLE III.

“Interest Collections” means, with respect to the Collateral following the applicable Cut-Off Date, (i) all payments and collections received by the Borrower in its capacity as lender and attributable to interest on any Collateral Obligation or other Collateral, including scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Collateral Obligation or other Collateral and all payments attributable or allocable as provided in the definition of “Principal Balance” to deferred or capitalized interest, (ii) any commitment, ticking, upfront, underwriting, origination or amendment fees received in respect of any Collateral Obligation (including any proceeds received by the Borrower as a result of exercising any Warrant Asset at any time), (iii) all payments received by the Borrower pursuant to any Hedging Agreement that is an interest rate swap or index rate swap transaction and (iv) the earnings on Interest Collections and Principal Collections in the Collection Account that are invested in Permitted Investments, in each case other than Retained Collateral Interests.

“Interest Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) with the account number as set forth in the Account Control Agreement, which is created and maintained on the books and records of the Securities Intermediary entitled “Interest Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Interest Coverage Ratio” means with respect to any Collateral Obligation for any Relevant Test Period, either (a) the meaning of “Interest Coverage Ratio” or comparable definition set forth in the Underlying Instruments for such Collateral Obligation, or (b) in the case of any Collateral Obligation with respect to which the related Underlying Instruments do not include a definition of “Interest Coverage Ratio” or comparable definition, the ratio of (i) EBITDA for the applicable Relevant Test Period to (ii) Cash Interest Expense of such Obligor in respect of such Indebtedness for such Relevant Test Period, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Underlying Instruments.

“Interest Rate” means, for any Accrual Period and any Loan, a rate per annum equal to the sum of (a) the Applicable Margin and (b) the Base Rate for such Accrual Period and such Lender.

“Investor Report” means a quarterly investor report in the form published as of the date of this Agreement on the website https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=OJ:L:2020:289:FULL&from=EN as Annex XII (or, to the extent agreed with the Agent (as instructed by the EU/UK Institutional Investor Lenders), any updated form published by the ESMA and/or as otherwise required under the EU Securitisation Regulation by any applicable Competent Authority from time to time).

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Lender” means each Conduit Lender, each Committed Lender, each Uncommitted Lender, each Revolving Lender, each Multicurrency Lender, each Dollar Lender and each Term Lender, as the context may require.

“Lender Agent” has the meaning set forth in the Preamble.

“Lender Group” means each Lender and related Lender Agent from time to time party hereto.

“Lien” means any security interest, lien, charge, pledge, preference or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law; provided that “Lien” does not include (i) customary restrictions on assignments or transfers thereof on customary and market based terms pursuant to the Underlying Instruments relating to any Collateral Obligation or (ii) in the case of any Equity Securities, customary drag-along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from, any Conduit Lender in order to provide liquidity support for such Conduit Lender’s Loans hereunder.

“Liquidity Bank” means the Person or Persons who provide liquidity support to any Conduit Lender pursuant to a Liquidity Agreement in connection with the issuance by such Conduit Lender of commercial paper notes.

“Loan” means a Revolving Loan or a Term Loan.

“Loan Date” has the meaning set forth in Section 2.1(a).

“Loan Report” means a quarterly loan level disclosure report in the form published as of the date of this Agreement on the website https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=OJ:L:2020:289:FULL&from=EN as Annex IV (or, to the extent agreed with the Agent (as instructed by the EU/UK Institutional Investor Lenders), any updated form published by the ESMA and/or as otherwise required under the EU Securitisation Regulation by any applicable Competent Authority from time to time).

“Loan Request” has the meaning set forth in Section 2.2(a).

“Maintenance Covenant” means a covenant by any Obligor to comply with one or more financial covenants during each reporting period (but not more frequently than quarterly), whether or not such Obligor has taken any specified action.

“Majority Lenders” means, at any time, the Lender or Lenders (other than Defaulting Lenders) holding, collectively, more than 50% of the aggregate Commitments.

“Margin Stock” means “Margin Stock” as defined under Regulation U issued by the FRS Board.

“Market Value” means, with respect to any Collateral Obligation that is a Broadly Syndicated Loan, at any date of determination thereof selected by the Agent, an amount, expressed as a percentage, equal to a bid-side quote recently quoted by Mark-it Partners as of a recent date and unexpired (or, if a recent and unexpired bid-side quote from Mark-it Partners is not available but recent and unexpired bid-side quotes are available from Loan Pricing Corporation or Interactive Data Corporation, the higher of such quotes) obtained by the Agent and notified to the Borrower and the Servicer; provided that, if either the Borrower or the Agent in its respective commercially reasonable discretion determines that any quote obtained under this definition is not representative of current trading values for such Collateral Obligation, the Borrower and the Agent shall cooperate in good faith to agree on an alternative quotation source to be used in calculating Market Value with respect to such Collateral Obligation.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, financial condition, or business of the Borrower or the Servicer taken as a whole; (b) the ability of the Borrower or the Servicer to perform its obligations under this Agreement or any of the other Transaction Documents to which it is a party; (c) the validity or enforceability of this Agreement, any of the other Transaction Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; or (d) the rights or remedies of the Borrower under the Collateral Obligations taken as a whole.

“Material Modification” means any amendment, waiver, modification of or supplement to any Eligible Collateral Obligation entered into after the related Cut-Off Date which:

(i)        reduces or forgives any or all of the principal amount due under such Collateral Obligation;

(ii)       delays or extends the stated maturity date for such Collateral Obligation; provided that if such Collateral Obligation is not currently subject to an Evaluation Event, maturity extensions of two years or less shall not be considered Material Modifications;

(iii)      reserved;

(iv)      other than as permitted by the Underlying Instruments, waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Collateral Obligation (other than any deferral or capitalization already allowed by the terms of any Deferrable Collateral Obligation as of the date such Collateral Obligation is added to the Collateral), or reduces the spread or coupon with respect to such Collateral Obligation; provided that such spread or coupon reduction shall not be a Material Modification if the Servicer does not view the spread reduction as a result of deterioration in credit-worthiness of the underlying Obligor;

(v)       contractually or structurally subordinates such Collateral Obligation by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the Underlying Instruments for such Loan or such comparable definition if “permitted liens” is not defined therein) on any of the Related Property securing such Collateral Obligation; or

(vi)      substitutes, alters or releases the underlying collateral securing such Collateral Obligation and any such substitution, alteration or release, as determined in the reasonable discretion of the Agent, materially and adversely affects the value of such Eligible Collateral Obligation; provided that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the related Obligor accompanied by a mandatory reinvestment of net proceeds or mandatory repayment of the related loan facility with the net proceeds; or

provided that, for the avoidance of doubt, “Material Modification” shall not include any change to the base rate in respect of a Collateral Obligation from libor, SOFR, CORRA, CDOR or SONIA to an alternative rate, including any applicable spread or payment frequency or date adjustments thereto that in the Servicer’s commercially reasonable judgment is consistent with the successor for libor, SOFR, CORRA, CDOR or SONIA.

“Maximum Portfolio Advance Rate” means, as of any date of determination, the lower of (i) the Portfolio Weighted Average Advance Rate and (ii) the applicable Weighted average Advance Rate on such date of determination set forth below:

Portfolio Diversity Score	Maximum Weighted average Advance Rate
< 8	50%
≥ 8 and < 10	65%
≥ 10	70%

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of all Eligible Collateral Obligations included in the Collateral is less than or equal to eight years, decreasing linearly based on the number of days elapsed since the Effective Date.

“Measurement Date” means each of the following, as applicable: (i) the Effective Date; (ii) each Reporting Date with respect to a Determination Date, (iii) each Funding Date; (iv) the date of any repayment or prepayment pursuant to Section 2.4; (v) two Business Days following the date that the Servicer has actual knowledge of the occurrence of any Evaluation Event with respect to any Collateral Obligation and the final determination of the revised Advance Rate; (vi) the date of any optional repurchase or substitution pursuant to Section 7.11; (vii) the date of any Optional Sale; and (viii) the date of any distribution made pursuant to Section 10.16.

“Middle Market Loan” means any Collateral Obligation that is not a Broadly Syndicated Loan or a Senior Secured Bond.

“Minimum Commitment Usage” means, the sum of (i) the product of (x) the Initial Facility Amount and (y) (1) during the period from and including the Effective Date to but excluding the six-month anniversary of the Effective Date, 0%, (2) during the period from and including the six-month anniversary of the Effective Date to but excluding the nine-month anniversary of the Effective Date, 50% and (3) thereafter, 65.0%, and (ii) the product of (x) any Incremental Commitments and (y) (1) during the period from and including the date of the Facility Increase applicable to such Incremental Commitment but excluding the six-month anniversary of the date of the Facility Increase applicable to such Incremental Commitment, 0%, (2) during the period from and including the six-month anniversary of the date of the Facility Increase applicable to such Incremental Commitment to but excluding the nine-month anniversary of the date of the Facility Increase applicable to such Incremental Commitment, 50% and (3) after the nine-month anniversary of the date of the Facility Increase applicable to such Incremental Commitment, 65.0%.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any day of determination, if the Weighted Average Spread of all Eligible Collateral Obligations included in the Collateral on such day is equal to or greater than 3.75%.

“Monthly Report” means a report prepared by the Collateral Administrator, on behalf of the Borrower, substantially in the form of Exhibit D.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multicurrency Lender” means the Persons executing this Agreement (or an assignment hereof in accordance with Article XV) in the capacity of a “Multicurrency Lender”.

“Note” means a promissory grid note, in the form of Exhibit A-1, made payable to a Lender Agent or its registered assigns, on behalf of the related Lenders.

“Note Agent” has the meaning set forth in Section 14.1.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all obligations (monetary or otherwise) of the Borrower to the Lenders, the Lender Agents, the Collateral Agent, the Collateral Administrator, the Document Custodian, the Agent or any other Affected Person or Indemnitee arising under or in connection with this Agreement, the Notes and each other Transaction Document.

“Obligor” means any Person that owes payments under any Collateral Obligation and, solely for purposes of calculating the Excess Concentration Amount pursuant to clause (c) of the definition thereof, any Obligor that is an Affiliate of another Obligor shall be treated as the same Obligor.

“Officer’s Certificate” means a certificate signed by an Executive Officer.

“Official Body” means any government or political subdivision or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Operating Lease Implementation” means the implementation by an Obligor of IFRS 16/ASC 842.

“Opinion of Counsel” means a written opinion of independent counsel reasonably acceptable in form and substance and from counsel reasonably acceptable to the Agent.

“Optional Sale” has the meaning set forth in Section 7.10.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in the Obligations or any Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Loan Amount” means, as of any date of determination, an amount equal to the aggregate principal balance of all Loans outstanding (and not repaid) under this Agreement.

“Participant” has the meaning set forth in Section 15.5(a).

“Participant Register” has the meaning set forth in Section 15.5(d).

“Participation Interest” means a participation interest in a Collateral Obligation sold from any Selling Institution to the Borrower that would, at the time of acquisition or the Borrower’s commitment to acquire the same, satisfy each of the following criteria: (a) the loan underlying such participation would constitute a Collateral Obligation were it acquired directly, (b) the Selling Institution is the lender on the loan, (c) the aggregate participation in the loan does not exceed the principal amount or commitment with respect to which the Selling Institution is a lender under such loan, (d) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the Selling Institution holds in the loan or commitment that is the subject of the participation, (e) the entire purchase price for such participation is paid in full at the time of its acquisition (without the benefit of financing from the Selling Institution or its affiliates) at the time of the Borrower’s acquisition (or, to the extent of a participation in the unfunded commitment under a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, at the time of the funding of such loan), (f) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation and (g) such participation is documented under an LSTA, a Loan Market Association or a similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“Payment Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) with the account number as set forth in the Account Control Agreement, which is created and maintained on the books and records of the Securities Intermediary entitled “Payment Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Permitted Investment” means, at any time:

(a)        direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b)        demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent or the Agent or any Lender Agent acting in its commercial capacity); provided, that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;

(c)        commercial paper that (i) is payable in an Eligible Currency and (ii) is rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s; or

(d)        shares or other securities of non-United States registered money market funds which funds have, at all times, credit ratings of “Aaa-mf” by Moody’s and “AAAm” by Standard & Poor’s.

Permitted Investments may be purchased by or through the Collateral Agent or any of its Affiliates. All Permitted Investments shall be held in the name of the Securities Intermediary. No Permitted Investment shall have an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript affixed to its Standard & Poor’s rating. Any such investment may be made or acquired from or through the Collateral Agent or the Agent or any of their respective affiliates, or any entity for whom the Collateral Agent or the Agent or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition).

“Permitted Lien” means (i) the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) Liens for Taxes and mechanics’ or suppliers’ liens for services or materials supplied, in either case, not yet due and payable and for which adequate reserves have been established in accordance with Appropriate Accounting Principles, (iii) judgment Liens not constituting an Event of Default hereunder, (iv) as to Related Security (1) the Lien in favor of the Borrower herein and (2) any Liens on the Related Security permitted pursuant to the applicable Underlying Instruments or that are otherwise reasonable or customary for loans similar to such Collateral Obligation, (v) as to agented loans, Liens in favor of the agent on behalf of all the lenders of the related Obligor, (vi) Liens arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (vii) as to any Account, customary Liens in favor of the Securities Intermediary to the extent permitted in the Account Control Agreement, (viii) Liens in favor of any purchaser of a Collateral Obligation if such Collateral Obligation has been sold by the Borrower for cash consideration and (a) such cash consideration has been deposited into the Collection Account, (b) the transfer of such Collateral Obligation has not been or cannot be completed and (c) the Borrower has settled such sale as a participation or similar arrangement (including settlement as a participation pending transfer) and (ix) Liens in favor of Hedge Counterparties. Notwithstanding the preceding sentence, no Lien for any Indebtedness other than the Obligations will be a Permitted Lien.

“Permitted PIK Loan” means a Deferrable Collateral Obligation that provides for and is currently paying periodic payments of interest thereon in cash no less frequently than semiannually and the portion of interest being paid in cash under the terms of the related Underlying Instruments results in the outstanding principal amount of such Collateral Obligation having an effective rate of current interest paid in cash on such day of not less than (i) if such Collateral Obligation is a fixed rate loan, 2.50% per annum over the Benchmark relating to the Eligible Currency of such Collateral Obligation or (ii) otherwise, 2.50% per annum over the applicable index rate.

“Permitted Obligor Indebtedness” means, in respect of an Obligor and a Collateral Obligation, Indebtedness that (i) is secured by all or a portion of the assets of the related Obligor and (ii) has a ratio of the maximum aggregate principal amount outstanding or available to be drawn under the applicable underlying instruments to EBITDA of such Obligor (based on the most recently available quarterly financial statements of such Obligor received by the Borrower on or prior to the Cut-Off Date for the related Collateral Obligation) not greater than 1.00x or, with respect to any Collateral Obligation, such greater amount as the Agent may permit with respect to such Collateral Obligation in its sole discretion.

“Permitted RIC Distribution” means distributions to the Equityholder (from the Collection Account or otherwise) to the extent required to allow the Equityholder to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Equityholder in or with respect to any taxable year of the Equityholder (or any calendar year, as relevant); provided that, (a) no Tier One Default has occurred and is continuing, (b) the Borrower has provided to the Agent no less than two (2) Business Days’ prior written notice of such distribution (which in the case of any Permitted RIC Distribution made pursuant to Section 8.3 shall be deemed satisfied by delivery of the Monthly Report related to the applicable Distribution Date) and (c) Section 10.16 is satisfied in connection with such distribution; provided further that, the aggregate amount of all such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Equityholder shall not exceed 115.0% of the amounts that the Borrower would have been required to distribute to the Equityholder in respect of such taxable year (or calendar year, as relevant) to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year; (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto); and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of the foregoing clause (i), clause (ii) or clause (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code. Notwithstanding anything herein to the contrary, after the occurrence and during the continuation of a Tier Two Event of Default, Permitted RIC Distributions shall be permitted pursuant to Section 8.3(a)(i) from Interest Collections only; provided that, no Tier One Event of Default has occurred and is continuing and the amount of Permitted RIC Distributions made in any calendar quarter during the continuation of a Tier Two Event of Default shall not, without the consent in writing by the Agent in its sole discretion and the Required Lenders, exceed the lower of (1) $1,500,000 and (2) one-fourth of the amount permitted under the 115.0% limitation set forth in the foregoing proviso. “Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Portfolio Weighted Average Advance Rate” means the weighted average of the Advance Rates with respect to each of the Eligible Collateral Obligations, provided that such weighted average shall be calculated, for the avoidance of doubt, using the Collateral Obligation Amount for each such Eligible Collateral Obligation.

“Pre-Approved Collateral Obligation” means any asset set forth on Schedule 6 which schedule specifies, as to each listed asset, (a) all of the information set forth in an Asset Approval Request, (b) the time period during which the Borrower may purchase such asset (which, unless otherwise specified shall be sixty (60) days after the Effective Date) and (c) that, to its knowledge, there has been no material adverse change (including the occurrence of an Evaluation Event or Material Modification) to such asset from the date it was delivered to the Agent for inclusion on Schedule 5 and the date on which such asset was purchased by the Borrower.

“Prepayment Fee” has the meaning assigned to such term in the Fee Letter and Side Letter.

“Prepayment Fee Termination Event” has the meaning assigned to such term in the Fee Letter and Side Letter.

“Prime Rate” means, for any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If The Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, then the Agent in its reasonable discretion may select a comparable index or source to use as the basis for the Prime Rate.

“Principal Balance” means with respect to any Collateral Obligation and as of any date, (a) if such Collateral Obligation is denominated and payable in Dollars, the outstanding principal balance of such Collateral Obligation, and (b) if such Collateral Obligation is denominated and payable in any Eligible Currency other than Dollars, the equivalent in Dollars (as determined by the Servicer using the Applicable Conversion Rate) of the outstanding principal balance of such Collateral Obligation, in each case exclusive of (i) any deferred or capitalized interest on any Deferrable Collateral Obligation that accrues after the applicable Cut-Off Date and (ii) any unfunded commitments with respect to any Variable Funding Asset; provided, that for purposes of calculating the “Principal Balance” of any Deferrable Collateral Obligation, principal payments received on such Collateral Obligation shall first be applied to reducing or eliminating any outstanding deferred or capitalized interest.

“Principal Collections” means any and all amounts of collections received by the Borrower with respect to the Collateral other than Interest Collections and Excluded Amounts, including (but not limited to) (i) all collections attributable to principal on such Collateral and (ii) all Repurchase Amounts, in each case other than Retained Collateral Interests.

“Principal Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) with the account number as set forth in the Account Control Agreement, which is created and maintained on the books and records of the Securities Intermediary entitled “Principal Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).

“Pro Rata Share” means, with respect to a Lender, the percentage obtained by dividing the Commitment of such Lender (as determined pursuant to the definition of Commitment) by the aggregate Commitments of all the Lenders (as determined pursuant to the definition of Commitment).

“Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Price” as of any date of determination, (x) for Middle Market Loans and Senior Secured Bonds (a) with respect to any Collateral Obligation acquired by the Borrower in connection with its primary origination (and, in each case, within 120 days of such origination) for a purchase price (as a percentage of par) equal to or greater than 97%, 100%, and (b) with respect to any other Collateral Obligation, the actual price paid by the Borrower for such Collateral Obligation expressed as a percentage of par, and (y) for Broadly Syndicated Loans, initially, the purchase price (as a percentage of par), and thereafter the Market Value of such Collateral Obligation, provided that the Market Value shall be updated no less than weekly, provided further that the Purchase Price of such Collateral Obligation shall be capped at the greater of 100% and the initial purchase price (as a percentage of par).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 17.22.

“Ramp-Up Period” means the period commencing on the Effective Date and ending on January 17, 2025.

“Rating Agencies” means Standard & Poor’s, Moody’s, Fitch and any other rating agency that has been requested to issue a rating with respect to the commercial paper notes issued by any Conduit Lender.

“Recipient” means (a) the Agent, (b) any Lender Agent, (c) any Lender and (d) any other recipient of a payment hereunder.

“Records” means the Collateral Obligation File for any Collateral Obligation and all other documents, books, records and other information prepared and maintained by or on behalf of the Borrower with respect to any Collateral Obligation and the Obligors thereunder, including all documents, books, records and other information prepared and maintained by the Borrower or the Servicer with respect to such Collateral Obligation or Obligors.

“Recurring Revenue” means the definition of annualized recurring revenue used in the Underlying Instruments for each such Eligible Collateral Obligation, or any comparable term for “Revenue”, “Recurring Revenue” or “Adjusted Revenue” in the Underlying Instruments for each such Eligible Collateral Obligation or if there is no such term in the Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues identified by the Servicer (including, without limitation, software as a service subscription revenue), of the related obligor and any of its parents or subsidiaries that are obligated with respect to such Eligible Collateral Obligation pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with Appropriate Accounting Principles).

“Recurring Revenue Loan” means a First Lien Loan that is issued to an Obligor that provides software and technology services, healthcare information technology or digital infrastructure and related services and (i) is structured based on a multiple of the related Obligor’s Recurring Revenue, and (ii) requires the Obligor to comply with a maximum Debt-to-Recurring Revenue Ratio or minimum Recurring Revenue financial covenant.

“Reference Time” means, with respect to any setting of the then-current Benchmark, (i) if such Benchmark is based on Term SOFR, then two Business Days prior to such setting, or (ii) in the case of any other Benchmark, the time determined by the Agent in its reasonable discretion in accordance with generally accepted market standards.

“Reinvestment” has the meaning given in Section 8.3(b).

“Reinvestment Date” has the meaning given in Section 8.3(b).

“Reinvestment Request” has the meaning given in Section 8.3(b).

“Related Property” means, with respect to a Collateral Obligation, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation, including, without limitation, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all Warrant Assets with respect to such Collateral Obligation and all proceeds from any sale or other disposition of such property or other assets.

“Related Security” means, with respect to each Collateral Obligation:

(a)        any Related Property securing a Collateral Obligation, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Loan Date and all liquidation proceeds thereof;

(b)        all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c)        all Collections with respect to such Collateral Obligation and any of the foregoing;

(d)        any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Obligation, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e)        all Records with respect to such Collateral Obligation and any of the foregoing; and

(f)         all recoveries and proceeds of the foregoing.

“Relevant Governmental Body” means:

(a)        with respect to a Benchmark Replacement in respect of Loans denominated in United States dollars, the Federal Reserve Board, the NYFRB or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or, in each case, any successor thereto;

(b)        with respect to a Benchmark Replacement in respect of Loans denominated in CAD, the Bank of Canada / la Banque du Canada, or a committee officially endorsed or convened by the Bank of Canada / la Banque du Canada or, in each case, any successor thereto; and

(c)        with respect to a Benchmark Replacement in respect of Loans denominated in any other Eligible Currency:

(i)          the central bank for the Eligible Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement, or

(ii)         any working group or committee officially endorsed or convened by: (w) the central bank for the currency in which such Benchmark Replacement is denominated, (x) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (y) a group of those central banks or other supervisors or (z) the Financial Stability Board or any part thereof.

“Relevant Test Period” means, for all purposes of this Agreement requiring the calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio, Interest Coverage Ratio, LTV, Debt-to-Recurring Revenue Ratio or EBITDA, the relevant test period for such calculation set forth in the applicable Underlying Instruments with respect to the applicable Collateral Obligation or, if no such period is provided for therein, or an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall be determined by the Servicer in its commercially reasonable discretion and in accordance with the Servicing Standard, provided further that at any time thereafter, each such calculation shall be made on the first day of each fiscal quarter utilizing the most recent financial information of the Obligors received by the Borrower at least fifteen (15) days prior to such date and such calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio, Interest Coverage Ratio, LTV, Debt-to-Recurring Revenue Ratio or EBITDA shall be deemed to remain the same for each day of such fiscal quarter (other than to the extent a provision of this Agreement requires a calculation after giving effect to a sale or acquisition of a Collateral Obligation, in which case such sale or acquisition shall be the only adjustment required to be taken into account).

“Replacement Hedging Agreement” means one or more Hedging Agreements, which in combination with all other Hedging Agreements then in effect, after giving effect to any planned cancellations of any presently outstanding Hedging Agreements satisfy the Borrower’s covenant contained in Section 10.6, of this Agreement to maintain Hedging Agreements.

“Reporting Date” means one (1) Business Day prior to the 29th calendar day of each calendar month, commencing in April 2024.

“Reporting Deadline” has the meaning assigned to such term in Section 10.27(a)(i).

“Reporting Website” means the reporting website of the agent appointed by the Designated Reporting Entity in accordance with Section 10.27.

“Repurchase Amount” means, for any Warranty Collateral Obligation for which a payment or substitution is being made pursuant to Section 7.11 as of any time of determination, the sum of (i) an amount equal to the purchase price multiplied by the Revised Collateral Obligation Amount paid by the Borrower for such Collateral Obligation (excluding purchased accrued interest and original issue discount) less all payments of principal received in connection with such Collateral Obligation since the date it was added to the Collateral, (ii) any accrued and unpaid interest thereon since the last Distribution Date and (iii) all Hedge Breakage Costs owed to any relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement, incurred in connection with such payment or repurchase and the termination of any Hedge Transactions in whole or in part in connection therewith.

“Repurchased Collateral Obligation” means, with respect to any Accrual Period, any Collateral Obligation as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Borrower or the Servicer, as applicable, on or before the immediately prior Reporting Date and any Collateral Obligation purchased by the Equityholder pursuant to the Sale Agreement as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Equityholder.

“Requested Conversion Portion” has the meaning assigned to such term in Section 2.4(c).

“Required Lenders” means the Lender or Lenders (other than Defaulting Lenders) holding, collectively, more than 50% of the aggregate Undrawn Commitments and aggregate principal amount of all of the Loans outstanding at such time; provided that (i) at any time (x) when two unaffiliated Lenders are party to this Agreement and (y) each such Lender has a minimum Commitment of $75,000,000, at least two Lenders with combined Undrawn Commitments and aggregate principal amount of all of the Loans outstanding at such time greater than 50%, shall be required to constitute “Required Lenders” and (ii) for purposes of any voting or consent provisions hereunder, if such provisions only impact the Revolving Lenders or the Term Lenders, as applicable, subject to clause (i) above, such threshold shall be greater than 50% only of the aggregate unutilized Revolving Commitments and aggregate principal amount of all of the Loans outstanding at such time held by such Revolving Lenders, Term Lenders, Multicurrency Lenders or Dollar Lenders, as applicable; provided, however, that the Commitments and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders.

“Resignation Effective Date” has the meaning set forth in Section 14.8.

“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.

“Responsible Officer” means (a) with respect to the Borrower or the Servicer, any duly appointed officer or authorized signatory of each of the Borrower (in the case of the Borrower) or the Servicer (in the case of either the Borrower or the Servicer), as applicable, or of the general partner, administrative manager or managing member of each of the Borrower or the Servicer, as applicable, together with any other duly appointed officer or authorized signatory of Antares Capital Credit Advisers LLC (in its roles as investment manager of the Servicer, and investment manager of the Servicer in the Servicer’s role as sole member of the of the Borrower), in each case who is responsible for the activities of the Borrower or the Servicer hereunder, (b) with respect to the Collateral Administrator, Collateral Agent, Document Custodian or Securities Intermediary, a director, vice president, assistant vice president, senior trust officer or trust officer within the Corporate Trust Office and any officer to whom a corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and having direct responsibility for the administration of this transaction, and (c) with respect to any other Person, any duly authorized officer or authorized signatory, as applicable, of such Person or of the general partner, administrative manager or managing member of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer or authorized signatory, as applicable, of such Person or of the general partner, administrative manager or managing member of such Person to whom such matter is referred because of such officer’s or authorized signatory’s knowledge of and familiarity with the particular subject.

“Retained Collateral Interest” means, with respect to any Collateral Obligation included in the Collateral, (a) such obligations to provide additional funding with respect to such Collateral Obligation that have been retained by the other lender(s) of such Collateral Obligation, (b) all of the rights and obligations, if any, of the agent(s) under the Underlying Instruments, (c) any unused commitment fees associated with the additional funding obligations that are being retained in accordance with clause (a) above, (d) any arranger or underwriting fee and (e) any agency or similar fees associated with the rights and obligations of the agent(s) that are being retained in accordance with clause (b) above.

“Retention Letter” means a letter relating to the retention of net economic interest, from the Retention Holder and addressed to the Borrower, the Agent and the Lenders on the Effective Date and for the benefit of any future Lender, which shall include such letter entered into as of the Effective Date and each letter amending, restating, replacing, supplementing, updating or otherwise modifying such letter.

“Retention Holder” means Antares Strategic Credit Fund, a Delaware statutory trust, and any successor thereto, as permitted by the EU Retention Requirements.

“Retention Holder Originated Collateral Obligation” means each Collateral Obligation which the Retention Holder (i) purchased or will purchase on its own account prior to selling or transferring such Collateral Obligation to the Borrower; or (ii) either itself or through related entities (including the Borrower), directly or indirectly, was involved or will be involved in the original agreement which created or will create such Collateral Obligation.

“Retention Requirements” means, together, the EU Retention Requirements and the UK Retention Requirements.

“Revenue Recognition Implementation” means the implementation by an Obligor of IFRS 15/ASC 606.

“Revised MML Advance Rate” means, with respect to any Collateral Obligation that is a Middle Market Loan for which an Evaluation Event has occurred and is continuing, an Advance Rate determined by the Agent in its reasonable discretion (in consultation with the Borrower), provided that the minimum Advance Rate assigned by the Agent for non-Defaulted Collateral Obligations shall be: (i) for First Lien Loans, 30% and (ii) for Second Lien Loans or Recurring Revenue Loans, 15%, provided further that at the election of the Borrower, the Revised MML Advance Rate shall be determined by the Valuation Dispute Resolution Process.

“Revised Collateral Obligation Amount” means, for any Collateral Obligation, as of any date of determination, an amount equal to the product of (i) the Collateral Obligation Amount for such Collateral Obligation and (ii) a fraction, the numerator of which is the then-current Advance Rate and the denominator of which is the highest applicable Advance Rate determined pursuant to clause (i) of the definition thereof for such Collateral Obligation. For the avoidance of doubt, if the then-current Advance Rate applicable to such Collateral Obligation is the highest applicable Advance Rate determined pursuant to clause (i) of the definition thereof, then the fraction obtained in clause (ii) above shall be 1.0.

“Revolving Collateral Obligation” means a Collateral Obligation that specifies a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Collateral Obligation; provided that any such Collateral Obligation will be a Revolving Collateral Obligation only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Revolving Commitment” means, for each Revolving Lender, (a) prior to the Facility Termination Date, the commitment of such Revolving Lender to make Loans to the Borrower in an amount not to exceed, in the aggregate, the amount set forth opposite such Revolving Lender’s name on Annex B or pursuant to the assignment executed by such Revolving Lender and its assignee(s) and delivered pursuant to Article XV (as such Revolving Commitment may be reduced as set forth in Section 2.5), and (b) on and after the earlier to occur of (i) Facility Termination Date and (ii) the end of the Revolving Period, such Revolving Lender’s pro rata share of the Outstanding Loan Amount.

“Revolving Lender” means each Person that is listed as a “Revolving Lender” on the signature pages hereto or any Assignment Agreement, any Person that shall have become a party hereto in respect of the Revolving Loans and, in each case, their respective successors.

“Revolving Loans” has the meaning assigned to such term in Section 2.1.

“Revolving Period” means the period of time starting on the Effective Date and ending on the earliest to occur of (i) January 19, 2027 or, if such date is extended pursuant to Section 2.6, the date mutually agreed upon by the Borrower and each Lender Agent, (ii) the date on which the Facility Amount is terminated in full pursuant to Section 2.5 or (iii) any date following the occurrence of an Event of Default and for which each Lender’s Commitment has been terminated in full pursuant to Section 13.2.

“Risk Retention Retained Interest” has the meaning set forth in the Retention Letter.

“S&P Industry Classification” means the list of industry classifications set forth on Schedule 5.

“Sale Agreement” means the Purchase and Sale Agreement, dated as of the date hereof, by and between the Equityholder, as seller, and the Borrower, as purchaser.

“Sanctions” means any economic or financial sanctions or trade embargoes (or similar measures) imposed, administered or enforced from time to time by (a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any member state thereof, or (d) Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Person” means any Person that is a designated target of any Sanctions or is otherwise a subject of any Sanctions, including as a result of being (a) owned or controlled directly or indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized or operating under the laws of, or a citizen or resident of, any country or territory that is subject to any comprehensive territory-wide Sanctions.

“Schedule of Collateral Obligations” means the list or lists of Collateral Obligations attached to each Asset Approval Request.

“Scheduled Collateral Obligation Payment” means each periodic installment payable by an Obligor under a Collateral Obligation for principal and/or interest in accordance with the terms of the related Underlying Instrument; provided, however, that, for the avoidance of doubt, any payment of principal and/or interest from excess cash flow required or permitted under the applicable Underlying Instruments shall not be treated under any circumstances as Scheduled Collateral Obligation Payments.

“Second Lien Loan” means (x) any commercial loan (other than a First Lien Loan or a FILO Loan) that is secured by a pledge of collateral which security interest is validly perfected and second priority (subject to customary exceptions for permitted liens, including but not limited to tax liens and subordinated to any Permitted Obligor Indebtedness); and the value of the collateral securing the loan (including based on enterprise value) on or about the related Acquisition Date together with other attributes of the Obligor (including its general financial condition, ability to generate cash flow available for debt service and demands for that cash flow) is adequate (in the good faith judgment of the Servicer) to repay the outstanding principal balance of the loan in accordance with its terms and to repay the aggregate outstanding balances of all other loans of equal or higher seniority secured by a valid first-priority or second-priority security interest or lien in, to or on the same collateral and that is not secured solely or primarily by common stock or other equity interests and (y) any commercial loan that would have met the definition of “FILO Loan” but for the fact that it fails to meet the requirement of sub-clause (y) in the definition thereof.

“Secured Parties” means, collectively, the Collateral Agent, the Collateral Administrator, the Document Custodian, the Securities Intermediary, each Lender, the Agent, each Lender Agent, each other Affected Person, Indemnitee and Hedge Counterparty and their respective permitted successors and assigns.

“Securities Intermediary” means U.S. Bank National Association in its capacity as Securities Intermediary, or any subsequent institution acceptable to the Agent at which the Accounts are kept.

“Securitisation Regulations” means, together, the EU Securitisation Regulation and the UK Securitisation Regulation, and “Securitisation Regulation” means either of them.

“Selling Institution”: means the entity obligated to make payments to the Borrower under the terms of a Participation Interest, which entity has a long-term debt rating of at least “A” as of the applicable Cut-Off Date.

“Senior Secured Bond” means a debt obligation for the payment or repayment of borrowed money that is in the form of, or represented by, a bond, note (other than notes delivered pursuant to a term loan agreement, revolving loan agreement or other similar credit agreement), certificated debt security or other debt security that also (a) does not constitute, and is not secured by, Margin Stock, (b) is not subordinated in right of payment by its terms to any unsecured indebtedness for borrowed money of the issuer thereof and (c) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the related Obligor’s obligations under such Collateral Obligation.

“Senior Net Leverage Ratio” means, with respect to any Collateral Obligation for any Relevant Test Period, either (a) the meaning of “Senior Net Leverage Ratio” or comparable definition set forth in the Underlying Instruments for such Collateral Obligation (or such other definition as the Borrower and the Agent shall agree upon in writing (including via e-mail)), or (b) in the case of any Collateral Obligation with respect to which the related Underlying Instruments do not include a definition of “Senior Net Leverage Ratio” or comparable definition, until the Borrower and the Agent have agreed upon another definition as specified above, the ratio of (i) the funded Indebtedness of the applicable Obligor (other than Indebtedness of such Obligor that is junior in terms of payment or lien subordination (including unsecured Indebtedness) to Indebtedness of such Obligor held by the Borrower) minus the unrestricted cash and cash equivalents of such Obligor as of such date to (ii) EBITDA of such Obligor for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date to the extent such information has been received by the Borrower or if the Obligor of such Collateral Obligation was organized or formed within the previous year and the Underlying Instruments do not have a definition of “EBITDA” or any comparable definition relating thereto that provides for annualization of relevant terms, for the period including each fiscal quarter (or applicable portion thereof) since its date of organization or formation divided by a fraction, the numerator of which is the number of quarters included in such calculation and the denominator of which is four, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Underlying Instruments.

“Servicer” means initially Antares Strategic Credit Fund or any successor servicer appointed pursuant to this Agreement.

“Servicer Event of Default” means the occurrence of one of the following events:

(a)        any failure by the Servicer to deposit or credit, or to deliver for deposit, in the Collection Account any amount received by it and required hereunder to be so deposited, credited or delivered or to make any required distributions therefrom, which failure continues for a period of two (2) Business Days;

(b)        failure on the part of the Servicer duly to observe or to perform in any material respect (or, if any such covenant or agreement is already qualified by the words “material”, “materially” or “Material Adverse Effect”, in any respect) any other covenant or agreement of the Servicer set forth in this Agreement or any other Transaction Document which failure continues unremedied for a period of 30 days (if such failure can be remedied) after the date on which written notice of such failure shall have been given to the Servicer by the Agent (with a copy to each Lender Agent);

(c)        the occurrence of an Insolvency Event with respect to the Servicer;

(d)        any representation, warranty or statement of the Servicer made in this Agreement or any certificate, report or other writing delivered pursuant hereto shall prove to be incorrect as of the time when the same shall have been made (i) which incorrect representation, warranty or statement has a material and adverse effect on (1) the validity, enforceability or collectability of any other Transaction Document or (2) the rights and remedies of any Secured Party with respect to matters arising under this Agreement or any other Transaction Document, and (ii) within 30 days after written notice thereof shall have been given to the Servicer by the Agent, the circumstance or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured;

(e)        an Event of Default occurs and the Outstanding Loan Amount is accelerated in accordance with Article 13;

(f)         the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $25,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt;

(g)        the rendering against the Servicer of one or more final, non-appealable judgments, decrees or orders for the payment of money in excess of $25,000,000 (exclusive of judgment amounts to the extent covered by applicable insurance), individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution;

(h)        a Change of Control in respect of the Servicer occurs;

(i)         the Servicer shall be indicted for, or any of its senior executive officers shall be indicted for (and such officer has not been terminated within 30 Business Days following such indictment), any action that constitutes a felony involving fraudulent activity;

(j)         Antares Strategic Credit Fund or another Affiliate of Antares Strategic Credit Fund ceases to be the Servicer, unless the BDC Adviser or any of its Affiliates is appointed to replace Antares Strategic Credit Fund as Servicer; or

(k)        the failure of the Retention Holder to comply with its obligations under the Retention Letter.

“Servicer Fee” means, with respect to any Distribution Date, the fee payable to the Servicer or successor Servicer (as applicable) for services rendered during the related Accrual Period, which shall be equal to the product of (i) the Servicer Fee Percentage multiplied by (ii) the daily average of the values of the Aggregate Principal Balance of the Collateral Obligations during the related Accrual Period multiplied by (iii) the actual number of days in such Accrual Period divided by 360; provided that, in the sole discretion of the Servicer, the Servicer may, from time to time, waive all or any portion of the Servicer Fee payable on any Distribution Date in its sole discretion.

“Servicer Fee Percentage” means 0.45%.

“Servicing Standard” means, with respect to any Collateral Obligations, to service and administer such Collateral Obligations on behalf of the Secured Parties (including in respect of any exercise of discretion) with reasonable care (i) using a similar degree of care, skill and attention as it employs with respect to similar collateral that which the Servicer exercises with respect to comparable assets and/or portfolios that such Person manages for itself and others having similar investment objectives and restrictions and (ii) to the extent not inconsistent with clause (i), applying the Servicer’s customary standards, policies and procedures.

“Significant Event” means any significant event in respect of the Facility or the Risk Retention Retained Interest such as:

(a)        a material breach of the obligations provided for in Transaction Documents, including any remedy, waiver or consent subsequently provided in relation to such a breach;

(b)        a change in the structural features that can materially impact the performance of this Facility;

(c)        a change in the risk characteristics of this Facility or of the Collateral Obligations that could materially impact the performance of this Facility; or

(d)        any material amendment to any Transaction Document.

“Significant Event Report” means a written report of a Significant Event provided by the Designated Reporting Entity.

“Similar Law” means any federal, state or local law, regulation or other legal constraint that is materially similar to the fiduciary and/or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.

“SOFR” means the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR.”

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR.”

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“SONIA” means, for any GBP Business Day, a rate per annum equal to the GBP Overnight Index Average for such GBP Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding GBP Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the GBP Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the GBP Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Unavailability Period” means the period (if any) (a) beginning on the date specified in a notice given by the Agent to the Borrower and the Lenders stating that a Benchmark Transition Event has occurred with respect to SONIA, and (b) ending on the date that SONIA has been replaced with a Benchmark Replacement pursuant to Section 17.2.

“Specified Loan” means, a First Lien Loan, a First Out Loan or FILO Loan that (i) for any Collateral Obligation in any S&P Industry Classification (other than a Specified Industry Loan), has a Senior Net Leverage Ratio greater than 6.5x or an Effective LTV greater than 62.5%, in each case, as of the Relevant Test Period most recently ended prior to the related Cut-Off Date, and (b) for any Collateral Obligation that is a Specified Industry Loan, has a Senior Net Leverage Ratio greater than 7.5x or an Effective LTV greater than 62.5%, in each case, as of the Relevant Test Period most recently ended prior to the related Cut-Off Date.

“Specified Industry Loan” means a Middle Market Loan that falls into any one of the following S&P Industry Classification: (i) Software; (ii) IT Services; (iii) Health Care Technology; (iv) Internet Software & Services; or (v) Wireless Telecommunication Services.

“Standard & Poor’s” means S&P Global Ratings and any successor thereto.

“Structured Finance Obligation” means any obligation owing or issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Subsidiary” means, with respect to any Person, a corporation, partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors; provided that a Person whose Equity Securities were acquired by the Borrower or the Equityholder, as the case may be, in a workout or restructuring of a Collateral Obligation shall not be deemed to be a “Subsidiary” for purposes of this Agreement.

“Substituted Collateral Obligation” means, with respect to any Accrual Period, any Warranty Collateral Obligation with respect to which the Equityholder has substituted in a replacement Eligible Collateral Obligation pursuant to Section 7.11 and the Sale Agreement.

“Supported QFC” has the meaning set forth in Section 17.22.

“Swap Contracts” means, as to any Person, all payment and collateralization obligations of such Person in respect of (a) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. (“ISDA”), any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such agreement.

“Target Portfolio Amount” means the Facility Amount divided by 65%.

“TARGET2 Settlement Day” shall mean any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the applicable Agent to be a suitable replacement) for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans to the Borrower from the Effective Date until the Term Commitment Termination Date up to the total Term Commitment as set forth on Annex B, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement; provided that any reduction of a Term Loan shall result in a dollar for dollar reduction of the applicable Term Commitment.

“Term Commitment Termination Date” means the earliest of (i) the date on which the Term Commitments become due and payable pursuant to Section 13.1, (ii) the permanent reduction of the Facility Amount in whole in accordance with Section 2.5(a) or (iii) the nine-month anniversary of the Effective Date.

“Term Lender” means each Person that is listed as a “Term Lender” on the signature pages hereto or any Assignment Agreement, any Person that shall have become a party hereto pursuant to this Agreement in respect of a Term Loan, any Person that shall have converted all or a portion of its Revolving Loans into Term Loans pursuant to Section 2.4(c) of this Agreement and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto.

“Term SOFR” means, with respect to any Term SOFR Loan or ABR Loan, the greater of (i) the Floor and (ii) the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) two U.S. Government Securities Business Days prior to the commencement of such Accrual Period (such day, a “Term SOFR Determination Day”), as such rate is published by the CME Term SOFR Administrator. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, “Term SOFR” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR for such Term SOFR Determination Day will be the Term SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five Business Days prior to such Term SOFR Determination Day.

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Reference Rate” means, for any day and any time, with respect to any Term SOFR Loan, the 3-month Term SOFR rate determined by the Agent as the forward-looking term rate based on SOFR.

“Tier One Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Tier One Event of Default.

“Tier One Event of Default” means any Event of Default pursuant to clause (a), clause (d), clause (e), clause (i), clause (k) or clause (o) or of the definition thereof.

“Tier Two Event of Default” means any Event of Default that is not a Tier One Event of Default.

“Total Term Commitment” means, as of any date of determination, the aggregate amount of the Term Commitments on such date, which as of the Effective Date is $250,000,000.

“Total Net Leverage Ratio” means, with respect to any Collateral Obligation that is a Second Lien Loan for any Relevant Test Period either (a) the meaning of “Total Net Leverage Ratio” or any comparable definition set forth in the Underlying Instruments for such Collateral Obligation (or such other definition as the Borrower and the Agent shall agree upon in writing (including via e-mail)), or (b) in the case of any Collateral Obligation with respect to which the related Underlying Instruments do not include a definition of “Total Net Leverage Ratio” or comparable definition, until the Borrower and the Agent have agreed upon another definition as specified above, the ratio of (i) the funded Indebtedness of the applicable Obligor minus the unrestricted cash and cash equivalents of such Obligor as of such date to (ii) for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date to the extent such information has been received by the Borrower or if the Obligor of such Collateral Obligation was organized or formed within the previous year and the Underlying Instruments do not have a definition of “EBITDA” or any comparable definition relating thereto that provides for annualization of relevant terms, for the period including each fiscal quarter (or applicable portion thereof) since its date of organization or formation divided by a fraction, the numerator of which is the number of quarters included in such calculation and the denominator of which is four, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Underlying Instruments.

“Trade Ticket” means any trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol).

“Tranche Size” means, in respect of any Collateral Obligation, the aggregate principal amount of all commitments available to the Obligor under the terms of the relevant Underlying Instrument as of the original effective date of the Underlying Instrument. For purposes of determining the Tranche Size in respect of any Collateral Obligation, for Collateral Obligations that are, in accordance with then-prevailing market practice, typically bought and sold together, the respective aggregate principal amount of the commitments available to the Obligor under the facilities evidenced by the relevant Underlying Instrument shall be aggregated (and, for the avoidance of doubt, the respective aggregate principal amounts of all revolving commitments, term loan “A” tranches, term loan “B” tranches and similar loan tranches issued under a single credit agreement shall be aggregated); provided that such facilities are pari passu in terms of repayment seniority.

“Transaction Documents” means this Agreement, the Notes, the Sale Agreement, the Collateral Agent, the Collateral Administrator and Document Custodian Fee Letter, each Fee Letter and Side Letter, the Account Control Agreement, the Retention Letter and the other agreements to be executed and delivered pursuant to the terms of this Agreement or any other Transaction Document, specifically excluding from the foregoing, however, Underlying Instruments delivered by the Borrower or the Servicer in connection with this Agreement.

“Transaction Summary” means a transaction summary in respect of the transaction constituted by the Transaction Documents attached hereto as Annex C.

“Transparency Reports” means the Investor Reports and the Loan Reports together or any of them.

“Type A Broadly Syndicated Loan” means any Broadly Syndicated Loan that (i) is a First Lien Loan; (ii) has a public rating of at least (x) “B3” or above (if rated by Moody’s) and (y) “B-” or above (if rated by S&P); (iii) has a market price determined by a nationally recognized pricing service based on at least three bid-side quotes; and (iv) a Purchase Price greater than 85%.

“Type B Broadly Syndicated Loan” means any Broadly Syndicated Loan that satisfies all of the criteria for a Type A Broadly Syndicated Loan other than clause (iii) of the definition thereof and has a market price determined by a nationally recognized pricing service based on at least two bid-side quotes.

“Type C-1 Broadly Syndicated Loan” means any Broadly Syndicated Loan that (i) is a First Lien Loan and (ii) otherwise does not satisfy all of the criteria for a Type A Broadly Syndicated Loan or a Type B Broadly Syndicated Loan.

“Type C-2 Broadly Syndicated Loan” means any Broadly Syndicated Loan that would otherwise be a Type A Broadly Syndicated Loan, Type B Broadly Syndicated Loan or Type C--1 Broadly Syndicated Loan but for the fact that it is not a First Lien Loan.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolutions of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“UK Financial Institution” means any BRRD Undertakings (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolutions Authority” means the Bank of England or any other public administrative authority having responsibilities for the resolution of any UK Financial Institution.

“UK Retention Requirements” means Article 6 of the UK Securitisation Regulation, including any technical standards and official guidance related thereto, in each case as of the Effective Date.

“UK Securitisation Regulation” means Regulation (EU) 2017/2402 which forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 of the United Kingdom, in each case, as amended, including any implementing regulation, technical standards and official guidelines related thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncommitted Lender” means any Conduit Lender designated as an “Uncommitted Lender” for any Lender Group and any of its assignees.

“Underlying Instrument” means the loan agreement, credit agreement or other customary agreement pursuant to which a Collateral Obligation has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries.

“Undrawn Commitment” means, with respect to any Revolving Lender at any time, an amount (which may not be less than zero) equal to (i) such Lender’s Revolving Commitment at such time minus (ii) the aggregate outstanding principal amount of Revolving Loans held by such Revolving Lender at such time.

“Unfunded Exposure Account” means the account designated as the Unfunded Exposure Account in, and which is established and maintained pursuant to, Section 8.1(a).

“Unfunded Exposure Equity Amount” means, as of any date of determination, with respect to any Collateral Obligation, an amount equal to (a) the Exposure Amount with respect to such Collateral Obligation, minus (b) the product of (i) the Purchase Price of such Collateral Obligation, (ii) the Exposure Amount with respect to such Collateral Obligation and (iii) the then-existing Advance Rate for such Collateral Obligation.

“Unfunded Exposure Shortfall” has the meaning set forth in Section 8.1(a).

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

“Unmatured Servicer Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Servicer Event of Default.

“Unused Portion A” has the meaning assigned to such term in the Fee Letter and Side Letter.

“Unused Portion B” has the meaning assigned to such term in the Fee Letter and Side Letter.

“Unsettled Amount” means, as of any date, all amounts due in respect of any Collateral Obligations that the Borrower has entered into a binding commitment to acquire but has not yet settled.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56.

“U.S. Borrower” means the Borrower that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 17.22.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.3(f).

“Valuation Dispute Adjustment Factor” means, with respect to any Collateral Obligation subject to the Valuation Dispute Resolution Process, the amount that equals the valuation of such Collateral Obligation (expressed as a percentage) set forth in the relevant valuation report for such Collateral Obligation delivered by the applicable Approved Valuation Provider requested by the Servicer, determined as of such date; provided that such amount shall not be greater than 1.0 at any time.

“Valuation Dispute Resolution Process” means, with respect to any Collateral Obligation that is a Middle Market Loan, the following process for determining an Advance Rate for such Collateral Obligation after the occurrence of an Evaluation Event with respect to such Collateral Obligation:

(a)        following the notification by the Agent to the Servicer of a change in the Advance Rate of such Collateral Obligation following an Evaluation Event, the Servicer shall be permitted to engage an Approved Valuation Provider within five Business Days at its own expense to provide a valuation for such Collateral Obligation. Such valuation shall be delivered to the Agent within 21 days of receipt from such Approved Valuation Provider. Following delivery of the revised valuation requested by the Servicer, the Agent shall multiply (1) the Advance Rate applicable to such Collateral Obligation as of the Cut-Off Date by (2) the Valuation Dispute Adjustment Factor, and the product thereof shall thereafter be the Advance Rate for such Collateral Obligation;

(b)        in the event the Agent does not agree with the value of such Collateral Obligation provided by such Approved Valuation Provider, then the Agent may, at its own expense, order within five (5) Business Days following the delivery of the valuation requested by the Servicer and obtain and deliver to the Servicer, within twenty one (21) calendar days of receiving the Servicer’s valuation, a valuation of the related Middle Market Loan from a different Approved Valuation Provider, and the new Advance Rate for such Collateral Obligation shall be the product of (1) the average of the Valuation Dispute Adjustment Factor obtained by the Servicer and the valuation (expressed as a percentage) obtained by the Agent and (2) the Advance Rate applicable to such Collateral Obligation as of the Cut-Off Date; provided, further that any Advance Rate determined from the Valuation Dispute Resolution Process shall reflect the applicable occurrence specified in the definition of “Evaluation Event” which preceded such Evaluation Event.

In no event shall the Servicer be permitted to use the Valuation Dispute Resolution Process (x) for more than 75% of the Principal Balance of Middle Market Loans that have been subject to Evaluation Events, (y) in the case of a Middle Market Loan that is not a Recurring Revenue Loan, if the Senior Net Leverage Ratio (or, in the case of a Second Lien Loan, the Total Net Leverage Ratio) thereof as of such date is greater than the higher of (1) 7.5x and (2) 140% of the Senior Net Leverage Ratio or Total Net Leverage Ratio, as applicable, as measured on the applicable Cut-Off Date, or (z) in the case of a Recurring Revenue Loan, if the Debt-to-Recurring Revenue Ratio is greater than 140.0% of the Debt-to-Recurring Revenue Ratio thereof as measured on the applicable Cut-Off Date.

“Variable Funding Asset” means any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation.

“Warrant Asset” means any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the Borrower as an “equity kicker” from the Obligor in connection with a Collateral Obligation.

“Warranty Collateral Obligation” has the meaning set forth in Section 7.11.

“Weighted Average Life” means, as of any date of determination and with respect to all Eligible Collateral Obligations included in the Collateral, the number of years following such date obtained by (a) summing the products obtained by multiplying (i) the Average Life at such time of each such Eligible Collateral Obligation by (ii) the Principal Balance of such Collateral Obligation and (b) dividing such sum by the Aggregate Principal Balance of all Eligible Collateral Obligations included in the Collateral.

“Weighted Average Spread” means, as of any date, the number expressed as a percentage (rounded up to the fourth decimal place) equal to (a) an amount equal to (i) the Aggregate Funded Spread plus (ii) the Aggregate Unfunded Spread plus (iii) the Aggregate Excess Funded Spread divided by (b) the Aggregate Principal Balance of all Eligible Collateral Obligations included in the Collateral.

“Withholding Agent” means the Borrower, the Agent, and the Servicer.

“Write-Down and Conversion Powers” means (a) with respect to any Bail-In Legislation described in the EU Bail-In Legislation Schedule, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers under the UK Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

“written” or “in writing” (and other variations thereof) means any form of written communication or a communication by means of email or a .pdf or similar format.

Section 1.2        Other Definitional Provisions. (a)  Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto.

(b)         Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c)         The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, the term “including” means “including without limitation,” and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(d)         The following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Certificated Securities, Chattel Paper, Control, Documents, Equipment, Financial Assets, Funds-Transfer system, General Intangibles, Indorse and Indorsed, Instruments, Inventory, Investment Property, Proceeds, Securities Accounts, Securities Intermediary, Security Certificates, Security Entitlements, Security Interest and Uncertificated Securities.

(e)         For the avoidance of doubt, on each Measurement Date, the Borrower shall cause the Servicer to re-determine the status of each Eligible Collateral Obligation as of such calculation date and to provide notice of any change in the status of any Eligible Collateral Obligation to the Collateral Administrator and, as a consequence thereof, (A) Collateral Obligations that were previously Eligible Collateral Obligations on a prior Measurement Date may be excluded from the Aggregate Eligible Collateral Obligation Amount on such Measurement Date and (B) Collateral Obligations that were previously excluded from the Aggregate Eligible Collateral Obligation Amount on a prior Measurement Date may, upon receipt of a related Approval Notice (if applicable at the time of purchase), be included in the Aggregate Eligible Collateral Obligation Amount on such Measurement Date.

(f)          Unless otherwise specified, each reference in this Agreement or in any other Transaction Document to a Transaction Document shall mean such Transaction Document as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of the Transaction Documents.

(g)         All calculations required to be made hereunder with respect to the Collateral Obligations and the Borrowing Base (including, without limitation, to determine whether an Unmatured Event of Default or Event of Default shall have occurred) shall be made on a trade date basis assuming (and after giving pro forma effect to) (x) all purchases or sales to be entered into on the related settlement date and (y) all Loans and prepayments requested to be made on such related settlement date plus the balance of all unfunded Loans to be made in connection with the Borrower’s purchase of previously requested (and approved) Collateral Obligations, in each case, have been effected on such trade date.

(h)         Except as otherwise provided herein, for all purposes under this Agreement, “knowledge” shall mean actual knowledge after commercially reasonable inquiry.

(i)          Any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material to the ability of the Borrower or the Servicer to perform its obligations under the Transaction Documents or to the rights and remedies of the Secured Parties under the Transaction Documents, in each case as determined by the Agent in its commercially reasonable discretion.

(j)          Unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, Borrower and Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to the Agent a written reconciliation between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles.

(k)         Any direction required hereunder relating to the purchase, acquisition, sale, disposition or other transfer of any Collateral Obligation or Related Security may be in the form of a Trade Ticket or other Borrower Order from the Borrower on which the Collateral Agent and Collateral Administrator may conclusively rely. Furthermore, with respect to any instruction to the Collateral Agent hereunder relating to the transfer of amounts on deposit in any of the Accounts, a copy of such instruction shall also be required to be given to the Collateral Administrator. Any direction or instruction referred to hereunder or any other Transaction Document shall be deemed to constitute a Borrower Order for all purposes hereunder or thereunder.

ARTICLE II

THE FACILITY, LENDING PROCEDURES AND NOTES

Section 2.1        Loans. (a)  On the terms and subject to the conditions set forth in this Agreement, each Revolving Lender hereby agrees to make advances to or on behalf of the Borrower (individually, a “Revolving Loan” and collectively the “Revolving Loans”) from time to time on any date (each such date on which a Loan is made, a “Loan Date”) during the period from the Effective Date to the end of the Revolving Period. The Eligible Currency Loans shall be made solely by the Multicurrency Lenders and the Dollar Loans shall be made solely by the Dollar Lenders, in each case in accordance with Section 2.2(d).

(b)         Each Term Lender hereby agrees to make advances to or on behalf of the Borrower (individually, a “Term Loan” and collectively the “Term Loans”) on the related Funding Date during the period from the Effective Date until the Term Commitment Termination Date, in each case, in an aggregate principal amount at any one time outstanding up to but not exceeding (i) such Term Lender’s Term Commitment and (ii) as to all Term Lenders, the total Term Commitment at such time. The Eligible Currency Loans shall be made solely by the Multicurrency Lenders and the Dollar Loans shall be made solely by the Dollar Lenders, in each case in accordance with Section 2.2(d).

(c)         Under no circumstances shall any Lender make a Revolving Loan if, after giving effect to such Loan and any purchase of Eligible Collateral Obligations in connection therewith, (i)  an Unmatured Event of Default or an Event of Default would exist, (ii)  if immediately after giving effect thereto, a Borrowing Base Deficiency would exist, (iii) the Outstanding Loan Amount (using the Applicable Conversion Rate) would exceed (x) the Facility Amount minus (y) the difference (subject to a minimum of zero) of the Aggregate Exposure Equity Amount minus the equivalent in Dollars of the amount on deposit in the Unfunded Exposure Account or (iv) the Foreign Currency Loan Amount would exceed the Foreign Currency Sublimit on such day. Subject to the terms of this Agreement, during the Revolving Period, the Borrower may borrow, reborrow, repay and prepay (subject to the provisions of Section 2.4) one or more Revolving Loans.

Section 2.2        Funding of Loans. (a) Subject to the satisfaction of the conditions precedent set forth in Section 6.2, the Borrower may request Revolving Loans hereunder by giving notice to the Agent, each Lender Agent, the Collateral Administrator and the Collateral Agent of the proposed Revolving Loan at or prior to 2:00 p.m., New York City time, not less than one (1) Business Day prior to the proposed Loan Date (unless such request also involved a change in wiring instructions, in which case such request much be submitted no later than 2:00 pm New York City time not less than two (2) Business Days prior) in the case of any Revolving Loan denominated in Dollars and at or prior to 2:00 p.m., New York City time, not less than three (3) Business Days prior to the proposed Loan Date in the case of any Revolving Loan denominated in an Eligible Currency other than Dollars (other than GBPs which are subject to Section 2.2(c) below). Such notice (herein called the “Loan Request”) shall be in the form of Exhibit C-1 and shall include (among other things) the proposed Loan Date and amount of such proposed Revolving Loan, and shall, if applicable, be accompanied by an Asset Approval Request (presented to the Agent three (3) Business Days prior to such Loan Request) setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Loan Date (if applicable).  Following receipt of a Loan Request, the Agent shall promptly distribute to the other parties hereto the allocation of such Revolving Loan among the Lenders in accordance with the Lenders’ respective Commitments. In the event of any change to the wiring instructions of the Collateral Agent set forth on Schedule 1 to the Loan Request, the Agent shall provide written notice of such change to each Lender Agent at least two (2) Business Days prior to any proposed Loan Date. The amount of any Revolving Loan shall at least be equal to the least of (w) 500,000 CADs, $500,000, 500,000 Euros or 500,000 GBPs, (x) the (1) Borrowing Base on such day minus (2) the Outstanding Loan Amount on such day before giving effect to the requested Loan as of such date, (y) with respect to Multicurrency Loans, the Foreign Currency Sublimit on such day minus the Foreign Currency Loan Amount on such day and (z)(1) the Facility Amount on such day minus (2) the Outstanding Loan Amount on such day before giving effect to the requested Loan as of such date. Any Loan Request given by the Borrower pursuant to this Section 2.2, shall be irrevocable and binding on the Borrower; provided that in the event that the Borrower has submitted a Loan Request but fails to borrow, the Borrower shall pay any breakage costs actually incurred by the Lender in connection with such Loan Request. None of the Agent, the Collateral Agent, the Document Custodian or the Collateral Administrator shall have any obligation to lend funds hereunder in its capacity as Agent, Collateral Agent, Document Custodian or Collateral Administrator, as applicable. Upon the Collateral Agent’s receipt of such funds from the Lenders, the Collateral Agent shall make the proceeds of such requested Revolving Loans available to the Borrower by deposit to such account as may be designated by the Borrower (in a written notice received by the Agent, each Lender Agent, the Collateral Administrator and the Collateral Agent at least one (1) Business Day prior to such Loan Date) in same day funds no later than 2:00 p.m., New York City time, on such Loan Date.

(b)          Committed Lender’s Commitment. Notwithstanding anything contained in this Agreement to the contrary, no Committed Lender shall be obligated to provide its Lender Agent or the Borrower with funds in connection with a Revolving Loan in an amount that would result in the portion of the Revolving Loans then funded by it exceeding its Commitment then in effect. The obligation of the Committed Lender in each Lender Group to remit any Revolving Loan shall be several from that of the other Lenders, and the failure of any Committed Lender to so make such amount available to its Lender Agent shall not relieve any other Committed Lender of its obligation hereunder.

(c)          Business Days. With respect to any GBP Loans,

(i)        If any period is expressed to accrue by reference to a month or any number of months then, in respect of the last month of that period: (x) subject to paragraph (z) below, if the numerically corresponding day is not a GBP Business Day, that period shall end on the next GBP Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding GBP Business Day; (y) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last GBP Business Day in that calendar month; and (z) if such period begins on the last GBP Business Day of a calendar month, that period shall end on the last GBP Business Day in the calendar month in which that period is to end.

(ii)        Borrowings of GBP Loans may only be made on GBP Business Days.

(iii)        The Borrower shall give the Agent at least three GBP Business Days’ notice of any borrowing of any GBP Loans.

(d)          Currency Commitment Provisions.

(i)        Each Lender hereby agrees that (A) each Eligible Currency Loan shall be funded in its entirety by the Multicurrency Lenders or (B) each Loan funded in Dollars shall be funded in its entirety by the Dollar Lenders or the Multicurrency Lenders, as applicable.

(ii)       On each FX Evaluation Date, (A) the Servicer shall calculate the Borrowing Base and deliver such calculation to the Agent and (B) the Agent shall deliver in accordance with Section 17.3 to the Collateral Agent and the Borrower such calculation of the Borrowing Base. If on any date any Lender has provided written notice to the Agent that such Lender requests a reallocation under this Section 2.2(d)(ii) and the Agent and the Borrower shall each agree in their respective sole discretion to such reallocation, the Agent shall deliver, as directed by the Servicer or Lender, as applicable, in accordance with Section 17.3 to each Agent (with a copy to the Collateral Agent) a notice in the form of Exhibit C-4 (each, an “FX Reallocation Notice”). Each Lender agrees to comply with the direction provided in the FX Reallocation Notice. Each such purchase and sale of Loans outstanding shall occur on the second Business Day following delivery of the related FX Reallocation Notice (or, if the related FX Reallocation Notice is delivered to any Lender after 4:00 p.m. in the Applicable Time Zone, on the third Business Day following delivery of such FX Reallocation Notice).

(iii)      Notwithstanding anything to the contrary herein, at no time shall (x) any Multicurrency Lender have any obligation to fund any Eligible Currency Loan in any currency other than Euros, GBPs, CADs or Dollars or any Eligible Currency Loan in any currency other than the Eligible Currency or (y) any Dollar Lender have any obligation to fund any Loan in an Eligible Currency other than Dollars.

(e)          End of Reinvestment Period. On the Business Day prior to the last day of the Reinvestment Period, the Borrower shall be deemed, automatically and without further action, to have submitted to the Agent, each Lender Agent, the Collateral Administrator and the Collateral Agent a Loan Request requesting that a Loan be extended on the last day of the Reinvestment Period in an amount equal to the Unfunded Exposure Shortfall.

Section 2.3        Notes. The Borrower shall, upon request of any Lender Group, on or after such Lender Group becomes a party hereto (whether on the Effective Date or by assignment or otherwise), execute and deliver a Note evidencing the Loans of such Lender Group. Each such Note shall be payable to the Lender Agent or its registered assigns for such Lender Group in a face amount equal to the applicable Lender Group’s Commitment as of the Effective Date or the effective date on which such Lender Group becomes a party hereto, as applicable. The Borrower hereby irrevocably authorizes each Lender Agent to make (or cause to be made) appropriate notations on the grid attached to the Notes (or on any continuation of such grid, or at the option of such Lender Agent, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Loans evidenced thereby and each payment of principal thereon. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, that the failure to make any such notations shall not limit or otherwise affect any of the Obligations or any payment thereon.

Section 2.4        Repayment, Prepayments and Conversion. (a) The Borrower shall repay Outstanding Loan Amount of the Revolving Loans (i) on each Distribution Date to the extent required to be repaid hereunder and funds are available therefor pursuant to Section 8.3, (ii) in full on the Facility Termination Date and (iii) to cure any Borrowing Base Deficiency (unless any such Borrowing Base Deficiency is to otherwise be cured in accordance with this Agreement).

(b)          Prior to the Facility Termination Date, the Borrower may, from time to time, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Revolving Loan using Principal Collections on deposit in the Principal Collection Account or other funds available to the Borrower on such date; provided, that

(i)        all such voluntary prepayments shall require prior written notice to the Agent (with a copy to the Collateral Agent, the Collateral Administrator and each Lender Agent) by 2:00 p.m. one (1) Business Day prior to such voluntary prepayment;

(ii)       all such voluntary partial prepayments shall be in a minimum amount of 500,000 CADs, $500,000, 500,000 Euros or 500,000 GBPs; and

(iii)      each prepayment shall be applied on the Business Day received by the Collateral Agent if received by 3:00 p.m., New York City time, on such day by the Collateral Agent as Amount Available constituting Principal Collections pursuant to Section 8.3(a) as if (x) the date of such prepayment were a Distribution Date and (y) such prepayment occurred during the Accrual Period to which such Distribution Date relates.

For the avoidance of doubt, any prepayments that do not result in the reduction of the Commitments shall not require payment of the Prepayment Fee. Each such prepayment shall be subject to the payment of any amounts required by Section 2.5(a)(iii) and, if not paid on a Distribution Date, any actually-incurred breakage costs (if any) resulting from a prepayment or payment.

(c)          Conversion of Revolving Loans to Term Loans.

(i)        At any time during the Revolving Period with the prior written consent of the Borrower, any Revolving Lender may request (with notice to the Borrower, the Servicer and the Collateral Agent) that any portion (such portion, the “Requested Conversion Portion”) of the outstanding Revolving Loans be converted to a Term Loan equal to such Requested Conversion Portion in accordance with Section 2.4(c)(ii).

(ii)       If, on a proposed Conversion Date, the Borrower has given its prior written consent to conversion of the Requested Conversion Portion into a Term Loan as of such Conversion Date, then, on such Conversion Date, (A) the outstanding principal amount of the applicable Revolving Lender’s Revolving Loans shall be reduced by the Requested Conversion Portion and the amount of such reduction shall be converted into a Term Loan equal to such Requested Conversion Portion and (B) the Revolving Commitments of such Lender shall be permanently reduced by such Requested Conversion Portion.

(iii)      For all purposes hereunder, the Revolving Loans converted on each Conversion Date shall, as of such date, constitute and be referred to and treated for all purposes as a Term Loan hereunder. Any converting Lender and the Borrower shall cooperate to evidence the repayment and cancellation of any related Note evidencing such Lender’s Revolving Loans (or portion thereof) being converted into a Term Loan.

(d)          Conversion of Term Loans to Revolving Loans. At any time during the Revolving Period, with the prior written consent of the Borrower, any Term Lender that is an Affiliate of the Agent (or is the Agent itself) may convert (with notice to the Borrower, the Servicer and the Collateral Agent) any portion of a Term Loan to a Revolving Loan.

Section 2.5        Permanent Reduction of Facility Amount. (a)  The Borrower may at any time upon five Business Days’ prior written notice to the Agent, each Lender Agent, the Collateral Agent and the Collateral Administrator (or such shorter period as the Agent may agree), permanently reduce in whole or in part (in accordance with Section 2.4) the Facility Amount by any pro rata amount that the current Facility Amount exceeds the Outstanding Loan Amount, after giving effect to any concurrent prepayment thereof, if necessary (for the avoidance of doubt, Term Loans (if existing) and/or Revolving Commitments as per the Borrower’s sole discretion). In connection with any permanent reduction of the Facility Amount under this Section 2.5(a), (i) any reduction in the Commitments made pursuant to this clause shall be allocated between the Revolving Commitments and the Term Commitments as determined and notified by the Borrower to the Agent, (ii) the Commitment of each Lender shall automatically, and without any further action by any party, be reduced pro rata with all other Lenders such that the sum of all Commitments will equal the newly reduced Facility Amount and (iii) the Borrower shall prepay all or any portion of the applicable Loans outstanding as of such date by paying to the Collateral Agent for the account of the Lenders the principal amount to be prepaid (from amounts on deposit in the Collection Account) together with accrued interest (including any accrued and unpaid interest amounts) and Commitment Fees, if applicable, thereon to the date of prepayment (from amounts on deposit in the Collection Account constituting Interest Collections); provided that any prepayments of Loans made pursuant to this clause shall be allocated between the Revolving Loans and the Term Loans as determined and notified by the Borrower to the Agent, and with respect to interest and any other payments on a pro rata basis.

(b)          Reserved.

(c)          Notwithstanding anything to the contrary herein, the Borrower may permanently reduce the Facility Amount at any time, provided that, unless a Prepayment Fee Termination Event has occurred on or prior to the date of such reduction, it shall pay the applicable Prepayment Fee and breakage costs actually incurred by the Lender in connection with such prepayment to the Collateral Agent, for the respective accounts of the Lenders.

Section 2.6        Extension of Revolving Period. The Borrower may, at any time, deliver a written notice to each Lender Agent (with a copy to the Agent, the Collateral Administrator and the Collateral Agent) requesting an extension of the Revolving Period or, if delivered following the expiration of the Revolving Period, of the Facility Termination Date, for an additional twelve months (each qualifying request, an “Extension Request”). Each Extension Request delivered during the Revolving Period shall be deemed to constitute a corresponding request to extend the Facility Termination Date for the same length of time. Each Lender may approve or decline an Extension Request in its sole discretion; provided, that the Lenders shall respond to an Extension Request in writing not later than 30 days following receipt of such Extension Request, and if any Lender does not respond in writing by the end of such 30 day period it shall be deemed to have denied such Extension Request. No request by the Borrower to extend the Revolving Period and/or the Facility Termination Date, as applicable, shall be considered an “Extension Request” if such request is conditioned on an amendment to any other provision of the Transaction Documents.

Section 2.7        Change in Advance Rate. The Advance Rate previously assigned by the Agent to any Eligible Collateral Obligation shall not change, except for the following events:

(a)          If no Evaluation Event occurs with respect to an Eligible Collateral Obligation, the Advance Rate for such Eligible Collateral Obligation shall be the Advance Rate assigned to such Eligible Collateral Obligation as of the related Cut-Off Date.

(b)          If an Evaluation Event occurs with respect to a Middle Market Loan, the Agent shall have the right to adjust the Advance Rate for such Eligible Collateral Obligation to equal the Revised MML Advance Rate; provided that, after giving effect to any such adjustment, the Advance Rate shall not exceed the Advance Rate applicable to such Eligible Collateral Obligation immediately prior to such Evaluation Event.

(c)          If the event giving rise to an Evaluation Event has been cured or otherwise no longer exists, then the Advance Rate shall be equal to the value prior to the occurrence of such Evaluation Event.

Section 2.8        Reserved.

Section 2.9        Increase in Facility Amount. (a) Subject to compliance with the terms of this Section 2.9, from time to time the Borrower may elect one or more increases to the Facility Amount.

(b)          The Borrower may, with the prior written consent of the Agent (which consent may be conditioned on one or more conditions precedent in its sole discretion and/or may be given via email, but which consent shall not be required in the case of any By-Right Facility Increase) increase the Facility Amount up to $1,000,000,000, by (i) increasing the Commitment of the existing Lenders with the consent of each such Lender and the Borrower, and/or (ii) adding additional Lenders with the consent of such additional Lender and the Borrower.

(c)          Each Facility Increase shall be subject to the following conditions:

(A)      no Unmatured Default or Event of Default has occurred and is continuing;

(B)      the Borrower has delivered to the Agent (with a copy to the Collateral Agent) a written election for such Facility Increase (which may be by email);

(C)      in the case of any By-Right Facility Increase, such Facility Increase shall occur prior to the nine-month anniversary of the Effective Date;

(D)      such Facility Increase is in an amount at least equal to $50,000,000 or an increment of $10,000,000 in excess thereof (or such lesser amount available or otherwise as the Agent may reasonably agree);

(E)       other than in the case of a By-Right Facility Increase, the Borrower has delivered to the Agent evidence that the Borrower is authorized to agree to such Facility Increase and, to the extent requested by the Agent, a customary legal opinion as to the due authorization and enforceability of such Facility Increase; provided that, prior to a By-Right Facility Increase the Borrower has delivered to the Agent certified copies of the resolutions of the board of managers (or similar items) of the Borrower and the Servicer approving any By-Right Facility Increase;

(F)       such Facility Increase shall be allocated as agreed among the Borrower, each applicable Lender and the Agent (or, if no such agreement is reached, 100% to the Agent);

(G)      such Facility Increase shall be allocated to the Revolving Commitment of each applicable Revolving Lender and shall constitute an Incremental Commitment.

(H)      each of the representations and warranties of the Borrower contained in the Transaction Documents shall be true and correct in all material respects as of such date (except to the extent (x) such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date and (y) such representations and warranties are already qualified as to materiality or similar, in which case such representations and warranties shall be true and correct in all respects);

(I)        in the case of any By-Right Facility Increase, the Facility Amount following such Facility Increase will not exceed $750,000,000 or such other greater amount as mutually agreed between the Borrower and the Agent;

(J)       each of the Collateral Quality Tests are satisfied; and

(K)      if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and to the extent applicable, an updated Beneficial Ownership Certification in relation to the Borrower.

For the avoidance of doubt, and notwithstanding clause (b) above, the effectiveness of any Facility Increase up to an amount not to exceed $750,000,000 (a “By-Right Facility Increase”) shall be automatic upon the satisfaction of the preceding conditions set forth in this clause (c), and no consent of any Person other than the Borrower shall be required therefor.

Section 2.10       Defaulting Lenders.

(a)           Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)            any payment of principal, interest, fees or other amounts received by the Collateral Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Agent and with written instruction to the Collateral Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent, hereunder; second, as the Borrower may request (so long as no Event of Default or Unmatured Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Agent in its sole discretion)), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent or the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund future Loans under this Agreement; fourth, to the payment of any amounts owing to the other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default or Unmatured Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Agent in its sole discretion), to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.10 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(ii)           for any period during which such Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and under no circumstance shall Borrower retroactively be or become required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)           If the Agent and the Borrower determine in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of Loans outstanding of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.11       Facility Termination Date. The Outstanding Loan Amount shall be paid in full by the Borrower on the Facility Termination Date.

Section 2.12       Borrowing Base Deficiency. Subject to Section 13.1(e), if any Borrowing Base Deficiency exists, then the Borrower may eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination thereof) of the following actions: (a) deposit into or credit to the Collection Account cash and Permitted Investments, (b) repay Loans, (c) sell Collateral Obligations in accordance with Section 7.10 or (d) during the Revolving Period, pledge additional Collateral Obligations as Collateral.

ARTICLE III

INTEREST, ETC.

Section 3.1        Interest. (a)  The Borrower hereby promises to pay, on the dates specified in Section 3.2, Interest on the unpaid principal amount of each Loan (or each portion thereof) for the period commencing on the applicable Loan Date until such Loan is paid in full. No provision of this Agreement or the Notes shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law.

Section 3.2        Interest Distribution Dates. Interest accrued on the Outstanding Loan Amount (including any previously accrued and unpaid Interest) shall be payable, without duplication:

(a)          on the Facility Termination Date;

(b)          on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan; and

(c)          on each Distribution Date.

Section 3.3        Interest Calculation. Each Note shall bear interest on each day during each Accrual Period at a rate per annum equal to the product of (a) the Interest Rate for such Accrual Period multiplied by (b) the Outstanding Loan Amount attributable to such Note on such day. All Interest shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such Interest is payable over a year comprised of (x) with respect to Dollar Loans and Euro Loans, 360 days (other than Interest accruing by the reference rate set forth in clause (a) of the definition of Alternate Base Rate, which shall be computed over a year comprised of 365/366 days), (y) with respect to CAD Loans, 365 days and (z) with respect to GBP Loans, 365 days (or 366 days in a leap year). Calculations by the Agent of Daily Simple SONIA shall be conclusive absent manifest error.

Section 3.4        Computation of Interest, Fees, Etc. Each Lender Agent (on behalf of its respective Lender Group) and the Agent shall determine the applicable Interest and all fees to be paid by the Borrower on each Distribution Date for the related Accrual Period and shall advise the Collateral Agent, the Collateral Administrator and the Servicer thereof in writing no later than the Determination Date immediately prior to such Distribution Date. Such reporting may also include an accounting of any amounts due and payable pursuant to Sections 4.3 and 5.1 as well as any actually-incurred breakage costs that have not already been reimbursed to the applicable Lender. For the avoidance of doubt the Collateral Agent, Collateral Administrator and Document Custodian shall have no responsibility to calculate or determine any Interest or fees to be paid by the Borrower.

Section 3.5        Temporary Disruption of Term SOFR. Subject to Section 17.2(b), if:

(a)          the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR; or

(b)          the Agent has been advised by the Required Lenders that Term SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan);

then the Agent shall give notice thereof to the Borrower and the Lenders (with a copy to the Collateral Agent) as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any outstanding Term SOFR Loan shall, (i) in the event of clause (a) above, at the end of the applicable Accrual Period and (ii) in the event of clause (b), on and from such day, be converted by the Agent to, and shall constitute, an ABR Loan.

Section 3.6          Illegality. If any Lender determines that any Applicable Law has made it unlawful, or if any governmental authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Term SOFR Loan, then, on notice thereof by such Lender to the Borrower through the Agent (with a copy to the Collateral Agent), any obligation of such Lender to make, maintain or fund Term SOFR Loans or to convert ABR Loans to Term SOFR Loans will be suspended until such Lender notifies the Agent and the Borrower (with a copy to the Collateral Agent) that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Term SOFR Loans of such Lender will be immediately converted into ABR Loans at the end of the applicable Accrual Period. Upon any such conversion, the Borrower will pay accrued interest on the amount so converted.

ARTICLE IV

PAYMENTS; TAXES

Section 4.1        Making of Payments. Subject to, and in accordance with, the provisions hereof, all payments of principal of or Interest on the Loans and other amounts due to the Lenders shall be made pursuant to Section 8.3(a) by no later than 3:00 p.m., in the Applicable Time Zone, on the day when due in the applicable Eligible Currency in immediately available funds. Payments received by any Lender or Lender Agent after 3:00 p.m., in the Applicable Time Zone, on any day will be deemed to have been received by such Lender or Lender Agent on its next following Business Day. All amounts owing and payable to the Lenders (and by the Lenders) under this Agreement and the other Transaction Documents may be paid by remitting such amounts to the Agent, who shall remit such amounts to the Lenders or Borrower, as applicable. Payments in reduction of the principal amount of the Loans shall be allocated and applied to Lenders pro rata based on their respective portions of such Loans, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Lender Agent and the Borrower. Payments of Interest shall be allocated and applied to Lenders pro rata based upon the respective amounts of interest and fees due and payable to them.

Section 4.2        Due Date Extension. If any payment of principal or Interest with respect to any Loan falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional Interest shall accrue and be payable for the period of such extension at the rate applicable to such Loan.

Section 4.3        Taxes. (a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Official Body in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Indemnification by the Borrower. The Borrower shall indemnify each Recipient, and its direct and indirect beneficial owners, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.3) payable or paid by such Recipient or such beneficial owners or required to be withheld or deducted from a payment to such Recipient or such beneficial owners and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent and each Lender Agent), or by the Agent on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.

(d)          Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 4.3(d).

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to an Official Body pursuant to this Section 4.3, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f)           Status of Lenders.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower, the Collateral Agent and the Agent, at the time or times reasonably requested by the Borrower, the Collateral Agent or the Agent, such properly completed and executed documentation reasonably requested by the Borrower, the Collateral Agent or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, the Collateral Agent or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, the Collateral Agent or the Agent as will enable the Borrower, the Collateral Agent or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.3(f)(ii)(A), Section 4.3(f)(ii)(B) and Section 4.3(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, if the Borrower is a U.S. Borrower:

(A)      any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent) whichever of the following is applicable:

(I)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)        executed copies of IRS Form W-8ECI;

(III)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(IV)       to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent) executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)      if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to (x) comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or (y) determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.3(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E)       on or before the date each of the Agent and the Collateral Agent becomes a party to this Agreement, each of the Agent and the Collateral Agent shall provide to the Borrower, two duly-signed, properly completed copies of the documentation prescribed in clause (i) or clause (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, each of the Agent and the Collateral Agent shall provide updated documentation with respect to such documentation previously delivered (or a successor form thereto) when any such documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.3 (including by the payment of additional amounts pursuant to this Section 4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.3(g) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 4.3(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.3(g)  the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 4.3(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Survival. Each party’s obligations under this Section 4.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(i)           If Agent is a United States person (as defined in Section 7701(a)(30) of the Code), it shall deliver to the Borrower on or prior to the date on which it becomes Agent under this Agreement two duly completed copies of IRS Form W-9. If Agent is not a United States person, it shall provide to the Borrower on or prior to the date on which it becomes Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) (A) two executed copies of IRS Form W-8ECI with respect to any amounts payable to Agent for its own account, and (B) two executed copies of IRS Form W-8IMY with respect to any amounts payable to Agent for the account of others, certifying that it is either (1) a “qualified intermediary” which has assumed primary withholding responsibility under Chapters 3 and 4 of the Code and primary IRS Form 1099 reporting and back-up withholding responsibility, or (2) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Agent agree to so treat the Agent as a United States Person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

ARTICLE V

INCREASED COSTS, ETC.

Section 5.1        Increased Costs, Capital Adequacy.(a) If, due to either (i) the introduction of or any change following the date hereof (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application arising following the date hereof of any Applicable Law, in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the date hereof (that did not exist prior to the date hereof) from any central bank or other Official Body (whether or not having the force of law), (A) there shall be any increase in the cost (other than Taxes) to the Agent, any Lender Agent, any Lender, successor or assign thereof (each of which shall be an “Affected Person”) of agreeing to make or making, funding or maintaining any Loan (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Person hereunder), as the case may be, (B) there shall be any reduction in the amount of any sum received or receivable (other than as a result of Taxes) by an Affected Person under this Agreement or under any other Transaction Document, or (C) any Recipient is subject to any Taxes (other than (1) Indemnified Taxes and (2) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then, in each case, the Borrower shall, from time to time, after written demand by the Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand and confirmation from the Affected Person that such Affected Person is making similar demands from borrowers in loan arrangements that are similar in nature to this Agreement), on behalf of such Affected Person, pay to the Agent, on behalf of such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs or reduced payments within thirty (30) days after such demand; provided, that the amounts payable under this Section 5.1 shall be without duplication of amounts payable under Section 4.3.

(b)          If either (i) the introduction of or any change following the date hereof in or in the interpretation, administration or application arising following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Person with any law, guideline, rule, regulation, directive or request following the date hereof (that did not exist prior to the date hereof), from any central bank, any Official Body or agency, including, without limitation, compliance by an Affected Person with any request or directive regarding capital adequacy or liquidity coverage, has or would have the effect of reducing the rate of return on the capital of any Affected Person, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Person could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Person with respect to capital adequacy and liquidity coverage), by an amount deemed by such Affected Person to be material, then, from time to time, after demand by such Affected Person (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand and confirmation from the Affected Person that such Affected Person is making similar demands from borrowers in loan arrangements that are similar in nature to this Agreement), the Borrower shall pay the Agent on behalf of such Affected Person such additional amounts as will compensate such Affected Person for such reduction.

(c)          If an Affected Person shall at any time (without regard to whether any Basel III Regulations or Dodd-Frank Regulations are then in effect) suffer or incur (i) any explicit or implicit charge, assessment, cost or expense by reason of the amount or type of assets, capital or supply of funding such Affected Person or any of its Affiliates is required or expected to maintain in connection with the transactions contemplated herein, without regard to (A) whether such charge, assessment, cost or expense is imposed or recognized internally, externally or inter-company or (B) whether it is determined in reference to a reduction in the rate of return on such Affected Person’s or Affiliate’s assets or capital, an inherent cost of the establishment or maintenance of a reserve of stable funding, a reduction in the amount of any sum received or receivable by such Affected Person or its Affiliates or otherwise, or (ii) any other imputed cost or expense arising by reason of the actual or anticipated compliance by such Affected Person or any of its Affiliates with the Basel III Regulations or Dodd-Frank Regulations, then, upon demand by or on behalf of such Affected Person through the Agent, the Borrower shall pay to the Agent, for the benefit of such Affected Person, such amount as will, in the determination of such Affected Person, compensate such Affected Person therefor. A certificate of the applicable Affected Person setting forth the amount or amounts necessary to compensate the Affected Person under this Section 5.1(c) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)          In determining any amount provided for in this Section 5.1, the Affected Person may use any reasonable averaging and attribution methods. The Agent, on behalf of any Affected Person making a claim under this Section 5.1, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.

ARTICLE VI

CONDITIONS TO Loans

Section 6.1        Effectiveness. This Agreement shall become effective on the first day (the “Effective Date”) on which the Agent, on behalf of the Lenders, shall have received the following documents and each of the other conditions listed below is satisfied, each in form and substance reasonably satisfactory to the Agent:

(a)          Transaction Documents. This Agreement and each other Transaction Document, in each case duly executed by each party thereto;

(b)          Notes. For each Lender Group that has requested the same, a Note duly completed and executed by the Borrower and payable to the Lender Agent for such Lender Group;

(c)          Establishment of Account. Evidence that each Account has been established;

(d)          Resolutions. Certified copies of the resolutions of the board of managers (or similar items) of the Borrower and the Servicer approving the Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its secretary or assistant secretary;

(e)          Organization Documents. The certificate of formation (or similar organization document) of each of the Borrower and the Servicer certified by the Secretary of State of its jurisdiction of organization; and a certified, executed copy of the Borrower’s and the Servicer’s organizational documents;

(f)           Good Standing Certificates. Good standing certificates for each of the Borrower and the Servicer issued by the applicable Official Body of its jurisdiction of organization;

(g)          Incumbency. A certificate of the secretary or assistant secretary of the Equityholder certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it;

(h)          Filings. Copies of proper financing statements, as may be necessary or, in the reasonable opinion of the Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder, shall have been submitted for filing;

(i)           Opinions. Legal opinions of Dechert LLP, counsel for the Borrower and the Servicer, and Nixon Peabody LLP, counsel for the Collateral Agent, Document Custodian and the Collateral Administrator, each in form and substance reasonably satisfactory to the Agent covering such matters as the Agent may reasonably request;

(j)           No Facility Termination Event, etc. Each of the Transaction Documents is in full force and effect and no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the execution and delivery of the Transaction Documents and the borrowing of Loans hereunder on the Effective Date (if any);

(k)          Liens. The Agent shall have received (i) the results of a recent search by a Person satisfactory to the Agent, of the UCC, judgment, security interest and tax lien filings which may have been filed with respect to personal property of the Borrower, and bankruptcy and pending lawsuits with respect to the Borrower and the results of such search shall be satisfactory to the Agent and (ii) filed UCC termination statements, if any, necessary to release all security interests and other rights of any Person in any Collateral previously granted by the Borrower and any executed pay-off letters reasonably requested by the Agent;

(l)           Payment of Fees. The Agent shall have received evidence, to its sole satisfaction, that all Fees due to the Lenders, the Collateral Agent, the Collateral Administrator and the Document Custodian on the Effective Date have been paid in full;

(m)         No Material Adverse Effect. As of the Effective Date, no Material Adverse Effect shall have occurred and no litigation shall have commenced which would reasonably be expected to have a Material Adverse Effect;

(n)          Beneficial Ownership Certification. At least five (5) days prior to the Effective Date, if the Borrower or Servicer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such party shall be delivered;

(o)          KYC Information. The Borrower shall have provided to each Lender Agent, the Document Custodian and the Collateral Agent any documentation and other information requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations including the PATRIOT Act;

(p)          Foreign Currency Funding. With respect to any Eligible Collateral Obligation purchased with Loans on the Effective Date, such Loan shall be denominated in the same Eligible Currency as such Collateral Obligation;

(q)          Transaction Summary. The Transaction Summary shall have been attached as Annex C hereto; and

(r)           Other. Such other approvals, documents, opinions, certificates and reports as the Agent may reasonably request.

Section 6.2        Loans and Reinvestments. The making of any Loan (including the initial Loan hereunder) and any Reinvestment are all subject to the condition that the Effective Date shall have occurred and to the following further conditions precedent that:

(a)          No Event of Default, Etc. Each of the Transaction Documents shall be in full force and effect (unless terminated in accordance with their terms) and (i) no Event of Default or Unmatured Event of Default shall have occurred and be continuing (other than any Reinvestment being effected in connection with the cure of any Borrowing Base Deficiency pursuant to Section 2.12) or will result from the making of such Loan or Reinvestment, (ii) no Servicer Event of Default or Unmatured Servicer Event of Default shall have occurred and be continuing or will result from the making of such Loan or Reinvestment, (iii) the representations and warranties of the Borrower and Servicer contained herein and of the Borrower and the Servicer in the other Transaction Documents shall be true and correct in all material respects as of the related Funding Date (or if such representations and warranties specifically refer to an earlier date, such earlier date), with the same effect as though made on the date of (and after giving effect to) such Loan or Reinvestment, and (iv) after giving effect to such Loan or Reinvestment (and any purchase of Eligible Collateral Obligations in connection therewith), no Borrowing Base Deficiency shall have occurred and the Foreign Currency Loan Amount shall not exceed the Foreign Currency Sublimit;

(b)          Requests. (i) In connection with the funding of any Revolving Loan pursuant to Section 2.2(a), the Collateral Agent, the Collateral Administrator, each Lender Agent and the Agent shall have received the Loan Request for such Revolving Loan in accordance with Section 2.2(a), together with all items required to be delivered in connection therewith, and (ii) in connection with any Reinvestment, the Collateral Agent, the Collateral Administrator, each Lender Agent and the Agent shall have received the Reinvestment Request for such reinvestment in accordance with Section 8.3(b), together with all items required to be delivered in connection therewith;

(c)          Revolving Period. The Revolving Period shall not have ended;

(d)          Reserved;

(e)          Borrowing Base Confirmation; Collateral Quality Tests. The Collateral Agent, the Collateral Administrator, each Lender Agent and the Agent shall have received an Officer’s Certificate of the Borrower or the Servicer (which may be included as part of the Loan Request or Reinvestment Request) computed as of the date of such request and after giving effect thereto and to the purchase by the Borrower of the Collateral Obligations to be purchased by it on such date (if any), demonstrating that (i) the Outstanding Loan Amount shall not exceed the Borrowing Base and there is no Borrowing Base Deficiency and the Foreign Currency Loan Amount will not exceed the Foreign Currency Sublimit, calculated as of the Funding Date as if the Collateral Obligations purchased by the Borrower on such Funding Date were owned by the Borrower and (ii) each Collateral Quality Test is satisfied or, if not satisfied, is maintained or improved;

(f)           Reserved;

(g)          Hedging Agreements. The Agent shall have received evidence, in form and substance satisfactory to the Required Lenders, that the Borrower has entered into Hedging Agreements to the extent required by, and satisfying the requirements of, Section 10.6;

(h)          Agent Approval. In connection with the acquisition of any Collateral Obligation by the Borrower (other than a Pre-Approved Collateral Obligation or Automatic Approval Collateral Obligation), the Borrower shall have received a copy of an Approval Notice and received an Information Package with respect to such Collateral Obligation, or in the case of Automatic Approval Collateral Obligations, the Agent has received an Information Package for such Collateral Obligation no later than 5 Business Days after the Cut-Off Date;

(i)           Permitted Use. The proceeds of any Loan will be used solely by the Borrower for general corporate purposes consistent with the terms hereof, which, for the avoidance of doubt, include dividends and distributions to the Equityholder permitted pursuant to Section 10.16, or to acquire Collateral Obligations as identified on the applicable Asset Approval Request (other than a Pre-Approved Collateral Obligation or Automatic Approval Collateral Obligation), to pay outstanding fees or to satisfy any unfunded commitments in connection with any Variable Funding Asset;

(j)           Reserved;

(k)          Borrower’s Certification. The Borrower shall have delivered to the Collateral Agent, the Collateral Administrator, each Lender Agent, and the Agent an Officer’s Certificate (which may be included as part of the Loan Request or Reinvestment Request) dated the date of such requested Revolving Loan, or Reinvestment certifying that the conditions described in Sections 6.2(a) through (i) have been satisfied;

(l)           Reserved;

(m)         Foreign Currency Funding. (i) With respect to Eligible Collateral Obligations purchased with Loans, such Loan shall be denominated in the same Eligible Currency as such Collateral Obligation, (ii) with respect to Eligible Collateral Obligations purchased with available Principal Collections, such Principal Collections shall be denominated in the same Eligible Currency as the Collateral Obligation acquired in connection with such reinvestment and (iii) with respect to any Eligible Collateral Obligations, clause (f) of the definition of Excess Concentration Amount must be satisfied or, if not satisfied prior thereto, maintains or improves its compliance therewith; provided that, subject to the above, the Borrower may convert amounts on deposit in the Collection Accounts into any other Eligible Currency at any time, in each case using the Applicable Conversion Rate if, prior to and after giving effect to such conversion or exchange, the Borrower is in compliance with the Borrowing Base or, if the Borrower is not in compliance prior to such conversion or exchange, after giving effect to such conversion or exchange, the Borrower will maintain or improve its compliance with the Borrowing Base.

(n)          Eligible Currency Accounts. Any available funds on deposit in the Interest Collection Account and the Principal Collection Account denominated in any Eligible Currency shall be applied on any Distribution Date (i) first, to make payments in such Eligible Currency and (ii) second, to make payments in any other Eligible Currency, as converted by the Collateral Agent at the direction of the servicer using the Applicable Conversion Rate; provided that such payments shall be subject to the application of the proceeds thereof in accordance with Section 8.3.

Section 6.3        Transfer of Collateral Obligations and Permitted Investments. (a)  The Collateral Agent (or the Securities Intermediary on its behalf) and the Document Custodian shall hold all Certificated Securities (whether Collateral Obligations or Permitted Investments) and Instruments delivered to it.

(b)          On the Effective Date (with respect to each Collateral Obligation and Permitted Investment owned by the Borrower on such date) and each time that the Borrower shall (or shall cause the Servicer to) direct or cause the acquisition of any Collateral Obligation or Permitted Investment, the Borrower shall (or shall cause the Servicer to), if such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation has not already been delivered to the Collateral Agent (or the Securities Intermediary on its behalf) or the Document Custodian, as applicable, in accordance with the requirements set forth in the definition of “Collateral Obligation File”, cause the delivery of such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation in accordance with the requirements set forth in the definition of “Collateral Obligation File” to the Collateral Agent (or the Securities Intermediary on its behalf) or the Document Custodian, as applicable, to be credited by the Collateral Agent (or the Securities Intermediary on its behalf) or the Document Custodian, as applicable, to the Custodial Account in accordance with the terms of this Agreement, in each case within the timeframe set forth in Section 10.21.

(c)          The Borrower shall (or shall cause the Servicer to) cause all Collateral Obligations or Permitted Investments acquired by the Borrower to be transferred to the Collateral Agent (or the Securities Intermediary on its behalf) or the Document Custodian, as applicable, for credit by it to the Custodial Account, and shall cause all Collateral Obligations and Permitted Investments acquired by the Borrower to be delivered to the Collateral Agent (or the Securities Intermediary on its behalf) or the Document Custodian, as applicable, by one of the following means (and shall take any and all other actions necessary to create and perfect in favor of the Collateral Agent a valid security interest in each Collateral Obligation and Permitted Investment, which security interest shall be senior (subject to Permitted Liens) to that of any other creditor of the Borrower (whether now existing or hereafter acquired):

(i)           in the case of an Instrument or a Certificated Security in registered form by having it Indorsed to the Collateral Agent or in blank by an effective Indorsement or registered in the name of the Collateral Agent and by (A) delivering such Instrument or Security Certificate to the Collateral Agent (or the Securities Intermediary on its behalf) or the Document Custodian, as applicable, at the Corporate Trust Office and (B) causing the Collateral Agent (or the Securities Intermediary on its behalf) or the Document Custodian, as applicable, to maintain (for the benefit of the Secured Parties) continuous possession of such Instrument or Certificated Security;

(ii)          in the case of an Uncertificated Security, by (A) causing the Collateral Agent (or the Securities Intermediary on its behalf) to become the registered owner of such Uncertificated Security and causing such registration to remain effective; or (B) by causing such Uncertificated Security to be credited to a Securities Account for which the Securities Intermediary has agreed that such Uncertificated Security constitutes a Financial Asset and that the Collateral Agent has Control over such Securities Account;

(iii)         in the case of any Security Entitlement, by causing each such Security Entitlement to be credited to the Account in the name of the Borrower; and

(iv)         in the case of General Intangibles (including any Collateral Obligation or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Collateral Agent as secured party and describing the Collateral Obligation or Permitted Investment (or a description of “all assets” of the Borrower) as the collateral at the filing office of the Secretary of State of the State of Delaware.

ARTICLE VII

ADMINISTRATION AND Management OF COLLATERAL OBLIGATIONS

Section 7.1        Retention and Termination of the Servicer. The servicing, administering and collection of the Collateral Obligations shall be conducted by the Person designated as Servicer from time to time in accordance with this Section 7.1. Subject to early termination due to the occurrence of a Servicer Event of Default or as otherwise provided below in this Article VII, in each case subject to Section 13.3(b), the Borrower hereby designates the Equityholder, and the Equityholder hereby agrees to serve, as Servicer until the termination of this Agreement. For the avoidance of doubt, the Servicer is not a Lender Agent of the Agent, any Lender Agent, the Collateral Agent, the Collateral Administrator, the Document Custodian or any Lender.

Section 7.2        Resignation and Removal of the Servicer; Appointment of Successor Servicer. (a)  If a Servicer Event of Default shall occur and be continuing, then, subject to Section 13.3(b), the Agent by written notice given to the Servicer (with a copy to the Collateral Agent and each Lender), may terminate all of the rights and obligations of the Servicer and appoint a successor pursuant to the terms hereof. In addition, if the Servicer is terminated upon the occurrence of a Servicer Event of Default, the Servicer shall, if so requested by the Agent, acting at the direction of the Required Lenders, deliver to any successor Servicer copies of its Records within five (5) Business Days after demand therefor and a computer tape (or any other means of electronic transmission acceptable to such successor Servicer) containing as of the close of business on the date of demand all of the data maintained by the Servicer in computer format in connection with servicing the Collateral Obligations.

(b)          The Servicer shall not resign from the obligations and duties imposed on it by this Agreement as Servicer.

(c)          Any Person (i) into which the Servicer may be merged or consolidated in accordance with the terms of this Agreement, (ii) resulting from any merger or consolidation to which the Servicer shall be a party, (iii) acquiring by conveyance, transfer or lease substantially all of the assets of the Servicer, or (iv) succeeding to the business of the Servicer in any of the foregoing cases, shall execute an agreement of assumption to perform every obligation of the Servicer under this Agreement and, whether or not such assumption agreement is executed, shall be the successor to the Servicer under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding. In addition to the foregoing and notwithstanding anything else to the contrary contained in this Agreement, the Servicer may (in its sole discretion) upon prior written notice to the Agent (with a copy to the Collateral Agent), at any time and without the consent of any Person, assign all or a portion of its rights and obligations under this Agreement or delegate its rights or responsibilities under this Agreement to the BDC Adviser or any Affiliate thereof; provided that (i) such Affiliate has the ability to professionally and competently perform duties similar to those imposed upon the Servicer hereunder and otherwise qualifies as an Eligible Successor and (ii) such Affiliate is legally qualified to and has the capacity to act as Servicer hereunder.

(d)          Subject to the last sentence of this Section 7.2(d), until a successor Servicer has commenced servicing activities in the place of Antares Strategic Credit Fund, Antares Strategic Credit Fund shall continue to perform the obligations of the Servicer hereunder. On and after the termination of the Servicer pursuant to this Section 7.2, the successor Servicer appointed by the Agent shall be the successor in all respects to the Servicer in its capacity as Servicer under this Agreement and the transactions set forth or provided for in this Agreement and shall be subject to all the rights, responsibilities, restrictions, duties, liabilities and termination provisions relating thereto placed on the Servicer by the terms and provisions of this Agreement. The Servicer agrees to cooperate and use reasonable efforts in effecting the transition of the responsibilities and rights of servicing of the Collateral Obligations, including the transfer to any successor Servicer for the administration by it of all cash amounts that shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Collateral Obligations and the delivery to any successor Servicer in an orderly and timely fashion of all files and records in its possession or reasonably obtainable by it with respect to the Collateral Obligations containing all information necessary to enable the successor Servicer to service the Collateral Obligations. Notwithstanding anything contained herein to the contrary (except Section 7.2(c)) and to the extent permitted by Applicable Law without causing the Servicer to have liability, the termination of the Servicer shall not become effective until an entity acceptable to the Agent in its sole discretion shall have assumed the responsibilities and obligations of the Servicer.

(e)          At any time, the Agent or any Lender may irrevocably waive any rights granted to such party under Section 7.2(a). Any such waiver shall be in writing and executed by such party that is waiving its rights hereunder. A copy of such waiver shall be promptly delivered by the waiving party to the Servicer and the Agent.

Section 7.3        Duties of the Servicer. The Servicer shall manage, service, administer and make collections on the Collateral Obligations and perform the other actions required to be taken by the Servicer in accordance with the terms and provisions of this Agreement and the Servicing Standard.

(a)          The Servicer shall take or cause to be taken all such actions, as may be reasonably necessary or advisable to attempt to recover Collections from time to time, all in accordance with (i) Applicable Law, (ii) the applicable Collateral Obligation and its Underlying Instruments and (iii) the Servicing Standard. The Borrower hereby appoints the Servicer, from time to time designated pursuant to Section 7.1, as agent for itself and in its name to enforce and administer its rights and interests in the Collections and the related Collateral Obligations.

(b)          The Servicer shall administer the Collections in accordance with the procedures described herein. The Servicer shall (i) instruct all Obligors (and related agents) to deposit Collections directly into the Collection Account, (ii) deposit all Collections received directly by it into the Collection Account or Unfunded Exposure Account, as applicable, within two (2) Business Days of receipt thereof and (iii) cause the Equityholder or any Affiliate thereof to deposit all Collections received directly by the Equityholder or Affiliate into the Collection Account or Unfunded Exposure Account, as applicable, within two (2) Business Days of receipt thereof. The Servicer shall identify all Collections as either Principal Collections or Interest Collections, as applicable. The Servicer shall make such deposits or payments by electronic funds transfer through the Automated Clearing House system, or by wire transfer.

(c)          The Servicer shall maintain for the Borrower and the Secured Parties in accordance with their respective interests all Records that evidence or relate to the Collections not previously delivered to the Collateral Agent and shall, as soon as reasonably practicable upon demand of the Agent, make available, or, upon the Agent’s demand following the occurrence and during the continuation of a Servicer Event of Default, deliver to the Agent (with copies to the Collateral Agent) copies of all Records in its possession which evidence or relate to the Collections.

(d)          The Servicer shall, as soon as practicable following receipt thereof, turn over to the applicable Person any cash collections or other cash proceeds received with respect to each Collateral Obligation that do not constitute Collections or were paid in connection with a Retained Collateral Interest.

(e)          On each Measurement Date, the Servicer (on behalf of the Borrower) shall re-determine the status of each Eligible Collateral Obligation as of such date and provide notice of any change in the status of any Eligible Collateral Obligation to the Collateral Administrator and, as a consequence thereof, Collateral Obligations that were previously Eligible Collateral Obligations on a prior Measurement Date but no longer qualify as Eligible Collateral Obligations as of such Measurement Date may be excluded from the Aggregate Eligible Collateral Obligation Amount on such Measurement Date and Collateral Obligations that previously did not qualify as Eligible Collateral Obligations on a prior Measurement Date but do qualify as Eligible Collateral Obligations as of such Measurement Date may be included in the Aggregate Eligible Collateral Obligation Amount on such Measurement Date.

(f)           The Servicer may, without the prior written consent of the Agent, execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys in fact; provided that, it shall remain liable for all such duties as if it performed such duties itself.

Section 7.4        Representations and Warranties of the Servicer. The Servicer represents and warrants to the Agent and Lenders as of the Effective Date and each Funding Date as to itself:

(a)          Organization and Good Standing. It (i) has been duly organized, and is validly existing as a statutory trust under the laws of its jurisdiction of organization and (ii) has all requisite statutory trust power and authority to own or lease its properties and conduct its business as such business is presently conducted.

(b)          Due Qualification. It (i) is in good standing as a statutory trust under the laws of its jurisdiction of organization, (ii) is duly qualified to do business in its jurisdiction of organization and (iii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified or obtain such qualifications, licenses or approvals would not reasonably be expected to have a Material Adverse Effect.

(c)          Power and Authority. It (i) has all necessary statutory trust power and authority to (a) execute and deliver each Transaction Document to which it is a party, and (b) perform its obligations under the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary statutory trust action, the execution, delivery and performance of each Transaction Document to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d)          Binding Obligations. Each Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a suit at law or in equity).

(e)          No Violation. The execution, delivery and performance of each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) violate any governing documents of the Servicer, (ii) violate any Applicable Law or (iii) violate any Contractual Obligation of the Servicer, except where such violation of Applicable Law or Contractual Obligation would not reasonably be expected to have a Material Adverse Effect.

(f)           No Proceedings. There is no litigation, proceeding or investigation filed or, to its knowledge, pending against the Servicer before any Official Body (i) asserting the invalidity of any Transaction Documents to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Servicer is a party or (iii) that would reasonably be expected to have a Material Adverse Effect.

(g)          No Consents. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Official Body (if any) required for the due execution, delivery and performance by the Servicer of each Transaction Document to which the Servicer is a party have been obtained or made.

(h)          Compliance with Law. The Servicer is in compliance with all Applicable Law to which it is subject, except such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

(i)           Reports Accurate. All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished to the Agent or any Lender in connection with this Agreement (other than projections, pro forma financial information forward looking information, general economic data or industry information and, with respect to information prepared by the Servicer or an Affiliate or agent thereof for internal use or consideration, statements as to, or the failure to make a statement as to, the value of, collectibility of, prospects of or potential risks or benefits associated with such loan or the related Obligor) provided or prepared by the Borrower, the Servicer or the Equityholder, are, as of their respective delivery dates, (or in the case of reports, financial statements or similar information or records, the stated date thereof), true, complete and correct in all material respects; provided that, to the extent any such information, exhibits, financial statements, documents, books, records or reports was furnished by an Obligor or any other third party, such information, exhibits, financial statements, documents, books, records or reports is true, correct and complete in all material respects to the actual knowledge of a Responsible Officer of the Servicer as of the date provided, in each case, after giving effect to all written updates provided by the Borrower, the Servicer or the Equityholder or on its behalf to the Agent or any Lender.

(j)           Financial Statements. The Equityholder has delivered to each Lender complete and correct copies of (A) the audited consolidated financial statements of the Equityholder for the most recent fiscal year for which such audited financial statements are required to be delivered under Section 7.5(i), and (B) the unaudited consolidated financial statements of the Equityholder for the most recently fiscal quarter for which such unaudited financial statements are required to be delivered under Section 7.5(i)(ii). Such financial statements fairly present the financial condition of the Equityholder as of the respective dates thereof and the results of operations for the periods covered thereby, each in accordance with Appropriate Accounting Principles, subject to normal year-end audit adjustments and the absence of footnotes. There has been no material adverse change in the business, operations, financial condition, properties or assets of the Equityholder since the most recently delivered financial statements under this clause (j).

(k)          Eligibility of Collateral Obligations. All Collateral Obligations included as Eligible Collateral Obligations in the most recent calculation of any Borrowing Base required to be determined hereunder were Eligible Collateral Obligations as of the date of such calculation.

(l)           Collections. The Servicer acknowledges that all Collections received by it or its Affiliates (other than any Excluded Amount) are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account.

(m)         Solvency. The transactions under the Transaction Documents to which the Servicer is a party do not and will not render the Servicer and its Subsidiaries, taken as a whole, not Solvent.

(n)          Reserved.

(o)          No Injunctions. No injunction, writ, restraining order or other order of any nature materially adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.

(p)          Selection Procedures. In selecting the Collateral Obligations hereunder and for Affiliates of the Borrower, no selection procedures were employed which are intended to be adverse to the interests of any Lender Agent or Lender.

(q)          Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.  The Servicer represents and warrants that neither it nor any of its Affiliates, directors, officers or employees, nor any of its agents (including any such agents or Affiliates that will act in any capacity in connection with, or benefit from, this Agreement), have engaged in any activity or conduct that would breach Anti-Corruption Laws or Anti-Money Laundering Laws.

(r)           Compliance with Sanctions.  The Servicer represents and warrants that (a) neither it nor any of its Affiliates, directors, officers or employees, nor any of its agents (including any such agents or Affiliates that will act in any capacity in connection with, or benefit from, this Agreement), is (i) a Sanctioned Person, or (ii) in violation of any Sanctions, and (b) no Loan, use of proceeds or other transaction contemplated by this Agreement will result in the violation of any applicable Sanctions.

Section 7.5        Covenants Relating to the Servicer. Until the date on or after the Facility Termination Date on which the Loans shall have been repaid in full, all Interest shall have been paid, and no other Obligations (other than contingent Obligations for which no claim has been made) shall be owing to the Secured Parties under this Agreement:

(a)          Compliance with Agreements and Applicable Law. The Servicer will comply with all Applicable Law, including those with respect to the performance of its obligations under this Agreement and the other Transaction Documents, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b)          Preservation of Company Existence. The Servicer will (i) preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation and (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.

(c)          Books and Records. The Servicer will keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Servicer in accordance with Appropriate Accounting Principles, maintain and implement administrative and operating procedures, and keep and maintain all documents, books, records and other information necessary or reasonably advisable for the collection of all Collateral Obligations.

(d)          Other. The Servicer will promptly furnish to the Borrower and the Agent such other information, documents, records or reports respecting the Collateral or the operations of the Servicer as the Agent may from time to time reasonably request in order to protect the interests of the Agent, the Collateral Agent or the Secured Parties under or as contemplated by this Agreement, in each case, to the extent such information, documents, records or reports (i) have been prepared or received by the Servicer or (ii) will be prepared or received in the ordinary course of the Servicer’s business.

(e)          ERISA. The Servicer shall give the Agent and each Lender Agent prompt written notice of any event that could result in the imposition of a Lien on the Collateral under Section 430 of the Code or Section 303(k) or 4068 of ERISA. The Servicer shall not cause or permit to occur an event that would reasonably be expected to result in the imposition of a Lien on the Collateral under Section 430 of the Code or Section 303(k) or 4068 of ERISA.

(f)           Performance and Compliance with Collateral. The Servicer will exercise its rights hereunder in order to permit the Borrower to duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each item of Collateral in all material respects and will take all necessary action to preserve the first priority security interest (subject to Permitted Liens) of the Collateral Agent for the benefit of the Secured Parties in the Collateral and shall comply with the Servicing Standard in all material respects with respect to all Collateral Obligations; provided, however, that nothing in this Section 7.5(f) shall require the Servicer to exercise a standard of care with respect to the Collateral and the Collateral Obligations that is greater than that which is required by the Servicing Standard.

(g)          Liens. The Servicer shall not create, incur, assume or permit to exist any Lien on or with respect to any of its rights under any of the Transaction Documents (other than the Lien covering the Sale Agreement and existing on the Effective Date, which has been disclosed to the Agent and any Lien on Servicer Fees), whether with respect to the Collateral Obligations or any other Collateral other than Permitted Liens.

(h)          Servicer Obligations. The Borrower shall not permit the Servicer to (i) agree to any amendment, waiver or other modification of any Transaction Document to which it is a party and to which the Agent is not a party, in each case in a manner materially adverse to the Agent or any Lender, without the prior written consent of the Agent, (ii) upon the occurrence and during the continuance of an Event of Default, agree to permit the Borrower to agree to a Material Modification with respect to any Collateral Obligation without the prior written consent of the Agent, (iii)interpose any claims, offsets or defenses it may have as against the Borrower as a defense to its performance of its obligations in favor of any Affected Person hereunder or under any other Transaction Documents or (iv) change its fiscal year so that the reports described in Section 7.5(i)(i) would be delivered to the Agent and each Lender Agent less frequently than every 12 months, subject to any additional time period as is otherwise contemplated by Section 7.5(i)(i).

(i)           Reporting. The Borrower will furnish to the Agent or cause to be furnished to the Agent:

(i)           within 180 days (or such longer period permitted pursuant to any orders, declarations, laws, regulations or letters issued by the SEC or any other government or regulatory authority) after the end of each fiscal year of the Equityholder (commencing with the fiscal year ending 2024), an annual report of the Equityholder and its Subsidiaries, on a consolidated basis, containing an audited consolidated statement of assets and liabilities as of the end of such fiscal year, and audited consolidated statements of operations for the fiscal year then ended, prepared in accordance with Appropriate Accounting Principles, each reported on by independent public accountants of recognized national standing;

(ii)          commencing with the quarter-ended September 30, 2024, within 75 days (or such longer period permitted pursuant to any orders, declarations, laws, regulations or letters issued by the SEC or any other government or regulatory authority) after the end of each of the first three quarters of each fiscal year of the Equityholder, an unaudited financial report of the Equityholder and its Subsidiaries, on a consolidated basis, containing a consolidated statement of assets and liabilities and consolidated statements of operations, in each case for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Equityholder and its consolidated Subsidiaries on a consolidated basis in accordance with Appropriate Accounting Principles consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)         promptly after the Servicer obtains actual knowledge of the occurrence of (i) any Unmatured Event of Default or Event of Default or (ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, a statement of a Responsible Officer of the Servicer setting forth the details thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(iv)          notice of any material change in accounting policies or financial reporting practices by the Servicer except as required or permitted by Appropriate Accounting Principles;

(v)          promptly after any request by the Agent, copies of any detailed audit reports, management letters or recommendations submitted to the management, board of directors or investment manager of the Equityholder by independent accountants in connection with the accounts or books of the Equityholder (other than any such reports, letters or recommendations provided in connection with any other special purpose vehicles), so long as such information is within the possession of the Borrower or may be obtained with neither undue burden nor expense;

(vi)         promptly after written request therefor, such other business and financial information regarding the Borrower, any Collateral Obligation owned by the Borrower or any related Obligor as the Agent may from time to time reasonably request; provided that such information is in the possession of the Borrower or the Servicer, as applicable, or reasonably obtainable thereby without undue burden or expense and not subject to any applicable confidentiality restrictions prohibiting such disclosure to the Agent or any Lender;

(vii)        documents required to be delivered pursuant to this section may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet; (B) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which the Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent; or (C) on which such documents are made available via EDGAR, or any successor system of the SEC;

(viii)       promptly (but in no event later than 10 Business Days following knowledge thereof), in reasonable detail, (i) of any Lien (other than a Permitted Lien) known to it that is made or asserted against any of the Collateral and (ii) the occurrence of any Material Modification; and

(ix)         each quarterly and annual financial reporting package received by the Borrower with respect to such Obligor and with respect to such Collateral Obligation (including, to the extent included therewith, any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Collateral Obligation), which shall be provided (A) in the case of any Broadly Syndicated Loan, as the Agent may from time to time reasonably request, and (B) with respect to any other Collateral Obligation, within ten Business Days of Borrower’s receipt thereof;

(x)          the Agent may provide any information pursuant to clauses (i)-(v) above to the Lenders; provided that, for any Collateral Obligation subject to an Evaluation Event, the Agent may provide the information referenced in clause (vi) for any such Collateral Obligation; and

(xi)         promptly (a) following a request by any EU/UK Institutional Investor Lender, a confirmation of the Retention Letter from the Retention Holder; and (b) on becoming aware of the occurrence thereof, written notice of (x) any failure by the Retention Holder to hold the Retained Interest in accordance with paragraph (3)(a) of the Retention Letter or (y) any failure by the Retention Holder to comply with any of its undertakings under Section 3 of the Retention Letter.

(j)           Commingling. The Servicer shall not, and shall not cause any Affiliate of the Servicer to, deposit or permit the deposit of any funds that do not constitute Collections or other proceeds received from any Obligor into the Collection Account, other than Loans made by a Lender, any capital contributions made by the Equityholder or any amounts transferred from another Account.

(k)          Proceedings. Within two (2) Business Days, to the extent permitted by Applicable Law and any confidentiality provisions and subject to reasonable confidentiality and other restrictions imposed by the Servicer or the Equityholder, as applicable, the Servicer will furnish to the Agent after the Servicer receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case, involving the Borrower that would reasonably be expected to have a Material Adverse Effect.

Section 7.6        Servicer Compensation.

(a)          Fees. As consideration for its services rendered hereunder, the Servicer shall be entitled to receive the Servicer Fee in accordance with the priority of payments set forth in Section 8.3. Notwithstanding any other provision herein to the contrary, the Servicer’s right to receive the Servicer Fee is a right of the Servicer only and may not be assigned without the express consent of the Agent in its sole discretion, and any attempt to assign such right or grant a Lien thereon shall be null and void ab initio.  For the avoidance of doubt, no Person other than the Servicer shall have any claim against the Borrower relating to any Servicer Fee.

Section 7.7        Collateral Reporting. The Borrower shall cause the Servicer to cooperate with the Collateral Administrator in the performance of the Collateral Administrator’s duties under Section 11.3. Without limiting the generality of the foregoing, the Borrower shall cause the Servicer to supply in a timely fashion any information maintained by it that the Collateral Administrator may from time to time request with respect to the Collateral Obligations and reasonably necessary to complete the reports and certificates required to be prepared by the Collateral Administrator hereunder or required to permit the Collateral Administrator to perform its obligations hereunder.

Section 7.8        Reserved.

Section 7.9        Procedural Review of Collateral Obligations; Access to Servicer and Servicer’s Records. (a)  The Borrower shall, and shall cause the Servicer to, at the Borrower’s expense, permit representatives of the Agent at any time and from time to time as the Agent shall reasonably request (A) to inspect and make copies of and abstracts from its records relating to the Collateral Obligations, and (B) to visit its properties in connection with the collection, processing or managing of the Collateral Obligations for the purpose of examining such records, and to discuss matters relating to the Collateral Obligations or such Person’s performance under this Agreement and the other Transaction Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters. The Borrower agrees, and will cause the Servicer, to render to the Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided, that such assistance shall not interfere in any material respect with the Servicer’s business and operations. So long as no Unmatured Event of Default, Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default has occurred and is continuing, such visits and inspections shall occur only (i) upon five Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than once in any calendar year. During the existence of an Unmatured Event of Default, an Event of Default, an Unmatured Servicer Event of Default or a Servicer Event of Default, there shall be no limit on the number of such inspections.

(b)          The Borrower shall, and shall cause the Servicer to, at the Borrower’s expense and as applicable, provide to the Agent access to the documentation evidencing the Collateral Obligations and all other documents regarding the Collateral Obligations included as part of the Collateral and the Related Security in each case, in its possession, in such cases where the Agent is required in connection with the enforcement of the rights or interests of the Lenders, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon five Business Days’ prior written notice (or, if an Unmatured Event of Default, Event of Default or Servicer Event of Default has occurred and is continuing, two Business Days prior written notice), (ii) during normal business hours and (iii) up to once per calendar year (so long as no Unmatured Event of Default, Event of Default or Servicer Event of Default has occurred and is continuing). From and after the Effective Date and periodically thereafter at the reasonable discretion of the Agent, the Agent may review the Borrower’s and the Servicer’s collection and administration of the Collateral Obligations in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as this Agreement and may, no more than once in any calendar year (without duplication of the other inspection or audit rights of the Agent set forth in this Section 7.9), conduct an audit of the Collateral Obligations and Records in conjunction with such review.

(c)          Nothing in this Section 7.9 shall derogate from the obligation of the Borrower and the Servicer to observe any Applicable Law prohibiting disclosure of information regarding the Obligors, and the failure of the Servicer to provide access as a result of such obligation shall not constitute a breach of this Section 7.9.

(d)          The Borrower shall bear the costs and expenses of all audits and inspections permitted by this Section 7.9, subject to a maximum of $75,000 per annum of such expenses in the aggregate, and any additional audits, inspections or expenses in excess of $75,000 per annum shall be for the account of the Agent or Lenders, as applicable; provided, that during the continuance of an Event of Default or a Servicer Event of Default, the Borrower shall be required to bear the expense of all such inspections and audits.

(e)          Notwithstanding the foregoing and for the avoidance of doubt, the obligation of the Borrower to permit visits and inspections pursuant to Section 7.9(a) and the obligation of the Borrower to provide access pursuant to Section 7.9(b) shall be inclusive, such that, to the extent the Agent decides to exercise its rights under both Sections in any calendar year, the Agent may only exercise its rights under Section 7.9(a) and Section 7.9(b) concurrently, unless an Unmatured Event of Default, Event of Default or Servicer Event of Default has occurred and is continuing.

Section 7.10      Optional Sales. (a) The Borrower shall have the right to sell all or a portion of the Collateral Obligations (each, an “Optional Sale”), subject to the following terms and conditions:

(i)           immediately after giving effect to such Optional Sale (together with such other Optional Sales and other actions to be effected in connection with any cure of a Borrowing Base Deficiency in accordance with Section 2.12):

(A)      each Collateral Quality Test is satisfied (or, if not satisfied, is maintained or improved);

(B)       reserved;

(C)       the Borrowing Base is greater than or equal to the Outstanding Loan Amount and the Foreign Currency Loan Amount will not exceed the Foreign Currency Sublimit; and

(D)       no Event of Default, Unmatured Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default shall have occurred and be continuing;

provided, that, notwithstanding the above, the Borrower may make (i) any Optional Sale of any Collateral Obligation if the sale price is equal to or greater than the Collateral Obligation Amount of such Collateral Obligation, (ii) any Optional Sale the trade date of which was prior to the occurrence of an Event of Default, Unmatured Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default, and the settlement date of which is scheduled to occur on a date following such Event of Default, Unmatured Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default or (iii) any Optional Sale for which the Agent has provided consent.

(ii)          to the extent applicable in connection with any Optional Sale, the Servicer shall give the Document Custodian, the Collateral Administrator and the Collateral Agent a certificate of the Servicer substantially in the form of Exhibit F-3 requesting the release of the related Collateral Obligation File in connection with such Optional Sale;

(iii)         such Optional Sale shall be made by the Servicer, on behalf of the Borrower (A) in accordance with the Servicing Standard, (B) reflecting arm’s length market terms and (C) in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party (other than those which are customarily made or provided in connection with the sale of assets of such type);

(iv)         reserved;

(v)          the Principal Balance of all Equityholder Collateral Obligations (other than Warranty Collateral Obligations) sold or substituted pursuant to this Section 7.10 to the Equityholder or an Affiliate thereof at any time shall not exceed 20.0% of the Equityholder Purchased Loan Balance measured as of the date of such sale or substitution; and

(vi)         on the date of such Optional Sale, all proceeds from such Optional Sale, net of reasonable expenses incurred in connection with such Optional Sale (x) will be deposited directly into the Collection Account and (y) with respect to any sold Collateral Obligation, will be in the same Eligible Currency as such Collateral Obligation.

(b)          In connection with any Optional Sale, following deposit of all proceeds from such Optional Sale into the Collection Account, the Collateral Agent shall be deemed to release and transfer to the Borrower (or the purchaser thereof from the Borrower) without recourse, representation or warranty all of the right, title and interest of the Collateral Agent for the benefit of the Secured Parties in, to and under such Collateral Obligation(s) and related Collateral subject to such Optional Sale and such portion of the Collateral so transferred shall be released from the Lien of this Agreement.

(c)          The Borrower hereby agrees to pay the reasonable and documented outside counsel legal fees and out-of-pocket expenses of the Agent, the Collateral Agent, the Collateral Administrator, the Document Custodian, each Lender Agent and each Lender in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral in connection with such Optional Sale), in accordance with and subject to the limitations of Section 17.4.

(d)          In connection with any Optional Sale, the Collateral Agent shall, at the sole expense of the Borrower, execute such instruments of release prepared by the Servicer with respect to the portion of the Collateral subject to such Optional Sale to the Borrower, in recordable form if necessary, as the Borrower, or the Servicer on its behalf, may reasonably request.

Section 7.11      Repurchase or Substitution of Warranty Collateral Obligations. In the event of a breach of Section 9.5, Section 9.13 or Section 9.26 with respect to a Collateral Obligation (or the Related Security and other related collateral constituting part of the Collateral related to such Collateral Obligation), in each case as of the related Acquisition Date (each such Collateral Obligation, a “Warranty Collateral Obligation”), unless the Borrowing Base Condition is satisfied, no later than 30 days after the earlier of (x) knowledge of such breach on the part of the Equityholder or the Servicer and (y) receipt by the Equityholder or the Servicer of written notice thereof given by the Agent (with a copy to each Lender Agent), the Borrower shall either (a) repay the Outstanding Loan Amount in the applicable Eligible Currency in an amount equal to the aggregate Repurchase Amount of such Warranty Collateral Obligation(s) to which such breach relates on the terms and conditions set forth below or (b) substitute for such Warranty Collateral Obligation one or more Eligible Collateral Obligations with an aggregate Revised Collateral Obligation Amount at least equal to the Repurchase Amount of the Warranty Collateral Obligation(s) being replaced; provided, that no such repayment or substitution shall be required to be made with respect to any Warranty Collateral Obligation (and such Collateral Obligation shall cease to be a Warranty Collateral Obligation) if, on or before the expiration of such 30 day period either the representations and warranties in ARTICLE IX with respect to such Warranty Collateral Obligation shall be made true and correct in all material respects with respect to such Warranty Collateral Obligation as if such Warranty Collateral Obligation had become part of the Collateral on such day, as applicable. It is understood and agreed that the obligations of the Borrower to substitute any such Warranty Collateral Obligation is not intended to, and shall not, constitute a guaranty of the collectability or payment of any Collateral Obligation which is not collected, not paid, or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the related Obligor.

ARTICLE VIII

ACCOUNTS; PAYMENTS

Section 8.1        Accounts. (a)  On or prior to the Effective Date, the Borrower shall establish each Account in the name of the Borrower and each Account shall be a segregated, non-interest bearing trust account established with the Securities Intermediary. Funds held in the Collection Account shall be applied by the Collateral Agent pursuant to Section 8.3 and the applicable Monthly Report. If at any time a Responsible Officer of the Collateral Agent obtains actual knowledge that any Account ceases to be an Eligible Account (with notice to the Servicer, the Agent and each Lender Agent), then the Borrower shall cause the Servicer to transfer such account to another institution such that such account shall meet the requirements of an Eligible Account.

Except as set forth below, amounts on deposit in the Unfunded Exposure Account may be withdrawn at the written direction of the Borrower or at the written direction of the Servicer (i) to fund any draw requests of the relevant Obligors under any Variable Funding Asset, or (ii) to make a deposit into the Collection Account as Principal Collections if, after giving effect to such withdrawal, the aggregate amount on deposit in the Unfunded Exposure Account is equal to or greater than (A) during the Revolving Period, the Aggregate Exposure Equity Amount and (B) after the Revolving Period, the Aggregate Exposure Amount.

Following the Revolving Period, the Borrower shall cause the Servicer to forward such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, to the Document Custodian, the Collateral Administrator and the Collateral Agent (with a copy to the Agent and each Lender Agent) along with a written instruction to the Collateral Agent to withdraw the applicable amount from the Unfunded Exposure Account and a certification that the conditions to fund such draw are satisfied, and the Collateral Agent shall fund such draw request in accordance with such written instructions from the Servicer.

Following the end of the Revolving Period, if the Borrower shall receive any Principal Collections from an Obligor with respect to a Variable Funding Asset and, as of the date of such receipt (and after taking into account such repayment), the aggregate amount on deposit in the Unfunded Exposure Account is less than the Aggregate Exposure Amount (the amount of such shortfall, in each case, the “Unfunded Exposure Shortfall”), the Borrower shall cause the Servicer to direct in writing the Collateral Agent to and the Collateral Agent shall deposit into the Unfunded Exposure Account an amount of such Principal Collections equal to the lesser of (a) the aggregate amount of such Principal Collections and (b) the Unfunded Exposure Shortfall (such amount to be determined by the Servicer).

(b)          All amounts held in any Account shall, to the extent permitted by Applicable Laws, be invested by the Collateral Agent, as directed by the Servicer in writing, in Permitted Investments that mature with respect to the Collection Account, not later than one Business Day prior to the Distribution Date for the Accrual Period to which such amounts relate. If the Servicer fails to provide such direction, such amounts shall be invested in the Blackrock Liquidity T-Fund 60 (TSTXX) (the “Standby Investment”). Any such written direction shall certify that any such investment is authorized by this Section 8.1. The Borrower, the Servicer on behalf of the Borrower and the Agent each agrees that it shall not give any instruction to invest such funds other than in accordance with, or subject to an exemption from, the EU Retention Requirements. Investments in Permitted Investments shall be made in the name of the Collateral Agent, and, except as specifically required below, such investments shall not be sold or disposed of prior to their maturity. If any amounts are needed for disbursement from the Collection Account and sufficient uninvested funds are not available therein to make such disbursement, the Collateral Agent shall cause to be sold or otherwise converted to cash a sufficient amount of the investments in such account to make such disbursement in accordance with and upon the written direction of the Servicer or, if the Servicer shall fail to give such direction, the Agent. The Collateral Agent shall, upon written request, provide the Agent with all information in its possession regarding transfer into and out of the Collection Account (including, but not limited to, the identity of the counterparty making or receiving such transfer). In no event shall the Collateral Agent or the Document Custodian be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Servicer or the Agent, as applicable, to timely provide investment instruction to the Document Custodian. The Collateral Agent or the Document Custodian and their respective Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s or the Document Custodian’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using affiliates to effect transactions in certain Permitted Investments, and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(c)          Neither the Borrower nor the Servicer shall have any rights of direction or withdrawal, with respect to amounts held in the Collection Account, except to the extent explicitly set forth in Section 8.1(a), Section 8.1(b), Section 8.2, Section 8.3(b) or Section 10.16.

Subject to the other provisions hereof, the Collateral Agent shall have sole Control (within the meaning of the UCC) over each Account and each such investment and the income thereon, and any certificate or other instrument evidencing any such investment, if any, shall be delivered to the Collateral Agent or its agent, together with each document of transfer, if any, necessary to transfer title to such investment to the Collateral Agent in a manner that complies with this Section 8.1. All interest, dividends, gains upon sale and other income from, or earnings on, investments of funds in the Accounts shall be deposited or transferred to the Collection Account and distributed pursuant to Section 8.3(a).

For all U.S. federal income Tax reporting purposes, all income earned on the funds invested and allocable to the Accounts is legally owned by the Borrower (and beneficially owned by the Borrower). The Borrower is required to provide to U.S. Bank National Association in its capacity as Securities Intermediary (i) an applicable IRS Form W-9 no later than the Effective Date and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by Applicable Law or reasonably requested by the Securities Intermediary as may be necessary (a) to reduce or eliminate the imposition of U.S. withholding Taxes and (b) to permit the Securities Intermediary to fulfill its Tax reporting obligations under Applicable Law with respect to the Accounts or any amounts paid to the Borrower. The Borrower is further required to report to the Securities Intermediary any change in the legal or beneficial ownership of the income allocable to the Accounts. Neither U.S. Bank National Association nor any of its Affiliates, in their individual capacity and in its capacity as Securities Intermediary, shall have any liability to the Borrower or any other person in connection with any Tax withholding amounts paid, or retained for payment, to a governmental authority from the Accounts arising from the Borrower’s failure to timely provide an accurate, correct and complete applicable IRS Form W-9 or such other documentation contemplated under this Section 8.1(c). For the avoidance of doubt, no funds shall be invested with respect to such Accounts absent the Securities Intermediary having first received (x) instructions with respect to the investment of such funds and (y) the forms and other documentation required by this Section 8.1(c).

(d)          The Equityholder may, from time to time in its sole discretion (x) transfer to the Collateral Agent for deposit amounts into the Principal Collection Account and/or (y) transfer Eligible Collateral Obligations as equity contributions to the Borrower for deposit in the Custodial Account. All such amounts will be included in each applicable compliance calculation under this Agreement, including, without limitation, calculation of the Borrowing Base and the Collateral Quality Tests.

Section 8.2        Excluded Amounts. The Borrower may cause the Servicer to direct the Collateral Agent and the Securities Intermediary to withdraw from the applicable Account and pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Agent, which report shall include a brief description of the facts and circumstances supporting such request and designate a date for the payment of such reimbursement, which date shall not be earlier than two (2) Business Days following delivery of such notice. Upon confirmation that the Agent has approved the report, the Servicer shall send such report to the Collateral Administrator and the Collateral Agent.

Section 8.3        Distributions, Reinvestment and Dividends. (a)  On or prior to each Distribution Date, the Collateral Agent shall transfer from the Collection Account to the Payment Account the Amount Available for such Distribution Date and on each Distribution Date distribute from the Payment Account the Amount Available solely in accordance with the applicable Monthly Report prepared by the Collateral Administrator and approved by the Agent pursuant to Section 8.5 in the following order of priority:

(i)           From the Payment Account, the Amount Available constituting Interest Collections for such Distribution Date in the following order of priority:

(A)      FIRST, to the payment of taxes and governmental fees owing by the Borrower, if any, which expenses shall not exceed $50,000 on any Distribution Date;

(B)      SECOND, in the following order of priority, first, pro rata, to the Collateral Agent, the Collateral Administrator, the Securities Intermediary, the Document Custodian any accrued and unpaid Collateral Agent Fees and Expenses, Collateral Administrator Fees and Expenses, Document Custodian Fees and Expenses for the related Accrual Period pursuant to the Collateral Agent, Collateral Administrator and Document Custodian Fee Letter, and second, to any reporting agent appointed pursuant to Section 10.27 any accrued and unpaid expenses of such reporting agent for the related Accrual Period pursuant any fee letter for such reporting agent, provided that the amount in this clause (B) shall not exceed the amount of the Capped Fees/Expenses;

(C)      THIRD, to the Servicer (unless waived or deferred in whole or in part by the Servicer), any fees of the Servicer in an aggregate amount not to exceed the amount of any accrued and unpaid Servicer Fee;

(D)      FOURTH, pro rata, based on the amounts owed to such Persons under this Section 8.3(a)(i)(D), (A) to the Lenders, an amount equal to the Interest on the Loans accrued during the Accrual Period with respect to such Distribution Date (and any Interest with respect to any prior Accrual Period to the extent not paid on a prior Distribution Date), (B) to the Agent and the Lender Agents on behalf of their respective Lenders, all accrued and unpaid Fees due to the Lenders, the Lender Agents and the Agent and (C) to the Hedge Counterparties, any amounts owed for the current and prior Distribution Dates to the Hedge Counterparties under Hedging Agreements (other than Hedge Breakage Costs), together with interest accrued thereon;

(E)       FIFTH, to the Lender Agents on behalf of their respective Lenders pro rata in accordance with the amount of the outstanding Loans in the amount necessary to reduce the Outstanding Loan Amount to an amount not to exceed the Borrowing Base and/or cause the Foreign Currency Loan Amount not to exceed the Foreign Currency Sublimit;

(F)       SIXTH, to the Equityholder as a Permitted RIC Distribution;

(G)       SEVENTH, pro rata based on amounts owed to such Persons under this Section 8.3(a)(i)(G), to the Hedge Counterparties, any unpaid Hedge Breakage Costs, together with interest accrued thereon;

(H)       EIGHTH, to any Affected Persons, any Increased Costs then due and owing;

(I)        NINTH, to the extent not previously paid pursuant to Section 8.3(a)(A) above, to the payment of taxes and governmental fees owing by the Borrower, if any;

(J)        TENTH, to the extent not previously paid by or on behalf of the Borrower, to each Indemnitee, any Indemnified Amounts then due and owing to each such Indemnitee;

(K)       ELEVENTH, at the election of the Servicer to pay to the Servicer any deferred and unpaid Servicer Fee;

(L)       TWELFTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B) above, to the Collateral Agent, the Collateral Administrator, the Securities Intermediary, the Document Custodian or any reporting agent appointed pursuant to Section 10.27, any Collateral Agent Fees and Expenses, Collateral Administrator Fees and Expenses, Document Custodian Fees and Expenses or other expenses due to the Collateral Agent, Collateral Administrator, the Securities Intermediary, the Document Custodian or such reporting agent under the Transaction Documents;

(M)     THIRTEENTH, to pay any other amounts due under this Agreement and the other Transaction Documents and not previously paid pursuant to this Section 8.3(a); and

(N)      FOURTEENTH, (A) during the Revolving Period, (x) during an Unmatured Event of Default or Event of Default, to remain in the Interest Collection Account as Interest Collections or (y) otherwise, the remaining Amount Available constituting Interest Collections to the Borrower for distribution to the Equityholder (or its designee) or for Reinvestment and (B) after the end of the Revolving Period, (x) during an Unmatured Event of Default or Event of Default, to remain in the Interest Collections Account as Interest Collections or (y) the remaining Amount Available constituting Interest Collections to the Borrower for distribution to the Equityholder (or its designee).

(ii)          From the Principal Collection Account, the Amount Available constituting Principal Collections for such Distribution Date in the following order of priority:

(A)      FIRST, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (A) through (E), in that order, but, in each case, only to the extent not paid in full thereunder;

(B)      SECOND, after the end of the Revolving Period, (x) if the Diversity Score is greater than or equal to 40, to repay the Outstanding Loan Amount in an amount equal to the product of (1) the amount of principal proceeds then available and (2) 80%, (y) if both (i) the Diversity Score is less than 40 but greater than or equal to 30 and (ii) Collateral Obligations constituting less than 30% of the Aggregate Principal Balance are currently subject to Evaluation Events, to repay the Outstanding Loan Amount in an amount equal to the product of (1) the amount of principal proceeds then available and (2) 85%, or (z) otherwise, to repay the Outstanding Loan Amount;

(C)      THIRD, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (F) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder;

(D)      FOURTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (G) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder;

(E)      FIFTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (H) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder;

(F)      SIXTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (I) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(G)      SEVENTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (J) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;

(H)      EIGHTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B) or Section 8.3(a)(i)(L), to the Collateral Agent, Collateral Administrator, the Securities Intermediary, the Document Custodian or any reporting agent appointed pursuant to Section 10.27, any costs and expenses due to the Collateral Agent, the Securities Intermediary, Collateral Administrator, the Document Custodian or such reporting agent under the Transaction Documents (other than Increased Costs and Indemnified Amounts);

(I)        NINTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (K) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder; provided that after such payment under this clause (I) (on a pro forma basis), the Borrowing Base Condition is satisfied;

(J)       TENTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (M) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder; and

(K)      ELEVENTH, the remaining Amount Available to the Borrower for distribution to the Equityholder (or its designee), unless an Event of Default or Unmatured Event of Default has occurred and is continuing.

(b)        Only during the Revolving Period, the Borrower may make distributions pursuant to Section 10.16 and the Borrower may withdraw from the Collection Account (x) any Principal Collections, or (y) if after giving effect to such withdrawal, the Borrower is able to make all required payments pursuant to Section 8.3 on the next Distribution Date on a pro forma basis, Interest Collections, and apply such Collections to (A) prepay the Outstanding Loan Amount in accordance with Section 2.4 or (B) acquire additional Collateral Obligations (each such reinvestment of Collections, a “Reinvestment”), subject, in the case of clause (B) only, to the following conditions:

(i)           the Borrower shall have given written notice to the Collateral Agent, the Collateral Administrator, each Lender Agent and the Agent of the proposed Reinvestment (A) for any Pre-Approved Collateral Obligations or Automatic Approval Collateral Obligations, on the proposed date of such Reinvestment and (B) for any Collateral Obligations except as set forth in clause (A), three (3) Business Days prior to (and the Agent shall use reasonable efforts to revert on such request by the end of such Business Day), the proposed date of such Reinvestment (the “Reinvestment Date”); provided that, in the case of clause (B) above, such related approval of the Reinvestment by the Agent shall be valid for thirty calendar days as of the Reinvestment Date. Such notice (the “Reinvestment Request”) shall be in the form of Exhibit C-2 and shall include (among other things) the proposed Reinvestment Date, the amount of such proposed Reinvestment and a Schedule of Collateral Obligations setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Reinvestment Date (if applicable);

(ii)          each condition precedent set forth in Section 6.2, other than those set forth in clause (i) thereof, shall be satisfied;

(iii)         upon the written request of the Borrower (or the Servicer on the Borrower’s behalf) delivered to the Collateral Administrator no later than 2:00 p.m. New York City time on the Reinvestment Date, the Collateral Administrator shall have provided to the Agent and each Lender Agent by facsimile or e-mail (to be received no later than 2:00 p.m. New York City time on that same day) a statement reflecting the total amount on deposit on such day in the Collection Account.

Subject to the Collateral Agent’s and the Collateral Administrator’s receipt of a Borrower Order (or the Servicer on behalf of the Borrower) the Collateral Agent will release funds from the Collection Account to the Borrower in an amount not to exceed the lesser of (A) the amount requested by the Borrower and (B) the amount of Collections on deposit in the Collection Account.

(c)        At any time, the Borrower may withdraw from the Principal Collection Account the proceeds of any Advance on deposit therein as may be required to settle any pending acquisition of an Eligible Collateral Obligation.

(d)        Notwithstanding the foregoing, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, on any Business Day, the Borrower may, with the consent of the Agent in its reasonable discretion, direct the Collateral Agent to apply amounts on deposit in the Collection Account to pay taxes and governmental fees, Collateral Agent Fees and Expenses, Collateral Administrator Fees and Expenses and Document Custodian Fees and Expenses, Increased Costs and Indemnified Amounts (subject to the limitations set forth in this Section 8.3), so long as an amount at least equal to the aggregate amount required to make the payments on the next Distribution Date for each of the items with priority higher than such taxes or governmental fees, Collateral Agent Fees and Expenses, Collateral Administrator Fees and Expenses and Document Custodian Fees and Expenses, Increased Costs or Indemnified Amounts, as applicable, remains in the applicable Collection Account after such application.

Section 8.4        Fees. The Borrower shall pay, pursuant hereto, the Commitment Fee, the Prepayment Fee and any other fees (collectively, “Fees”) in the amounts and on the dates set forth herein or in one or more fee letter agreements, dated on or after the date hereof, signed by the Borrower, the Agent and/or any applicable Lender Group (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, a “Fee Letter and Side Letter”).

Section 8.5        Monthly Report. The Collateral Administrator shall prepare (based on information provided to it by the Servicer, the Agent, the Lender Agents and the Lenders as set forth herein) a Monthly Report in the form of Exhibit D determined as of the close of business on each Determination Date and make available such Monthly Report to the Agent, each Lender Agent, the Borrower and the Servicer on each Reporting Date starting with the Reporting Date in April, 2024. If any party receiving any Monthly Report disagrees with any items of such report, it shall contact the Collateral Administrator and notify it of such disputed item and provide reasonably sufficient information to correct such item, with a copy of such notice and information to the Agent, each Lender Agent and the Servicer. Unless the Collateral Administrator is otherwise timely directed by the Agent, the Collateral Agent shall distribute a revised Monthly Report within two Business Days after it receives such information. If the Collateral Administrator is directed by the Agent that the Collateral Administrator should not make such correction, the Collateral Administrator shall take such action as instructed by the Agent and shall have no responsibilities with respect to the applicable Monthly Report. The Agent’s reasonable determination with regard to any disputed item in the Monthly Report shall be final, absent manifest error.

Without limiting the generality of the foregoing, in connection with the preparation of a Monthly Report, the Agent and the Lender Agents shall be responsible for providing to the Collateral Administrator the information required by Section 3.4 for part (d) of Exhibit D for such Monthly Report on which the Collateral Administrator may conclusively rely. The Agent and the Servicer shall review and verify the contents of the aforesaid reports (including the Monthly Report), instructions, statements and certificates. Upon receipt of approval from the Agent and the Servicer, such reports, instructions, statements and certificates shall be executed by the Borrower and the Servicer and, in the case of the Monthly Report corresponding with a Distribution Date, such Monthly Report shall constitute an instruction from the Borrower and the Servicer to the Collateral Agent, and the Collateral Agent shall make the distributions required by Section 8.3 pursuant to such Monthly Report.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the other parties hereto to enter into this Agreement and, in the case of the Lenders, to make Loans hereunder, the Borrower hereby represents and warrants to the Agent, the Lender Agents and the Lenders as to itself, as of the Effective Date and each Funding Date, as follows:

Section 9.1        Organization and Good Standing. It has been duly organized and is validly existing under the laws of the jurisdiction of its organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted. It had at all relevant times and now has, power, authority and legal right (x) to acquire and own the Collateral Obligations and its interest in the Related Security, and to grant to the Collateral Agent a security interest in the Collateral Obligations and the Related Security and the other Collateral and (y) to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

Section 9.2        Due Qualification. It is duly qualified to do business and has obtained all necessary licenses and approvals and made all necessary filings and registrations in all jurisdictions, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 9.3        Power and Authority. It has the power, authority and legal right to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; has full power, authority and legal right to grant to the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral Obligations and the other Collateral and has duly authorized such grant by all necessary action.

Section 9.4        Binding Obligations. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by the Borrower and are enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing.

Section 9.5        Security Interest. This Agreement creates a valid and continuing Lien on the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC (to the extent such security interest may be perfected by filing a UCC financing statement under such article), and is enforceable as such against creditors of and purchasers from the Borrower; the Collateral is comprised of Instruments, Security Entitlements, General Intangibles, Certificated Securities, Uncertificated Securities, Securities Accounts, Investment Property and Proceeds and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations as set forth herein; with respect to Collateral that constitute Security Entitlements (a) all of such Security Entitlements have been credited to the Accounts and the Securities Intermediary has agreed to treat all assets credited to the Accounts as Financial Assets, (b) the Borrower has taken all steps necessary to enable the Collateral Agent to obtain Control with respect to the Accounts and (c) the Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Collateral Agent for the benefit of the Secured Parties; the Borrower has not instructed the Securities Intermediary to comply with the entitlement order of any Person other than the Collateral Agent; provided that, until the Collateral Agent delivers a Notice of Exclusive Control (as defined in the Account Control Agreement), the Borrower may, or may cause the Servicer to, cause cash in the Accounts to be invested or distributed in accordance with this Agreement; all Accounts constitute Securities Accounts or Deposit Accounts; the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens); the Borrower has received all consents and approvals required by the terms of any Collateral Obligation to the granting of a security interest in the Collateral Obligations hereunder to the Collateral Agent, on behalf of the Secured Parties; the Borrower has taken all necessary steps to file or authorize the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in the State of Delaware; all original executed copies of each underlying promissory note constituting or evidencing any Collateral Obligation have been or, subject to the delivery requirements contained in Section 11.3, will be delivered to the Collateral Agent (or the Securities Intermediary on its behalf) or the Document Custodian; the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Agent that the Collateral Agent (or the Securities Intermediary on its behalf) or the Document Custodian or its bailee is holding each underlying promissory note evidencing a Collateral Obligation solely on behalf of the Collateral Agent for the benefit of the Secured Parties; none of the underlying promissory notes that constitute or evidence the Collateral Obligations has any marks or notations indicating that they have been and at such time are pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent on behalf of the Secured Parties; with respect to Collateral that constitutes a Certificated Security, such Certificated Security has been delivered to the Collateral Agent (or the Securities Intermediary on its behalf) or the Document Custodian and, if in registered form, has been specially Indorsed (within the meaning of the UCC) to the Collateral Agent or in blank by an effective Indorsement or has been registered in the name of the Document Custodian upon original issue or registration of transfer by the Borrower of such Certificated Security, in each case to be held by the Collateral Agent (or the Securities Intermediary on its behalf) or the Document Custodian on behalf of the Collateral Agent for the benefit of the Secured Parties; and in the case of an Uncertificated Security, by (A) causing the Collateral Agent (or the Securities Intermediary on its behalf) or the Document Custodian to become the registered owner of such Uncertificated Security and causing such registration to remain effective, or (B) by causing such Uncertificated Security to be credited to a Securities Account for which the Securities Intermediary has agreed that such Uncertificated Security constitutes a Financial Asset and that the Collateral Agent has Control over such Securities Account.

Section 9.6        No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and the fulfillment of the terms of this Agreement and the other Transaction Documents to which it is a party, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its organizational documents, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Borrower is a party or by which it is bound or any of its properties or revenues are subject; or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument; or violate or exceed in any material respect any limits or restrictions contained in, or constitute speculation, leverage or concentration of exposure prohibited by any applicable constitutions, charters, laws, rules, regulations, government codes, constituent or governing instruments, trust documents, resolutions, guidelines, policies, investment management agreements, ordinances, orders, writs, judgments, decrees, charges, rulings or similar documents or determinations (including, any Similar Law) to which the Borrower, or the Borrower’s properties or revenues are subject; or in any way materially adversely affect the Borrower’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party.

Section 9.7        No Proceedings. There are no proceedings or investigations pending or, to its knowledge, threatened against the Borrower, before any court or Official Body having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that would reasonably be expected to materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents or (D) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on any of the Collateral.

Section 9.8        No Consents. It is not required to obtain the material consent of any other Person or any material approval, authorization, consent, license, approval or authorization, or registration or declaration with, any Official Body having jurisdiction over it or its properties in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the other Transaction Documents to which it is a party, in each case other than consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof.

Section 9.9        Solvency. It is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the Transaction Documents. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, it will have an adequate amount of capital to conduct its business in the foreseeable future.

Section 9.10      Compliance with Laws. It has complied and will comply in all material respects with all Applicable Laws (including in particular the Securitization Regulation), judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and all Collateral.

Section 9.11      Taxes. For U.S. federal income tax purpose, it is, and always has been, an entity disregarded as separate from the Equityholder and the Equityholder or its parent is treated as a United States person for U.S. federal income tax purposes. It has filed on a timely basis all federal income and other material Tax returns (including foreign, state, local and otherwise) required to be filed, if any, and has paid all material Taxes due and payable by it and any assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Official Body (other than any amount not yet delinquent or the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with Appropriate Accounting Principles have been provided on the books of the Borrower). Other than Permitted Liens, no Lien has been filed, and no claim is being asserted, with respect to any Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby including the transfer of each Collateral Obligation and the Related Security to the Borrower have been paid or shall have been paid if and when due and prior to delinquency.

Section 9.12      Monthly Report. Each Monthly Report is accurate in all material respects as of the date thereof, subject, in the case of information contained therein (which shall include any statements and calculations to the extent such statements or calculations are inaccurate solely as a result of such information) received from any un-Affiliated third party, to the standard set forth in Section 9.14 with respect to information received from an un-Affiliated third party.

Section 9.13      No Liens, Etc. The Collateral and each part thereof is owned by the Borrower free and clear of any Lien (other than Permitted Liens) and the Borrower has the full right, power and lawful authority to assign, transfer and pledge the same and interests therein, and upon the making of each Loan, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in such Collateral, free and clear of any Lien (other than Permitted Liens), to the extent (as to perfection and priority) that a security interest in said Collateral may be perfected under the applicable UCC. The Borrower has not pledged, granted a security interest in or otherwise conveyed by way of collateral security any of the Collateral and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Borrower as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto or as necessary or advisable in connection with the Sale Agreement. There are no judgments or Liens for Taxes with respect to the Borrower and no claim is being asserted with respect to the Taxes of the Borrower, other than Permitted Liens.

Section 9.14      Information True and Correct. All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished to the Agent or any Lender in connection with this Agreement (other than projections, pro forma financial information forward looking information, general economic data or industry information and, with respect to information prepared by the Servicer or an Affiliate or agent thereof for internal use or consideration, statements as to, or the failure to make a statement as to, the value of, collectibility of, prospects of or potential risks or benefits associated with such loan or the related Obligor) provided or prepared by the Borrower, the Servicer or the Equityholder, are, as of their respective delivery dates, (or in the case of reports, financial statements or similar information or records, the stated date thereof), true, complete and correct in all material respects; provided that, to the extent any such information was furnished by an Obligor or any other third party, such information is true, correct and complete in all material respects to the actual knowledge of a Responsible Officer of the Servicer as of the date provided, in each case, after giving effect to all written updates provided by the Borrower, the Servicer or the Equityholder or on its behalf to the Agent or any Lender.

Section 9.15      Reserved.

Section 9.16      Collateral. Except as otherwise expressly permitted or required by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person.

Section 9.17      Selection Procedures. In selecting the Collateral Obligations hereunder and for Affiliates of the Borrower, no selection procedures were employed which are intended to be adverse to the interests of any Lender Agent or Lender.

Section 9.18      Indebtedness. The Borrower has no Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents, (ii) obligations to fund Variable Funding Assets and (iii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 9.19      No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

Section 9.20      No Subsidiaries. The Borrower has no Subsidiaries.

Section 9.21      ERISA Compliance. It does not sponsor or maintain any Benefit Plans.

Section 9.22      Investment Company Status. It is not an “investment company” as such term is defined in the 1940 Act.

Section 9.23      Set-Off, Etc. No Collateral Obligation has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower or the Obligor with respect thereto, except, in each case, pursuant to the Transaction Documents, in connection with any workout or restructuring for which the Borrower has notified the Agent and as otherwise permitted hereby.

Section 9.24      Collections. The Borrower acknowledges that all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account in accordance with Section 10.10.

Section 9.25      Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Equityholder (including, for this purpose, equity of the Borrower) or the applicable third party seller in exchange for the purchase of the Collateral Obligations (or any number of them). No such transfer has been made for or on account of an antecedent debt and, to its knowledge, no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Section 9.26      Regulatory Compliance. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U (12 C.F.R. Part 221) of the FRS Board) and none of the proceeds of the Loans will be used, directly or indirectly, for a purpose that violates Regulation T, Regulation U, Regulation X or any other regulation promulgated by the FRS Board from time to time.

Section 9.27      Separate Existence. The Borrower is operated as an entity with assets and liabilities distinct from those of any of its Affiliates or any Affiliates of the Servicer, and the Borrower hereby acknowledges that the Agent, each of the Lender Agents and each of the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity. Since its formation, the Borrower has been (and will be) operated in such a manner as to comply with the covenants set forth in Section 10.5.

Section 9.28      Transaction Documents. Other than any tripartite netting arrangements entered into from time to time, the Transaction Documents delivered to the Agent represent all material agreements between the Equityholder, on the one hand, and the Borrower, on the other. Upon the purchase and/or contribution of each Collateral Obligation (or an interest in a Collateral Obligation) pursuant to this Agreement or the Sale Agreement, the Borrower shall be the lawful owner of, and have good title to, such Collateral Obligation and all assets relating thereto, free and clear of any Lien (other than Permitted Liens). All such assets are transferred to the Borrower without recourse to the Equityholder except as described in the Sale Agreement. The purchases of such assets by the Borrower constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Borrower constitute valid and true transfers for consideration, each enforceable against creditors of the Equityholder, and no such assets shall constitute property of the Equityholder.

Section 9.29      Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. The Borrower represents and warrants that neither it nor any of its Affiliates, directors, officers or employees, nor any of its agents, have engaged in any activity or conduct that would breach Anti-Corruption Laws or Anti-Money Laundering Laws. The Borrower is subject to policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 9.30      Compliance with Sanctions. The Borrower represents and warrants that (a) neither it nor any of its Affiliates, directors, officers or employees, nor any of its agents (including any such agents or Affiliates that will act in any capacity in connection with, or benefit from, this Agreement), is (i) a Sanctioned Person, or (ii) in violation of any Sanctions, and (b) no Loan, use of proceeds or other transaction contemplated by this Agreement will result in the violation of any applicable Sanctions.

Section 9.31      Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if any, is true and correct in all material respects.

Section 9.32      Similar Law. The Borrower is not a plan subject to any Similar Law or an entity subject to any Similar Law by reason of the investment in the Borrower of one or more “governmental plans” (as defined by Section 3(33) of ERISA) or other plans or during any period that the assets, properties or revenues of the Borrower are subject to any Similar Law, by reason of the investment in the Borrower of one or more “governmental plans” (as defined by Section 3(33) of ERISA) or other plans, neither the entering into and performance of the Agreement nor any other transactions entered into under the Transaction Documents will constitute or result in a violation of any Similar Law. The representations in this Section 9.32 shall be deemed repeated on each day that an Obligation is outstanding.

ARTICLE X

COVENANTS

Until the date on or after the Facility Termination Date on which the Loans shall have been repaid in full, all Interest shall have been paid, and no other Obligations (other than contingent Obligations for which no claim has been made) shall be owing to the Secured Parties under this Agreement:

Section 10.1      Protection of Security Interest of the Secured Parties. (a)  At or prior to the Effective Date, the Borrower shall have filed or caused to be filed a UCC-1 financing statement, naming the Borrower as debtor, naming the Collateral Agent (for the benefit of the Secured Parties) as secured party and describing the Collateral, with the office of the Secretary of State of the State of Delaware. From time to time thereafter, the Borrower shall file (and the Borrower hereby authorizes the Collateral Agent to so file) such financing statements and cause to be filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Collateral Agent in favor of the Secured Parties under this Agreement in the Collateral and in the proceeds thereof. The Borrower shall deliver (or cause to be delivered) to the Collateral Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. In the event that the Borrower fails to perform its obligations under this subsection, the Collateral Agent or the Agent may (but shall have no obligation to) do so, in each case at the expense of the Borrower, however neither the Collateral Agent nor the Agent shall have any liability in connection therewith. The rights granted to the Collateral Agent in this Section 10.1 shall not constitute a duty of the Collateral Agent to file any financing statements or continuations thereof.

(b)          The Borrower shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Borrower (or by the Collateral Agent on behalf of the Borrower) in accordance with subsection (a) above seriously misleading or change its jurisdiction of organization, unless the Borrower shall have given the Agent, each Lender Agent and the Collateral Agent at least 30 days prior written notice thereof (or such shorter period as the Agent may agree), and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent, each Lender Agent and Agent together with an Officer’s Certificate to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed).

(c)          The Borrower shall maintain its computer systems, if any, so that, from and after the time of the first Loan under this Agreement, the Borrower’s master computer records (including archives) that shall refer to the Collateral indicate clearly that such Collateral is subject to the first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties. Indication of the Collateral Agent’s (for the benefit of the Secured Parties) security interest shall be deleted from or modified on the Borrower’s computer systems when, and only when, the Collateral in question shall have been paid in full, the security interest under this Agreement has been released in accordance with its terms, upon such Collateral Obligation becoming a Repurchased Collateral Obligation, Substituted Collateral Obligation or otherwise as expressly permitted by this Agreement (including following the sale thereof).

Section 10.2       Other Liens or Interests. Except for the security interest granted hereunder and as otherwise permitted pursuant to Sections 7.10, 7.11 and 10.16, the Borrower will not pledge or collaterally assign to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Borrower shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Borrower (other than Permitted Liens).

Section 10.3       Costs and Expenses. The Borrower shall pay (or cause to be paid) all of its reasonable costs, charges and disbursements in connection with the performance of its obligations hereunder and under the Transaction Documents.

Section 10.4       Reserved.

Section 10.5       Separate Existence. (a) The Borrower shall at all times: (i) maintain at least one Independent Manager; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from any other Person; (iv) [reserved]; (v) file its own Tax returns, except to the extent that the Borrower is treated as a “disregarded entity” for Tax purposes and is not required to file Taxes under Applicable Law, and pay any Taxes so required to be paid by the Borrower under Applicable Law, except for those Taxes being contested in good faith by appropriate proceedings and in respect of which the Borrower has established proper reserves on its books in accordance with Appropriate Accounting Principles; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence; (viii) maintain separate financial statements; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its Affiliate if (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the Borrower’s own separate balance sheet (if the Borrower prepares its own separate balance sheet); (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s length relationship with the Equityholder and each of its other Affiliates; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xiii) use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) cause its member or members keep minutes of all meetings and actions by written consent and observe in all respects all other limited liability company formalities; (xviii) not acquire the obligations or any securities of its Affiliates except as otherwise permitted under the Transaction Documents; (xix) [reserved]; (xx) maintain at least one special member, who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Borrower, shall immediately become the member of the Borrower in accordance with its organizational documents; and (xxi) not divide or permit any division of the Borrower under Applicable Law.

(b)          The Borrower shall not (i) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the preceding clause (a) or otherwise contemplated pursuant to the Transaction Documents; (ii) fail to be solvent; (iii) release, sell, transfer, convey or assign any Collateral Obligation unless in accordance with the Transaction Documents; (iv) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Borrower, enter into any transaction with an Affiliate of the Borrower except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any asset or property other than the Collateral and the related assets and incidental personal property necessary for the ownership or operation of these assets.

Section 10.6       Hedging Agreements. (a)  In the event that any Hedge Counterparty no longer maintains the ratings specified in the definition of “Hedge Counterparty,” then within 30 days after receiving notice of such decline in the creditworthiness of such Hedge Counterparty as determined by any Rating Agency, either (x) such Hedge Counterparty, upon the receipt of the consent of the Agent, will enter into an arrangement the purpose of which shall be to assure performance by the Hedge Counterparty of its obligations under the applicable Hedging Agreement; or (y) the Borrower shall, at its option and with the written consent (in its sole discretion) of the Agent, either (i) cause such Hedge Counterparty to pledge securities in the manner provided by applicable law which shall be held by the Collateral Agent, for the benefit of the Secured Parties, free and clear of the Lien of any third party, in a manner conferring on the Collateral Agent a perfected first Lien in such securities securing such Hedge Counterparty’s performance of its obligations under the applicable Hedging Agreement, (ii) provided that a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of Section 10.6(b) has been obtained, (A) provide written notice to such Hedge Counterparty (with a copy to the Collateral Agent, each Lender Agent and the Agent) of its intention to terminate the applicable Hedging Agreement within such 30-day period and (B) terminate the applicable Hedging Agreement within such 30-day period, request the payment to it of all amounts due to the Borrower under the applicable Hedging Agreement through the termination date and deposit any such amounts so received, on the day of receipt, to the Collection Account, or (iii) establish any other arrangement (including an arrangement or arrangements in addition to or in substitution for any prior arrangement made in accordance with the provisions of this Section 10.6(c)) with the written consent (in its sole discretion) of the Agent (a “Qualified Substitute Arrangement”).

(b)          Unless an alternative arrangement pursuant to clause (x) or (y)(i) or (y)(iii) of Section 10.6(c) is being established, the Borrower shall use its best efforts to obtain a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of this Section 10.6 during the 30-day period referred to in Section 10.6(c). The Borrower shall not terminate the Hedging Agreement unless, prior to the expiration of the 30-day period referred to in said Section 10.6(c), the Borrower delivers to the Collateral Agent (with a copy to the Agent and each Lender Agent) (i) a Replacement Hedging Agreement or Qualified Substitute Arrangement and (ii) to the extent applicable, an Opinion of Counsel reasonably satisfactory to the Agent as to the due authorization, execution and delivery and validity and enforceability of such Replacement Hedging Agreement or Qualified Substitute Arrangement, as the case may be.

(c)          The Borrower shall notify the Agent, each Lender Agent and the Collateral Agent within five Business Days after a Responsible Officer of such Person shall obtain knowledge that the senior unsecured debt rating of a Hedge Counterparty has been withdrawn or reduced by any Rating Agency.

(d)          The Borrower may at any time obtain a Replacement Hedging Agreement with the consent (in its sole discretion) of the Agent.

(e)          The Borrower shall not agree to any amendment to any Hedging Agreement without the consent (in its sole discretion) of the Agent.

(f)           The Borrower shall notify the Agent, each Lender Agent and the Collateral Agent after a Responsible Officer of the Borrower shall obtain actual knowledge of the transfer by the related Hedge Counterparty of any Hedging Agreement, or any interest or obligation thereunder.

(g)          The Borrower, with the consent of the Agent in its sole discretion, may sell all or a portion of the Hedging Agreements; provided, that no consent of the Agent shall be required for the sale of all or a portion of any Hedging Agreement relating to Fixed Rate Collateral Obligations not counted as “excess” pursuant to clause (e) of the definition of “Excess Concentration Amount.” The Borrower shall have the duty of obtaining a fair market value price for the sale of any Hedging Agreement, notifying the Agent, each Lender Agent, the Collateral Administrator and the Collateral Agent of actual bids received and the prospective purchaser of such actual bids, and selecting the purchaser of such Hedging Agreement. The Borrower and, at the Borrower’s request, the Collateral Agent, upon receipt of the purchase price in the Collection Account shall, with the prior written consent of the Agent, execute all documentation necessary to release the Lien of the Collateral Agent on such Hedging Agreement and proceeds thereof.

Notwithstanding the foregoing, with respect to any Collateral Obligation, the Borrower may include in an Asset Approval Request provisions of Hedging Agreements applicable to such Collateral Obligation, and, if nothing to the contrary is included in the related Approval Notice delivered to the Borrower by the Agent, the provisions relating to Hedging Agreements in the Asset Approval Request shall control to the extent such provisions conflict with this Section 10.6. Notwithstanding anything to the contrary in this Section 10.6, the parties hereto agree that should the Borrower fail to observe or perform any of its obligations under this Section 10.6 with respect to any Hedging Agreement, the sole result will be that the Collateral Obligation or Collateral Obligations that are the subject of such Hedging Agreement shall immediately cease to be Eligible Collateral Obligations for all purposes under this Agreement.

Section 10.7      Know Your Customer. Promptly upon the request of any Lender or the Agent, the Borrower shall supply, or procure the supply of, such documentation and other evidence as is requested by such Lender or the Agent (for itself or on behalf of any Lender or any prospective Lender) in order for such Lender or Agent (or any prospective Lender) to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to the Borrower under all applicable laws and regulations pursuant to the transactions contemplated under the Transaction Documents.

Section 10.8      Taxes. For U.S. federal income tax purpose, the Borrower will be an entity disregarded as separate from the Equityholder and the Equityholder or its parent will be treated as a United States person for U.S. federal income tax purposes. The Borrower will file on a timely basis all material Tax returns required to be filed, if any, and will pay all federal and other material Taxes due and payable by it and any assessments made against it or any of its property (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with Appropriate Accounting Principles are provided on the books of the Borrower).

Section 10.9      Merger, Consolidation, Etc. The Borrower shall not merge or consolidate with any other Person or permit any other Person to become the successor to all or substantially all of its business or assets without the prior written consent of the Agent in its sole discretion.

Section 10.10    Deposit of Collections. The Borrower shall transfer, or cause to be transferred, all Collections to the Collection Account (or, with respect to assets denominated in an Eligible Currency other than Dollars, the applicable Eligible Currency Account) by the close of business on the second Business Day following the date such Collections are received by the Borrower, the Equityholder, the Servicer or any of their respective Affiliates.

Section 10.11    Indebtedness; Guarantees. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than Indebtedness permitted under the Transaction Documents. The Borrower shall incur no Indebtedness secured by the Collateral other than the Obligations and any Indebtedness associated with Permitted Liens. The Borrower shall not assume, guarantee, endorse or otherwise be or become directly or contingently liable for the obligations of any Person by, among other things, agreeing to purchase any obligation of another Person, agreeing to advance funds to such Person or causing or assisting such Person to maintain any amount of capital, other than as expressly permitted under the Transaction Documents.

Section 10.12    Limitation on Purchases from Affiliates. Other than pursuant to the Sale Agreement, the Borrower shall not purchase any asset from the Equityholder or the Servicer or any Affiliate of the Borrower, the Equityholder or the Servicer; provided that, notwithstanding the foregoing and for the avoidance of doubt, the Borrower may purchase assets from any Subsidiary of the Equityholder pursuant to an agreement other than the Sale Agreement, provided such purchase reflects arm’s length market terms.

Section 10.13    Documents. Except as otherwise expressly permitted herein, it shall not cancel or terminate any of the Transaction Documents to which it is party (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or amend or otherwise modify any term or condition of any of the Transaction Documents to which it is party (in any capacity) or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Transaction Documents to which it is party (in any capacity) or take any other action under any such agreement not required by the terms thereof, in each case in a manner materially adverse to the Agent or any Lender, unless (in each case) the Agent shall have consented thereto in its sole discretion.

Section 10.14    Preservation of Existence. It shall do or cause to be done all things necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights and franchises in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a Material Adverse Effect.

Section 10.15    Limitation on Investments. The Borrower shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein, investments required in connection with a workout or restructuring and pursuant to the other Transaction Documents.

Section 10.16    Distributions. (a) The Borrower shall not declare or make (i) payment of any distribution on or in respect of any equity interests, or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire such equity interests; provided that the Borrower may make a distribution (I) of amounts paid (or released or distributed) to it (or on its behalf) on any Distribution Date pursuant to Section 8.3(a) and (II) on any Business Day during the Revolving Period of (A)(1) Interest Collections, (2) Principal Collections or proceeds of any Loan, and (3) any Collateral Obligations or other assets of the Borrower, in each case, as set forth in clauses (II)(A)(1) through (A)(3), if after giving effect to such distribution, (x) no Unmatured Event of Default, Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default shall have occurred and be continuing, (y) the Borrowing Base Condition is satisfied and (z) any distributions of Collateral Obligations made to the Equityholder are at all times subject to the limits prescribed in Section 7.10(a)(v), and (B) the proceeds of any Loan, if after giving effect to such distribution, (x) no Unmatured Event of Default, Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default shall have occurred and be continuing or (y) the Borrowing Base Condition is satisfied; provided further, the Borrower shall only make distributions of Principal Collections to the Equityholder (i) during the Revolving Period in accordance with Sections 8.3(a), 8.3(b) and this Section 10.16 and (ii) after the Revolving Period in accordance with Sections 8.3(a), or on any Business Day in accordance with the formula set forth in Section 8.3(a)(ii)(B). For the avoidance of doubt, the Borrower shall not be permitted to make distributions to the Equityholder (including Permitted RIC Distributions) except pursuant to Section 8.3 and this Section 10.16. Notwithstanding anything herein to the contrary, Permitted RIC Distributions shall be permitted hereunder at any time subject to the limitations expressly permitted under the definition of “Permitted RIC Distribution” and subject to each of the limitations and conditions set forth therein, provided that after the occurrence and during the continuation of a Tier Two Event of Default Permitted RIC Distributions may be made from Interest Collections only pursuant to Section 8.3(a)(i).

(b)        Prior to foreclosure by the Agent upon any Collateral pursuant to Section 13.3(b), nothing in this Section 10.16 or otherwise in this Agreement shall restrict (i) the Servicer from exercising any Warrant Assets issued to it by Obligors from time to time or (ii) the Borrower from exercising any Warrant Assets issued to it by Obligors from time to time to the extent funds are available to the Borrower under Section 8.3(a) or made available to the Borrower.

Section 10.17    Performance of Borrower Assigned Agreements. The Borrower shall (i) perform and observe in all material respects all the terms and provisions of the Transaction Documents (including each of the Borrower Assigned Agreements) to which it is a party to be performed or observed by it, maintain such Transaction Documents in full force and effect, and enforce such Transaction Documents in accordance with their terms, and (ii) upon reasonable request of the Agent, make to any other party to such Transaction Documents such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder.

Section 10.18    Amendments. The Borrower shall promptly within ten (10) Business Days notify the Agent of the occurrence of any amendment, waiver, modification or supplement with respect to a particular Eligible Collateral Obligation, which notification may be made by electronic delivery in accordance with the procedures described in Section 7.5(i)(vii).

Section 10.19    Further Assurances; Financing Statements. (a)  The Borrower agrees that at any time and from time to time, at its expense and upon reasonable request of the Agent or the Collateral Agent (acting solely at the request of the Agent), it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or reasonably desirable to perfect and protect the assignments and security interests granted or purported to be granted by this Agreement or to enable the Collateral Agent or any of the Secured Parties to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower authorizes the filing of such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or reasonably desirable or that the Collateral Agent (acting solely at the Agent’s request) may reasonably request to protect and preserve the assignments and security interests granted by this Agreement. Such financing statements filed against the Borrower may describe the Collateral in the same manner specified in Section 12.1 or in any other manner as the Agent may reasonably determine is necessary to ensure the perfection of such security interest (without disclosing the names of, or any information relating to, the Obligors thereunder), including describing such property as all assets or all personal property of the Borrower whether now owned or hereafter acquired.

(b)          The Borrower and each Secured Party hereby severally authorize the Collateral Agent, upon receipt of written direction from the Agent, to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral.

(c)           It shall furnish to the Collateral Agent and the Agent from time to time such statements and schedules further identifying and describing the Related Security and such other reports in connection with the Collateral as the Collateral Agent (acting solely at the Agent’s request) or the Agent may reasonably request, all in reasonable detail; provided that such information is in the possession of the Borrower or the Servicer, as applicable, or reasonably obtainable thereby without undue burden or expense and not subject to any applicable confidentiality restrictions prohibiting such disclosure to the Agent or any Lender.

Section 10.20     Obligor Payment Instructions. The Borrower acknowledges that the power of attorney granted in Section 13.10 to the Collateral Agent permits the Collateral Agent to send (at the Agent’s written direction after the occurrence and during the continuance of an Event of Default, and subject to Section 13.3(b)) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral and the obligation to make payments to an Account as directed by the Collateral Agent (at the written direction of the Agent).

Section 10.21     Delivery of Collateral Obligation Files. The Borrower (or the Servicer on behalf of the Borrower) shall deliver to the Document Custodian in .pdf format at steven.garrett@usbank.com (with a copy to the Agent at the following e-mail addresses (for electronic copies): Ed.deserio@sgcib.com and list.amer-mml-portfolio-management@sgcib.com, and a copy to each Lender Agent) the related Collateral Obligation Files promptly upon receipt but in no event later than five (5) Business Days of the related Funding Date; provided that any file stamped document included in any related Collateral Obligation File shall be delivered as soon as they are reasonably available (even if not within five (5) Business Days of the related Funding Date); provided further that neither the Collateral Administrator nor the Document Custodian shall have any obligations in connection with the failure of the Borrower (or the Servicer on behalf of the Borrower) to deliver the Collateral Obligation Files pursuant to the terms hereof; provided further that the Borrower’s delivery obligation in this Section 10.21 or in connection with any Automatic Approval Collateral Obligations and the applicable Information Package may be satisfied by providing the Agent with access to the Borrower’s data room containing the Collateral Obligation File within five (5) Business Days of the related Funding Date.

Section 10.22     Sanctions. The Borrower (a) shall not request any Loan, and shall not (and shall procure that its Affiliates and its or their respective directors, officers, employees and agents shall not) use the proceeds of any Loan, in each case, directly or indirectly, for (1) the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any country that is the subject of any Sanctions, or (2) in any manner that would result in the violation of any applicable Sanctions and (b) shall not knowingly (1) cause any Person that is a Sanctioned Person to have any legal or beneficial interest in any funds repaid or remitted by the Borrowers to the Lenders in connection with the Agreement, and (2) use any revenue or benefit derived from any activity or dealing with a Sanctioned Person for the purpose of discharging amounts owing to the Lenders in respect of the Agreement.

Section 10.23     Anti-Corruption and Anti-Money Laundering Laws. No portion of (a) the proceeds of any Loan will be used, directly or indirectly, (i) in violation of Anti-Corruption Laws or Anti-Money Laundering Laws, or (ii) for any payment, promise to pay, or authorization of any payment (or giving of anything of value) to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business, or obtain any improper advantage, in violation of Anti-Corruption Laws and (b) any funds paid or remitted by the Borrower to the Lenders in connection with the Agreement to its actual knowledge (without any duty to make inquiry) will be derived from any activity in violation of Anti-Corruption Laws or Anti-Money Laundering Laws. The Borrower will maintain complete and accurate books and records relating to this Agreement.

Section 10.24     Beneficial Ownership Certification. Promptly following any request therefor, the Borrower shall deliver to the Agent information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation, including any Beneficial Ownership Certification in relation to the Borrower. Any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification shall be furnished to the Agent promptly.

Section 10.25     Retention Letter.

(a)           The Borrower shall (i) procure the Retention Holder not to amend, supplement, modify, repudiate or waive any provision, of the Retention Letter without the prior written consent of the Agent and each EU/UK Institutional Investor Lender (with a copy to the Collateral Agent); and (ii) procure that the Retention Holder has not changed and will not change the manner in which it retains the Risk Retention Retained Interest, except to the extent expressly permitted by the EU Retention Requirements and with the prior written consent of the Agent and each EU/UK Institutional Investor Lender.

Section 10.26     Retention Requirements.

The Borrower shall procure that the EU/UK Originator Requirement is satisfied as of the Effective Date after giving effect to all acquisitions of Collateral Obligations on or prior to such date.

Section 10.27     Transparency Requirements.

(a)          The Borrower (the “Designated Reporting Entity”) hereby agrees to make available, in accordance with the provisions of this Agreement, to the Agent, the Collateral Agent, each EU/UK Institutional Investor Lender, any requesting EU/UK Institutional Investor Potential Lender and any requesting Competent Authority (together, the “Relevant Recipients”):

(i)           on a quarterly basis, no later than (x) one month after the third Distribution Date occurring after the Effective Date and (y) on a quarterly basis thereafter (each such date, the “Reporting Deadline”), a Loan Report and an Investor Report in respect of such Distribution Date with the data in such Loan Report being as of the Determination Date immediately preceding such Distribution Date; and

(ii)          promptly following the occurrence of a Significant Event, a Significant Event Report in respect thereof;

provided that, the Designated Reporting Entity shall only be required to complete, or procure completion of, fields in Loan Reports and Investor Reports to the extent that the information required to complete the relevant field is in the Borrower’s, the Collateral Agent’s or the Servicer’s possession, that is not subject to legal or contractual restrictions on disclosure (unless the relevant information can be summarized, aggregated or disclosed in an anonymized form, in accordance with such legal or contractual restrictions on disclosure), or, if not in the Borrower’s, the Collateral Agent’s or the Servicer’s possession, such information can be obtained using commercially reasonable efforts without incurring material expense; provided further that, the Designated Reporting Entity shall only be required to provide notification of any Significant Event to the extent that a notification or report in respect of the relevant event has not otherwise been provided by any Person pursuant to any other provision of any Transaction Document.

(b)          The Borrower, the Lenders and the Agent agree that:

(i)           neither the Designated Reporting Entity nor the Servicer shall be responsible for monitoring changes to the UK Securitisation Regulation, the EU Securitisation Regulation or the EU Transparency Requirements, each as in force on the Effective Date, and, upon notification by the Agent and/or one or more EU/UK Institutional Investor Lenders of any changes to the EU Transparency Requirements following the Effective Date, the Borrower, the Lender and the Agent shall use commercially reasonable efforts to agree (A) that references to Loan Report and/or Investor Report shall refer to the relevant updated form published by the ESMA and/or as otherwise required for the purpose of the EU Transparency Requirements from time to time and/or (B) to amend this Section 10.27 to provide for the Designated Reporting Entity to assume such additional reporting obligations as may reasonably be necessary in order that the receipt by the Relevant Recipients of all information required to be provided hereunder is sufficient to permit EU/UK Institutional Investors to comply with their obligations under Article 5(1)(e) of the EU Securitisation Regulation; provided that, the Designated Reporting Entity shall not be obligated to agree to either clause (A) or clause (B); provided further that, the absence of such agreement by the Designated Reporting Entity may give rise to an EU Transparency Requirements Satisfaction Deficiency; and

(ii)          the Designated Reporting Entity will not be in breach of this Section 10.27 if the Designated Reporting Entity fails to meet its obligations under this Section 10.27 due to events, actions or circumstances beyond the Designated Reporting Entity’s control so long as such events, actions or circumstances are continuing (as determined by the Designated Reporting Entity or the Servicer); provided that, the Designated Reporting Entity shall be required to meet its obligations under this Section 10.27 as soon as practicable following the conclusion of such events, actions or circumstances (as reasonably determined by the Designated Reporting Entity or the Servicer).

(c)          Each party to this Agreement, without prejudice to its rights hereunder and without accepting any liability, acknowledges that it has received as of the Effective Date the Transaction Summary and copies of the Transaction Documents.

(d)          The Designated Reporting Entity shall make available, or procure that there is made available on its behalf, to the Relevant Recipients the Transaction Summary, copies of the Transaction Documents, and the Transparency Reports and any Significant Event Reports (i) by having them posted to the Reporting Website to which Relevant Recipients are given access upon request in writing to any reporting agent appointed pursuant to this Section 10.27 or (ii) in such other way as may be agreed between the Designated Reporting Entity, the Servicer and the Agent (acting at the direction of the EU/UK Institutional Investor Lenders).

(e)          The Servicer shall reasonably assist the Designated Reporting Entity, to the extent it is able to do so without incurring material expense, in complying with its obligations under this Section 10.27, including without limitation by providing to the Designated Reporting Entity (or any agent so appointed to assist the Designated Reporting Entity with the EU Transparency Requirements on its behalf) such information (or access to such information) in relation to the Collateral, (i) that is in the possession of the Servicer, (ii) that is not subject to legal or contractual restrictions on disclosure (unless the relevant information can be summarized, aggregated or disclosed in an anonymized form, in accordance with such legal or contractual restrictions on disclosure) and (iii) that is not otherwise in the Designated Reporting Entity’s possession, required by the Designated Reporting Entity for compliance with its obligations under this Section 10.27; provided that, the Servicer shall not be responsible or liable for failing to provide any reports, data and other information that the Servicer is unable to procure or source using reasonable efforts.

(f)           The Designated Reporting Entity will appoint one or more agents (and is permitted to incur fees and expenses in connection therewith) to prepare, or assist in the preparation of, the Transparency Reports or data required to be included therein and/or to make available the Transparency Reports on behalf of the Designated Reporting Entity and each of the Designated Reporting Entity, the Servicer, and the Agent acknowledges and agrees that:

(i)           such an agent shall not have any duty to monitor, enquire or satisfy itself as to the veracity, accuracy or completeness of any documentation, reports or information provided to it under this Section 10.27 or whether or not the provision of such information, reports or documentation accords with, and is sufficient to satisfy the obligations of the Designated Reporting Entity under this Section 10.27;

(ii)          such an agent shall not be liable, and have no responsibility, for any non-publication or late publication of the Transparency Reports or any errors in the Transparency Reports to the extent such failure, delay or error results from incomplete or incorrect documentation, reports or information, or any delay in documentation, reports or information being provided to such agent by the Designated Reporting Entity or by the Servicer;

(iii)         such an agent shall not assume any responsibility for the obligations of the Designated Reporting Entity under this Section 10.27 or for monitoring the Borrower’s, the Designated Reporting Entity’s or any other Person’s compliance with this Section 10.27;

(iv)         the Collateral Administrator shall provide such an agent with information in its possession as may reasonably be requested by such an agent in relation to its preparation of the Transparency Reports on behalf of the Borrower. Each of the Borrower and the Servicer agree that the Collateral Administrator shall be entitled to disclose all such information to such an agent, or any other agent of the Borrower;

(v)          any reports, information or documentation uploaded to the Reporting Website may include disclaimers excluding the liability of such an agent for the information provided therein; and

(vi)         such an agent assumes no responsibility or liability to any Relevant Recipient or any third party (including for their use or onward disclosure of any such information, report or documentation).

(g)          The assumption by the Designated Reporting Entity and the Servicer of their respective obligations under this Section 10.27 does not constitute a representation, guarantee or agreement by either of them that the fulfillment of such obligations will be sufficient to permit EU/UK Institutional Investor Lenders to comply with their obligations under Article 5(1)(e) of the EU Securitisation Regulation or Article 5(1)(f) of the UK Securitisation Regulation, as applicable. Neither the Designated Reporting Entity nor the Servicer shall be responsible for monitoring changes to the EU Transparency Requirements as in force on the Effective Date.

ARTICLE XI

THE COLLATERAL AGENT AND THE COLLATERAL ADMINISTRATOR

Section 11.1      Appointment of Collateral Agent and Collateral Administrator. U.S. Bank Trust Company, National Association is hereby appointed as Collateral Agent pursuant to the terms hereof. The Secured Parties hereby appoint the Collateral Agent to act exclusively as the agent for purposes of perfection of a security interest in the Collateral and Collateral Agent of the Secured Parties to act as specified herein and in the other Transaction Documents to which the Collateral Agent is a party. U.S. Bank Trust Company, National Association is hereby appointed as Collateral Administrator pursuant to the terms hereof. The Collateral Administrator and Collateral Agent’s services hereunder shall be conducted through its Corporate Trust Services division (including, as applicable, any agents or Affiliates utilized thereby).

Section 11.2      Monthly Reports. The Collateral Administrator shall prepare the Monthly Report in accordance with Section 8.5 and the Collateral Agent shall distribute funds in accordance with such Monthly Report in accordance with Section 8.3.

Section 11.3      Collateral Administration. The Collateral Administrator shall maintain a database of certain characteristics of the Collateral on an ongoing basis, and provide to the Borrower, the Servicer, the Collateral Agent, the Agent and the Lender Agents certain reports, schedules and calculations, all as more particularly described in this Section 11.3, based upon information and data received from the Borrower and/or the Servicer pursuant to Section 7.7 or from the Lender Agents and/or the Agent.

(a)          In connection therewith, the Collateral Administrator shall:

(i)           within 15 days after the Effective Date, create a Collateral database with respect to the Collateral that has been pledged to the Collateral Agent for the benefit of the Secured Parties from time to time, comprised of the Collateral Obligations credited to the Accounts from time to time and Permitted Investments in which amounts held in the Accounts may be invested from time to time, as provided in this Agreement (the “Collateral Database”);

(ii)          update the Collateral Database on a periodic basis for changes and to reflect the sale or other disposition of assets included in the Collateral and any additional Collateral granted to the Collateral Agent from time to time, in each case based upon, and to the extent of, information furnished to the Collateral Administrator by the Borrower, the Servicer or the Agent as may be reasonably required by the Collateral Administrator from time to time or based upon notices received by the Collateral Administrator from the issuer, or trustee or agent bank under an underlying instrument, or similar source;

(iii)         track the receipt and allocation to the Collection Account of Principal Collections and Interest Collections and any withdrawals therefrom and, on each Business Day, commencing five (5) Business Days after the Effective Date, make available to the Servicer and Agent daily reports reflecting such actions to the accounts as of the close of business on the preceding Business Day and the Collateral Administrator shall provide any such report which can be reasonably prepared to the Agent or the Servicer upon its request therefor;

(iv)         prepare and make available to the Agent, each Lender Agent, the Borrower and the Servicer on each Reporting Date, the Monthly Report and any update pursuant to Section 8.5 when requested by the Servicer, the Borrower or the Agent, on the basis of the information contained in the Collateral Database as of the applicable Determination Date, the information provided by each Lender Agent and the Agent pursuant to Section 3.4 and such other information as may be provided to the Collateral Administrator by the Borrower, the Servicer, the Agent, any Lender Agent or any Lender;

(v)          provide such other information with respect to the Collateral granted to the Collateral Agent and not released as may be routinely maintained by the Collateral Administrator in performing its ordinary Collateral Administrator function pursuant hereunder, as the Borrower, the Servicer, the Agent, any Lender Agent or any Lender may reasonably request from time to time; and

(vi)         track the Principal Balance of each Collateral Obligation and report such balances to the Agent and the Servicer upon request.

(b)          The Collateral Administrator shall provide to the Servicer a copy of all written notices and communications received by it and identified as being sent to it in connection with the Collateral Obligations and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Collateral Agent, the Document Custodian nor the Collateral Administrator be under any duty or obligation to take any action on behalf of the Servicer in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of an Event of Default or a Servicer Event of Default or the Agent, after the occurrence of an Event of Default or a Servicer Event of Default, subject to Section 13.3(b), in which event the Collateral Agent shall only vote, consent or take such other action in accordance with such instructions. In the absence of such instructions, no action will be taken.

(c)          In addition to the above:

(i)           The Agent and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting solely at the direction of the Agent) as its agent to execute and deliver all further instruments and documents, and take all further action (solely at the written direction of the Agent) that the Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution or filing by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral Obligations now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 11.3(c)(i) shall be deemed to relieve the Borrower or the Servicer of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 10.1. It is understood and agreed that any and all actions performed by the Collateral Agent in connection with this Section 11.3(c)(i) shall be at the written direction of the Agent, and the Collateral Agent shall have no responsibility or liability in connection with determining any actions necessary or desirable to perfect, protect or more fully secure the security interest granted by the Borrower hereunder or to enable any Person to exercise or enforce any of their respective rights hereunder.

(ii)          The Agent may direct the Collateral Agent in writing to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Agent, any Secured Parties or otherwise if the taking of such action, in the determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Agent within 10 Business Days of its receipt of such request, then the Agent shall be deemed to have declined to consent to the relevant action.

(iii)         Except as expressly provided herein, neither the Collateral Agent nor the Collateral Administrator shall be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it (x) unless and until (and to the extent) expressly so directed by the Agent or (y) prior to the Facility Termination Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Agent pursuant to clause (x)). Neither the Collateral Agent nor the Collateral Administrator shall be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Agent. The Collateral Agent and the Collateral Administrator shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent or Collateral Administrator has actual knowledge of such matter or written notice thereof is received by a Responsible Officer of the Collateral Agent or Collateral Administrator.

(d)          If, in performing its duties under this Agreement, the Collateral Agent or the Collateral Administrator is required to decide between alternative courses of action, the Collateral Agent or the Collateral Administrator, as the case may be, may request written instructions from the Agent as to the course of action desired by it. If the Collateral Agent or the Collateral Administrator, as the case may be, does not receive such instructions within two Business Days after it has requested them, the Collateral Agent or the Collateral Administrator, as the case may be, may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent or the Collateral Administrator, as the case may be, shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent and the Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e)          Concurrently herewith, the Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Control Agreement and any other related agreements in the form delivered to the Collateral Agent. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Control Agreement and any other Transaction Documents or related agreements in such capacity.

(f)           The parties acknowledge that in accordance with laws, regulations and executive orders of the United States or any state or political subdivision thereof as are in effect from time to time applicable to financial institutions relating to the funding of terrorist activities and money laundering, including without limitation the USA Patriot Act and its implementing regulations, the Collateral Agent, Collateral Administrator and Document Custodian in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent, Collateral Administrator and Document Custodian. The parties hereby agree that it shall provide the Collateral Agent, Collateral Administrator and Document Custodian with such information as it may reasonably request including, but not limited to, such parties’ name, physical address, tax identification number and other information that will help the Collateral Agent, Collateral Administrator and Document Custodian to identify and verify the identities of such Borrower such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

Section 11.4      Removal or Resignation of Collateral Agent and Collateral Administrator.

(a)          The Collateral Agent may at any time resign and terminate its obligations under this Agreement upon at least 30 days’ prior written notice to the Servicer, the Borrower, the Agent and each Lender Agent; provided, that no resignation or removal of the Collateral Agent will be permitted unless a successor Collateral Agent has been appointed which successor Collateral Agent, so long as no Unmatured Servicer Event of Default, Servicer Event of Default, Unmatured Event of Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Servicer. Promptly after receipt of notice of the Collateral Agent’s resignation, the Agent shall promptly appoint a successor Collateral Agent (which successor Collateral Agent shall be reasonably acceptable to the Majority Lenders and the Servicer) by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Servicer, each Lender Agent, the resigning Collateral Agent and to the successor Collateral Agent. In the event no successor Collateral Agent shall have been appointed within 30 days after the giving of notice of such resignation, the Collateral Agent may petition any court of competent jurisdiction at the Borrower’s expense to appoint a successor Collateral Agent. The Agent upon at least 60 days’ prior written notice to the Collateral Agent, the Borrower, the Servicer and each Lender Agent, may with or without cause remove and discharge the Collateral Agent or any successor Collateral Agent thereafter appointed from the performance of its duties under this Agreement. Promptly after giving notice of removal of the Collateral Agent, the Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Agent (which successor Collateral Agent shall be reasonably acceptable to the Majority Lenders and the Servicer). Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral and the successor Collateral Agent, with a copy delivered to the Borrower, each Lender Agent and the Servicer.

(b)          The Collateral Administrator may at any time resign and terminate its obligations under this Agreement upon at least 30 days’ prior written notice to the Servicer, the Borrower, the Agent and each Lender Agent; provided, that no resignation or removal of the Collateral Administrator will be permitted unless a successor Collateral Administrator has been appointed which successor Collateral Administrator, so long as no Unmatured Servicer Event of Default, Servicer Event of Default, Unmatured Event of Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Servicer. Promptly after receipt of notice of the Collateral Administrator’s resignation, the Agent shall promptly appoint a successor Collateral Administrator (which successor Collateral Administrator shall be reasonably acceptable to the Majority Lenders and the Servicer) by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Servicer, each Lender Agent, the resigning Collateral Administrator and to the successor Collateral Administrator. In the event no successor Collateral Administrator shall have been appointed within 30 days after the giving of notice of such resignation, the Collateral Administrator may petition any court of competent jurisdiction at the Borrower’s expense to appoint a successor Collateral Administrator. The Agent upon at least 60 days’ prior written notice to the Collateral Administrator, the Borrower, the Servicer and each Lender Agent, may with or without cause remove and discharge the Collateral Administrator or any successor Collateral Administrator thereafter appointed from the performance of its duties under this Agreement. Promptly after giving notice of removal of the Collateral Administrator, the Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Administrator (which successor Collateral Administrator shall be reasonably acceptable to the Majority Lenders and the Servicer). Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Administrator and the successor Collateral Administrator, with a copy delivered to the Borrower, each Lender Agent and the Servicer.

Section 11.5      Representations and Warranties. The Collateral Agent represents and warrants to the Borrower, the Agent, the Lenders and Servicer that:

(a)          the Collateral Agent has the corporate power and authority and the legal rights to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(b)          no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Official Body and no consent of any other Person (including any stockholder or creditor of the Collateral Agent) is required in connection with the execution, delivery performance, validity or enforceability of this Agreement; and

(c)          this Agreement has been duly executed and delivered on behalf of the Collateral Agent and constitutes a legal, valid and binding obligation of the Collateral Agent enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law).

Section 11.6      No Adverse Interest of Collateral Agent. By execution of this Agreement, the Collateral Agent represents and warrants that it currently holds and during the existence of this Agreement shall hold, no adverse interest, by way of security or otherwise, in any Collateral Obligation or any document in the Collateral Obligation Files. Neither the Collateral Obligations nor any documents in the Collateral Obligation Files shall be subject to any security interest, lien or right of set-off by the Collateral Agent or any third party claiming through the Collateral Agent, and the Collateral Agent shall not pledge, encumber, hypothecate, transfer, dispose of, or otherwise grant any third party interest in, the Collateral Obligations or documents in the Collateral Obligation Files, except that the preceding clause shall not apply to the Collateral Agent with respect to (i) the Collateral Agent Fees and Expenses, and (ii) in the case of any accounts, with respect to (x) returned or charged-back items, (y) reversals or cancellations of payment orders and other electronic fund transfers, or (z) overdrafts in the Collection Account.

Section 11.7      Reliance of Collateral Agent and Collateral Administrator.

(a)          In the absence of bad faith on the part of the Collateral Agent or the Collateral Administrator, as applicable, the Collateral Agent and the Collateral Administrator, respectively, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Collateral Agent or the Collateral Administrator, respectively, reasonably believed by the Collateral Agent or the Collateral Administrator, respectively, to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement; but in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Collateral Agent or the Collateral Administrator, as applicable, the Collateral Agent or the Collateral Administrator, respectively, shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that they conform on their face to the form required by such provision. For avoidance of doubt, the Collateral Agent and the Collateral Administrator may rely conclusively on any Borrower Order or Officer’s Certificate of the Borrower or Servicer. Neither the Collateral Agent nor the Collateral Administrator shall be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(b)          The Collateral Administrator may rely conclusively on the Officer’s Certificate of the Servicer. The Collateral Administrator shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

Section 11.8      Limitation of Liability and Collateral Agent and Collateral Administrator Rights. (a)  Each of the Collateral Agent and the Collateral Administrator may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, electronic communication, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent and Collateral Administrator may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Agent or (b) the verbal instructions of the Agent.

(b)          Each of the Collateral Agent and the Collateral Administrator may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)          Neither the Collateral Agent nor the Collateral Administrator nor any of their respective directors, officers, agents or employees shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d)          Neither the Collateral Agent nor the Collateral Administrator makes any warranty or representation and shall have any responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and neither the Collateral Agent nor the Collateral Administrator will be required to and neither the Collateral Agent nor the Collateral Administrator will make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. Neither the Collateral Agent nor the Collateral Administrator shall be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)          Neither the Collateral Agent nor the Collateral Administrator shall have any duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and the other Transaction Documents to which it is a party and no covenants or obligations shall be implied in this Agreement against the Collateral Agent or the Collateral Administrator, as applicable. Neither the Collateral Agent nor the Collateral Administrator shall be responsible in any manner to any Person for any recitals of any Person (other than itself) contained in the Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents.

(f)           Neither the Collateral Agent nor the Collateral Administrator shall be required to expend or risk its own funds in the performance of its duties hereunder.

(g)          It is expressly agreed and acknowledged that neither the Collateral Agent nor the Collateral Administrator is guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)          In case any reasonable question arises as to its duties hereunder or under any other Transaction Document, each of the Collateral Agent and the Collateral Administrator may, prior to the occurrence of an Event of Default, request instructions from the Servicer and may, after the occurrence of an Event of Default, request instructions from the Agent, and shall be entitled at all times to refrain from taking any action unless it has received written instructions from the Servicer or the Agent, as applicable. Neither the Collateral Agent nor the Collateral Administrator shall in any event have any liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Servicer or the Agent, as applicable. In no event shall the Collateral Agent or the Collateral Administrator be liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent or the Collateral Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)           In the event that the Document Custodian is not the same entity as the Collateral Agent, the Collateral Agent shall not be liable for the acts or omissions of the Document Custodian under this Agreement and shall not be required to monitor the performance of the Document Custodian.

(j)           Without limiting the generality of any terms of this section, neither the Collateral Agent nor the Collateral Administrator shall have any liability for any failure, inability or unwillingness on the part of the Servicer, the Agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have any liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s or the Collateral Administrator’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(k)          Neither the Collateral Agent nor the Collateral Administrator shall be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent and the Collateral Administrator shall examine the same to determine whether it conforms on its face to the requirements hereof. Neither the Collateral Agent nor the Collateral Administrator shall be deemed to have knowledge or notice of any matter unless actually known to a Responsible Officer of the Collateral Agent or the Collateral Administrator, or unless and to the extent written notice of such matter is received by the Collateral Agent or the Collateral Administrator at is address in accordance with Section 17.3. It is expressly acknowledged by the Borrower, the Servicer, the Agent and each Lender Agent that application and performance by the Collateral Agent or the Collateral Administrator of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Servicer, the Agent, any Lender Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Collateral Obligation, and neither the Collateral Agent nor the Collateral Administrator shall have any responsibility for the accuracy of any such information or data provided to it by such persons and shall not be required to recalculate, certify, or verify any numerical information unless expressly required herein and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent or the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time. For purposes of tracking changes in ratings, if applicable, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon a single reputable electronic financial information reporting service (which for ratings by Standard & Poor’s shall be www.standardandpoors.com or www.ratingsdirect.com) and shall have no liability for any inaccuracies in the information reported by, of other errors or omissions of, any such service. It is hereby expressly agreed that Bloomberg Financial Markets is one such reputable service.

(l)           The Collateral Agent or the Collateral Administrator may exercise any of its rights or powers hereunder or under any other Transaction Document or perform any of its duties hereunder or thereunder either directly or, by or through agents or attorneys, and neither the Collateral Agent nor the Collateral Administrator shall be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it. None of the Collateral Agent, the Collateral Administrator or any of their respective affiliates, directors, officers, shareholders, agents or employees will be liable to the Servicer, Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent or the Collateral Administrator constituting willful misconduct or gross negligence of its respective duties hereunder. Neither the Collateral Agent nor the Collateral Administrator shall in any event have any liability for the actions or omissions of the Borrower, the Servicer, the Agent or any other Person, and shall have any liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Servicer, the Agent or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s or the Collateral Administrator’s own willful misconduct or gross negligence of its duties hereunder. Neither the Collateral Agent nor the Collateral Administrator shall be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower or the Servicer, the Agent or another Person in furnishing necessary, timely and accurate information to the Collateral Agent or the Collateral Administrator.

(m)         Neither the Collateral Agent nor the Collateral Administrator shall be under any obligation to exercise or honor any of the rights or powers vested in it by this Agreement or other Transaction Document at the request or direction of the Agent (or any other Person authorized or permitted to direct the Collateral Agent hereunder) pursuant to this Agreement, unless the Agent (or such other Person) shall have offered the Collateral Agent or the Collateral Administrator security or indemnity reasonably acceptable to the Collateral Agent or the Collateral Administrator against costs, expenses and liabilities (including any legal fees) that might reasonably be incurred by it in compliance with such request or direction.

(n)          Neither the Collateral Agent nor the Collateral Administrator shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) neither the Collateral Agent nor the Collateral Administrator shall be subject to any fiduciary or other implied duties, regardless of whether a default has occurred and is continuing and (b) neither the Collateral Agent nor the Collateral Administrator shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed as indicated herein. Neither the Collateral Agent nor the Collateral Administrator shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Agent.

(o)          Neither the Collateral Administrator nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act.

(p)          It is expressly acknowledged and agreed that neither the Collateral Administrator nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance by any other person with the requirements of this Agreement. Neither the Collateral Administrator nor the Collateral Agent has an obligation to pursue any action that is not in accordance with Applicable Law.

(q)          The Collateral Agent and the Collateral Administrator may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such person and its Affiliates (the “Related Parties”) for the Collateral Agent and the Collateral Administrator. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and the Collateral Administrator and any such sub-agent.

(r)           All of the rights, protections immunities and indemnities of the Collateral Agent and Collateral Administrator shall likewise be available and applicable to the Securities Intermediary and the Document Custodian.

(s)          The Collateral Agent and the Collateral Administrator shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that the Collateral Agent and the Collateral Administrator will make commercially reasonable efforts which are consistent with accepted practices in the banking industry to maintain performance and, if necessary, resume performance as soon as practicable under the circumstances. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, terrorism, epidemics, pandemics, quarantine, national emergency, governmental regulations imposed after the fact, fire, communication system failures, computer viruses, power or utility failures, earthquakes or other disasters, computer hardware or software failure, malware or ransomware attack, unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system, or unavailability of any securities clearing system.

(t)           If at any time the Collateral Agent or the Collateral Administrator is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Collateral Agent or the Collateral Administrator is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if the Collateral Agent or the Collateral Administrator complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Collateral Agent or the Collateral Administrator shall not be liable to any of the parties hereto or to any other person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

Section 11.9      Tax Reports. Neither the Collateral Agent nor the Collateral Administrator shall be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than in respect of the Collateral Agent’s compensation or for reimbursement of expenses.

Section 11.10     Merger or Consolidation. Any Person (i) into which the Collateral Agent, the Document Custodian, and the Collateral Administrator may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent, the Document Custodian, or the Collateral Administrator shall be a party, or (iii) that may succeed to the properties and assets, or that may succeed to substantially all of the corporate trust business, of the Collateral Agent, the Document Custodian or the Collateral Administrator substantially as a whole, shall be the successor to the Collateral Agent, the Document Custodian or the Collateral Administrator under this Agreement and any other Transaction Document to which the Collateral Agent, the Document Custodian, or the Collateral Administrator, as applicable, is a party without further act of any of the parties to this Agreement, except where an instrument of transfer or assignment is required by law to effect such succession.

Section 11.11     Collateral Agent and Collateral Administrator Compensation.

(a)          As compensation for its activities hereunder, the Collateral Agent and the Securities Intermediary shall be entitled to its fees from the Borrower as set forth in the Collateral Agent and Document Custodian Fee Letter and any other accrued and unpaid expenses (including reasonable, out-of-pocket, documented outside attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Collateral Agent, the Document Custodian and Securities Intermediary under the Transaction Documents (including, without limitation, Indemnified Amounts payable under ARTICLE XVI) (collectively, the “Collateral Agent Fees and Expenses”). The Borrower agrees to reimburse the Collateral Agent and the Securities Intermediary in accordance with the provisions of Section 8.3 for all reasonable, out-of-pocket, documented expenses, disbursements and advances incurred or made by the Collateral Agent and Securities Intermediary in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents. For purposes of any portion of fees payable to the Collateral Agent, Document Custodian, Securities Intermediary or the Collateral Administrator calculated with respect to any period at a per annum rate, such amount shall be computed on the basis of a 360-day year and the actual number of days elapsed during the related Accrual Period and shall be based on the aggregate principal balance of all Collateral Obligations owned by the Borrower and the cash and the principal balance of any Permitted Investments on deposit in the Principal Collection Account, in each case, on the first day of the Accrual Period relating to the applicable Distribution Date.

(b)          As compensation for its activities hereunder, the Collateral Administrator (in each of its capacities hereunder, including as Securities Intermediary) shall be entitled to its fees from the Borrower as set forth in the Collateral Agent, Collateral Administrator and Document Custodian Fee Letter and any other accrued and unpaid expenses (including reasonable, out-of-pocket, documented outside attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Collateral Administrator under the Transaction Documents (including, without limitation, Indemnified Amounts payable under ARTICLE XVI) (collectively, the “Collateral Administrator Fees and Expenses”). The Borrower agrees to reimburse the Collateral Administrator in accordance with the provisions of Section 8.3 for all reasonable, out-of-pocket, documented expenses, disbursements and advances incurred or made by the Collateral Administrator in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents.

(c)          As compensation for its activities hereunder, the Document Custodian (in each of its capacities hereunder) shall be entitled to its fees from the Borrower as set forth in the Collateral Agent, Collateral Administrator and Document Custodian Fee Letter and any other accrued and unpaid expenses (including reasonable, out-of-pocket, documented outside attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Document Custodian under the Transaction Documents (including, without limitation, Indemnified Amounts payable under ARTICLE XVI) (collectively, the “Document Custodian Fees and Expenses”). The Borrower agrees to reimburse the Document Custodian in accordance with the provisions of Section 8.3 for all reasonable, out-of-pocket, documented expenses, disbursements and advances incurred or made by the Document Custodian in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents.

Section 11.12     Anti-Terrorism Laws. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Collateral Agent and the Document Custodian are required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent and the Document Custodian. Accordingly, each of the parties agrees to provide to the Collateral Agent and the Document Custodian, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent and the Document Custodian to comply with Applicable Laws as set forth above.

Section 11.13    Erroneous Payments.

(a)          Each Lender hereby agrees that (i) if the Agent, the Collateral Administrator or the Collateral Agent notifies such Lender that the Agent, the Collateral Administrator or the Collateral Agent, as applicable, has determined in its sole discretion that any funds received by such Lender from a Secured Party or any of its respective Affiliates (a “Payment Recipient”) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Agent, the Collateral Administrator or the Collateral Agent, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent, the Collateral Administrator or the Collateral Agent, as applicable, in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent, the Collateral Administrator or the Collateral Agent, as applicable, in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent, the Collateral Administrator or the Collateral Agent, as applicable, for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Agent, the Collateral Administrator or the Collateral Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)          Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Agent, the Collateral Administrator or the Collateral Agent, as applicable (or any of their respective Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent, the Collateral Administrator or the Collateral Agent, as applicable (or any of their respective Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, (i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and (ii) such Lender, or the Agent, the Collateral Administrator or the Collateral Agent shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent, the Collateral Agent or the Collateral Administrator of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent, the Collateral Agent or the Collateral Administrator pursuant to this Section 11.13(b).

(c)          Each Lender and Secured Party hereby authorizes the Agent, the Collateral Agent or the Collateral Administrator to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Transaction Document, or otherwise payable or distributable by the Agent, the Collateral Agent or the Collateral Administrator to such Lender or Secured Party from any source, against any amount due to the Agent, the Collateral Agent or the Collateral Administrator under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)          In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent, the Collateral Agent or the Collateral Administrator for any reason, after demand therefor by the Agent, the Collateral Agent or the Collateral Administrator in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s, the Collateral Agent’s or the Collateral Administrator’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent, the Collateral Administrator or the Collateral Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent, the Collateral Administrator or the Collateral Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Agent, (ii) the Agent, the Collateral Administrator or the Collateral Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent, the Collateral Administrator or the Collateral Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Agent, the Collateral Administrator or the Collateral Agent may reflect in the Participant Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Agent, the Collateral Administrator or the Collateral Agent may, in its discretion, but subject to the prior written consent of the Borrower, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent, the Collateral Administrator or the Collateral Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent, the Collateral Administrator or the Collateral Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent, the Collateral Administrator or the Collateral Agent may be equitably subrogated, the Agent, the Collateral Administrator or the Collateral Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)          The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent a payment in respect of Obligations is, and solely with respect to the amount of a payment in respect of Obligations that is, comprised of funds received by the Agent, the Collateral Administrator or Collateral Agent from the Borrower or any other Loan Party for the purpose of making such payment in respect of Obligations.

(f)           To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent, the Collateral Administrator or the Collateral Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)          Each party’s obligations under this Section 11.13 shall survive the resignation or replacement of the Agent, the Collateral Administrator or the Collateral Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XII

GRANT OF SECURITY INTEREST

Section 12.1      Borrower’s Grant of Security Interest. As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations (including Loans, Interest, all Fees and other amounts at any time owing hereunder), the Borrower hereby assigns and pledges to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in and lien upon, all of the Borrower’s personal property, including the Borrower’s right, title and interest in and to the following (other than Retained Collateral Interests), in each case whether now or hereafter existing or in which Borrower now has or hereafter acquires an interest and wherever the same may be located (collectively, the “Collateral”):

(a)          all Collateral Obligations;

(b)          all Related Security;

(c)          the Sale Agreement and all documents now or hereafter in effect to which the Borrower is a party (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Borrower Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Assigned Agreements, (iii) claims of the Borrower for damages arising out of or for breach of or default under the Borrower Assigned Agreements, and (iv) the right of the Borrower to amend, waive or terminate the Borrower Assigned Agreements, to perform under the Borrower Assigned Agreements and to compel performance and otherwise exercise all remedies and rights under the Borrower Assigned Agreements; notwithstanding anything contained herein to the contrary, the Collateral shall not include the right of the Borrower to terminate the Servicer or replace the Servicer;

(d)          all of the following (the “Account Collateral”):

(i)           each Account, all funds held in any Account (other than Excluded Amounts), and all certificates and instruments, if any, from time to time representing or evidencing any Account or such funds,

(ii)          all investments from time to time of amounts in the Accounts and all certificates and instruments, if any, from time to time representing or evidencing such investments,

(iii)         all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent or any Secured Party or any assignee or agent on behalf of the Collateral Agent or any Secured Party in substitution for or in addition to any of the then existing Account Collateral, and

(iv)         all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Account Collateral;

(e)          all additional property that may from time to time hereafter be granted and pledged by the Borrower or by anyone on its behalf under this Agreement;

(f)           all Accounts, all Certificated Securities, all Chattel Paper, all Documents, all Equipment, all Financial Assets, all General Intangibles, all Instruments, all Investment Property, all Inventory, all Securities Accounts, all Security Certificates, all Security Entitlements and all Uncertificated Securities of the Borrower;

(g)          each Hedging Agreement, including all rights of the Borrower to receive moneys due and to become due thereunder; and

(h)          all proceeds, accessions, substitutions, rents and profits of any and all of the foregoing Collateral (including proceeds that constitute property of the types described in subsections (a) through (g) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent or a Secured Party or any assignee or agent on behalf of the Collateral Agent or a Secured Party is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

Section 12.2      Borrower Remains Liable. Notwithstanding anything in this Agreement, (a) except to the extent of the Servicer’s duties expressly provided under the Transaction Documents, the Borrower shall remain liable under the Collateral Obligations, Borrower Assigned Agreements and other agreements included in the Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by a Secured Party or the Collateral Agent of any of its rights under this Agreement shall not release the Borrower or the Servicer from any of their respective duties or obligations under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral, (c) the Secured Parties and the Collateral Agent shall not have any obligation or liability under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral by reason of this Agreement, and (d) neither the Collateral Agent nor any of the Secured Parties shall be obligated to perform any of the obligations or duties of the Borrower or the Servicer under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral or to take any action to collect or enforce any claim for payment assigned under this Agreement.

Section 12.3      Release of Collateral. Until the Obligations have been paid in full (other than contingent Obligations for which no claim has been asserted), the Collateral Agent may not release any Lien covering any Collateral except for (i) Collateral Obligations sold pursuant to Section 7.10, (ii) any Related Security identified by the Borrower (or the Servicer on behalf of the Borrower) to the Collateral Agent so long as the Facility Termination Date has not occurred or (iii) Repurchased Collateral Obligations or Substituted Collateral Obligation pursuant to Section 7.11.

In connection with the release of a Lien on any Collateral permitted pursuant to this Section 12.3, the Collateral Agent, on behalf of the Secured Parties, will, at the sole expense of the Borrower, execute and deliver to the Borrower any assignments, bills of sale, termination statements and any other releases and instruments as the Borrower may reasonably request in order to effect the release and transfer of such Collateral; provided, that the Collateral Agent, on behalf of the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment.

ARTICLE XIII

EVENT OF DEFAULTS

Section 13.1      Event of Defaults. Each of the following shall constitute an Event of Default under this Agreement:

(a)          any default in the payment when due of (i) any principal of any Loan or (ii) any other amount payable by the Borrower or the Servicer hereunder, including any Interest on any Loan, any fee, in each case of clauses (i) and (ii), which default shall continue for five (5) Business Days (or, in the case of a default in payment resulting solely from an administrative error or omission, ten (10) Business Days) following the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Servicer, and (ii) the date on which a Responsible Officer of the Borrower or the Servicer acquires knowledge thereof;

(b)          the Borrower or the Servicer shall fail to perform or observe in any material respect (or, if any such covenant or agreement is already qualified by the words “material”, “materially” or “Material Adverse Effect”, in any respect) any other term, covenant or agreement contained in this Agreement (it being understood that failure to satisfy the Collateral Quality Tests or any breach of the Excess Concentration Amount is not a breach under this clause (b)), or any other Transaction Document on its part to be performed or observed and, except in the case of the covenants and agreements contained in Section 10.9, Section 10.11, Section 10.16, Section 10.22 and Section 10.23 as to each of which no grace period shall apply, any such failure shall remain unremedied for a period of thirty (30) Business Days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Servicer, and (ii) the date on which a Responsible Officer of the Borrower or the Servicer acquires knowledge thereof;

(c)          any representation or warranty of the Borrower or the Servicer made or deemed to have been made hereunder or in any other Transaction Document or any certificate furnished by or on behalf of the Borrower or the Servicer to the Agent, any Lender Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document (including any Monthly Report) shall prove to have been false or incorrect in any material respect when made or deemed to have been made and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Servicer, and (ii) the date on which a Responsible Officer of the Borrower or the Servicer acquires knowledge thereof; provided, that no breach shall be deemed to occur hereunder in respect of any representation or warranty relating to the “eligibility” of any Collateral Obligation if the Borrower complies with its obligations in Section 7.11 with respect to such Collateral Obligation;

(d)          an Insolvency Event shall have occurred and be continuing with respect to either the Borrower or the Equityholder;

(e)          a Borrowing Base Deficiency has occurred, and continues unremedied for five (5) consecutive Business Days; provided that if the Borrower shall present a plan prior to the expiration of such five (5) consecutive Business Days that sets forth evidence reasonably satisfactory to the Agent for such Borrowing Base Deficiency to be cured within thirty (30) calendar days of the date of such presentation, an Event of Default shall not occur so long as such Borrowing Base Deficiency is cured within thirty (30) calendar days of such presentation;

(f)           the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the assets of the Borrower (other than a Permitted Lien), or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower;

(g)          (i) any Transaction Document or any material obligation granted thereunder by the Borrower shall (except in accordance with its terms), in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; or (ii) the Borrower or the Servicer or any other Affiliate thereof shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document; or (iii) (x) the Agent fails for any reason to have a perfected first-priority (subject to any Permitted Liens) security interest in any Collateral in accordance with the terms of this Agreement or (y) the Borrower ceases to have a valid ownership interest in all of the Collateral, except as permitted by the Transaction Documents;

(h)          a Servicer Event of Default shall have occurred and be continuing past any applicable notice or cure period provided in the definition thereof;

(i)           the Borrower shall fail to pay any principal of or premium or interest on any Indebtedness having an aggregate principal amount of $500,000 or greater, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period and/or any required notice, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness of $500,000 or greater of the Borrower, or any other event, shall occur and such default or event shall continue after the applicable grace period and/or any required notice, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate the maturity of such Indebtedness;

(j)           the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act;

(k)          failure on the part of the Borrower or the Servicer to (i) make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Principal Collections and Interest Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Person or Indemnitee) required by the terms of any Transaction Document in accordance with Section 7.3(b) and Section 10.10 or (ii) otherwise observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral, in each case, subject to the grace periods in Section 13.1 to the extent applicable, or otherwise, for a period of five (5) consecutive Business Days (or, in the case of a default in making a payment or deposit resulting solely from an administrative error or omission, ten (10) Business Days) following the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Servicer, and (ii) the date on which a Responsible Officer of the Borrower or the Servicer acquires knowledge thereof;

(l)           (i) failure of the Borrower to maintain at least one Independent Manager or (ii) the removal of any Independent Manager without Cause or prior written notice to the Agent and each Lender Agent (in each case as required by the organization documents of the Borrower); provided that, in the case of each of clauses (i) and (ii), the Borrower shall have five (5) Business Days following such failure or removal to replace any Independent Manager;

(m)         the Borrower makes any assignment or attempted assignment of its respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Majority Lenders, which consent may be withheld in the exercise of their sole and absolute discretion;

(n)          any court shall render a final, non-appealable judgment against the Borrower (i) in an amount in excess of $1,000,000 which shall not be satisfactorily stayed, discharged, vacated, set aside or satisfied within 60 days of the making thereof and (ii) for which the Agent shall not have received evidence satisfactory to it that an insurance provider for the Borrower has agreed to satisfy such judgment in full subject to any deductibles not exceeding $1,000,000; or the attachment of any material portion of the property of the Borrower which has not been released or provided for to the reasonable satisfaction of the Agent within 60 days after the making thereof; or

(o)          the Borrower shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that neither Dechert LLP or any other reputable counsel could render a substantive nonconsolidation opinion with respect to the Borrower being substantively consolidated into the Equityholder upon an Insolvency Event with respect to the Equityholder.

Section 13.2      Effect of Event of Default.

(a)          Optional Termination. Upon notice by the Collateral Agent, acting solely at the direction of the Agent or the Majority Lenders, that an Event of Default (other than an Event of Default described in Section 13.1(d)) has occurred and is continuing, the Collateral Agent, acting solely at the direction of the Agent or the Majority Lenders, may declare all or any portion of the Outstanding Loan Amount and all other Obligations to be due and payable, whereupon that portion of the Outstanding Loan Amount and all other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment (all of which are hereby expressly waived by the Borrower) and the Facility Termination Date in respect of such accelerated amounts shall be deemed to have occurred.

(b)          Automatic Termination. Upon the occurrence of an Event of Default described in Section 13.1(d), the Facility Termination Date shall be deemed to have occurred automatically, and the Outstanding Loan Amount and all other Obligations under this Agreement shall become immediately and automatically due and payable, all without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived by the Borrower).

Section 13.3      Rights upon Event of Default. (a)      If an Event of Default shall have occurred and be continuing, the Agent may, in its sole discretion, or shall at the direction of the Majority Lenders, direct the Collateral Agent to exercise any of the remedies specified herein in respect of the Collateral and the Collateral Agent shall promptly, solely at the written direction of the Agent or the Majority Lenders, also do one or more of the following (subject to Section 13.9):

(i)           institute proceedings in its own name and on behalf of the Secured Parties as Collateral Agent for the collection of all Obligations, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Borrower and any other obligor with respect thereto moneys adjudged due, for the specific enforcement of any covenant or agreement in any Transaction Document or in the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Collateral Agent by Applicable Law or any Transaction Document;

(ii)          exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the right and remedies of the Collateral Agent and the Secured Parties which rights and remedies shall be cumulative; and

(iii)         require the Borrower and the Servicer, at the Borrower’s expense, to (1) assemble all or any part of the Collateral as directed by the Collateral Agent (solely at the direction of the Agent) and make the same available to the Collateral Agent at a place to be designated by the Collateral Agent (solely at the direction of the Agent) that is reasonably convenient to such parties and (2) without notice except as specified below (and subject to the Equityholder’s and/or its Affiliates’ right of first refusal as described in Section 13.3(b) below), sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Collateral Agent’s or the Agent’s offices or elsewhere in accordance with Applicable Law. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent (solely at the direction of the Agent) may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied against all or any part of the Outstanding Loan Amount pursuant to Section 4.1 or otherwise in such order as the Collateral Agent shall be directed by the Agent (in its sole discretion).

(b)          Notwithstanding anything to the contrary herein or in any Transaction Document, following the occurrence and during the continuation of an Event of Default and the acceleration of the Obligations, the Equityholder and/or any of its Affiliates shall have the right to purchase the Collateral at a purchase price at least equal to the sum of the then accrued and outstanding Obligations, as reasonably determined by the Agent. Any such party may exercise such right by delivering written notice to the Agent (an “Exercise Notice”) which shall include a proposed purchase price and be delivered not later than three (3) Business Days after the date on which the Borrower receives notice from the Agent of the occurrence of such Event of Default and the acceleration of the Obligations, and which Exercise Notice shall set forth evidence reasonably satisfactory to the Agent that the Equityholder and/or such Affiliates have access to sufficient capital to consummate such purchase in accordance with this clause (b). Once an Exercise Notice is delivered to the Agent, the delivering party (or its designated Affiliate or managed fund) shall be obligated, irrevocably and unconditionally, to purchase the Collateral, at the price referenced above, for settlement within the normal settlement period for such Collateral. The cash purchase price must be received no later than ten (10) Business Days following delivery of the Exercise Notice. Neither the Collateral Agent, the Agent nor any Lender shall assert any right or remedy in respect of the Collateral, including any right described in Section 13.3(a) or Section 13.10, or cause the removal of the Servicer pursuant to Section 7.02, or cause the liquidation or disposition of the Collateral Obligations to occur, in each case during the time that the Equityholder and its Affiliates are entitled to provide an Exercise Notice and purchase the Collateral pursuant to this Section 13.3(b).

Section 13.4      Collateral Agent May Enforce Claims Without Possession of Notes.  All rights of action and of asserting claims under the Transaction Documents, may be enforced by the Collateral Agent (at the direction of the Agent) without the possession of the Notes or the production thereof in any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Collateral Agent shall be brought in its own name as Collateral Agent and any recovery of judgment, subject to the payment of the reasonable, out-of-pocket and documented expenses, disbursements and compensation of the Collateral Agent each predecessor Collateral Agent and their respective agents and attorneys, shall be for the ratable benefit of the holders of the Notes and other Secured Parties.

Section 13.5      Collective Proceedings.  In any proceedings brought by the Collateral Agent to enforce the Liens under the Transaction Documents (and also any proceedings involving the interpretation of any provision of any Transaction Document), the Collateral Agent shall be held to represent all of the Secured Parties, and it shall not be necessary to make any Secured Party a party to any such proceedings.

Section 13.6      Insolvency Proceedings.  In case there shall be pending, relative to the Borrower or any other obligor upon the Notes or any Person having or claiming an ownership interest in the Collateral, proceedings under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Borrower, its property or such other obligor or Person, or in case of any other comparable judicial proceedings relative to the Borrower or other obligor upon the Notes, or to the creditors of property of the Borrower or such other obligor, the Collateral Agent irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered but without any obligation, subject to Section 13.9(a), by intervention in such proceedings or otherwise:

(a)          to file and prove a claim or claims for the whole amount of principal and Interest owing and unpaid in respect of the Notes, all other amounts owing to the Lenders and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent (including any claim for reimbursement of all expenses (including the documented, reasonable fees and expenses of outside counsel) and liabilities incurred, and all advances, if any, made, by the Collateral Agent and each predecessor Collateral Agent except as determined to have been caused by its own gross negligence or willful misconduct) and of each of the other Secured Parties allowed in such proceedings;

(b)          unless prohibited by Applicable Law and regulations, to vote (with the consent of the Agent) on behalf of the holders of the Notes in any election of a trustee, a standby trustee or person performing similar functions in any such proceedings;

(c)          to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute all amounts received with respect to the claims of the Secured Parties on their behalf; and

(d)          to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent or the Secured Parties allowed in any judicial proceedings relative to the Borrower, its creditors and its property;

and any trustee, receiver, liquidator, collateral agent or trustee or other similar official in any such proceeding is hereby authorized by each of such Secured Parties to make payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of payments directly to such Secured Parties, to pay to the Collateral Agent such amounts as shall be sufficient to cover all reasonable expenses and liabilities incurred, and all advances made, by the Collateral Agent and each predecessor Collateral Agent except as determined to have been caused by its own gross negligence or willful misconduct.

Section 13.7       Delay or Omission Not Waiver.  No delay or omission of the Collateral Agent or of any other Secured Party to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Section 13.7 or by law to the Collateral Agent or to the other Secured Parties may be exercised from time to time, and as often as may be deemed expedient, by the Collateral Agent or by the other Secured Parties, as the case may be.

Section 13.8      Waiver of Stay or Extension Laws.  The Borrower waives and covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect), which may affect the covenants, the performance of or any remedies under this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefits or advantages of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Collateral Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 13.9       Limitation on Duty of Collateral Agent in Respect of Collateral. (a) Beyond the safekeeping of the documents delivered to it pursuant to Section 9.5 hereof, none of the Collateral Agent, the Collateral Administrator or the Document Custodian shall have any duty as to any Collateral in its possession or control or in the possession or control of any Lender Agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and none of the Collateral Agent, the Collateral Administrator or the Document Custodian shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. None of the Collateral Agent, the Collateral Administrator or the Document Custodian shall be liable or responsible for any misconduct, negligence or loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent, attorney or bailee selected by the Collateral Agent, the Collateral Administrator or the Document Custodian in good faith and with due care hereunder.

(b)          None of the Collateral Agent, the Collateral Administrator or the Document Custodian shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, or for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(c)          None of the Collateral Agent, the Collateral Administrator or the Document Custodian shall have any duty to act outside of the United States in respect of any Collateral located in any jurisdiction other than the United States.

Section 13.10     Power of Attorney. (a)  The Borrower hereby irrevocably appoints the Collateral Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent (at the direction of the Agent), the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(b)          No person to whom this power of attorney is presented as authority for the Collateral Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower as to the authority of the Collateral Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Collateral Agent unconditionally the authority to take and perform the actions contemplated herein, and the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower until all obligations of the Borrower under the Transaction Documents have been paid in full and the Collateral Agent has provided its written consent thereto.

(c)          Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 13.10 shall only be effective after the occurrence of an Event of Default and shall be subject to Section 13.3(b).

ARTICLE XIV

THE AGENT

Section 14.1      Appointment. Each Lender and each Lender Agent hereby irrevocably designates and appoints Société Générale as Agent hereunder and under the other Transaction Documents, and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Each Lender in each Lender Group hereby irrevocably designates and appoints the Lender Agent for such Lender Group as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Lender Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Lender Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Agent nor any Lender Agent (the Agent and each Lender Agent being referred to in this Article as a “Note Agent”) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Note Agent.

Section 14.2      Delegation of Duties. Each Note Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Note Agent shall be responsible for the negligence or misconduct of any Lender Agents or attorneys-in-fact selected by it with reasonable care.

Section 14.3      Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. No Note Agent (acting in such capacity) nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 14.2 under or in connection with this Agreement or the other Transaction Documents (except, solely with respect to liability to the Borrower, for its, their or such Person’s own gross negligence or willful misconduct as finally judicially determined by a court of competent jurisdiction), or (b) responsible in any manner to any Person for any recitals, statements, representations or warranties of any Person (other than itself) contained in the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, the Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or any other document furnished in connection therewith or herewith, or for any failure of any Person (other than itself or its directors, officers, agents or employees) to perform its obligations under any Transaction Document or for the satisfaction of any condition specified in a Transaction Document. Except as otherwise expressly provided in this Agreement, no Note Agent shall be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, the Transaction Documents, or to inspect the properties, books or records of the Borrower or the Servicer.

Section 14.4      Reliance by Note Agents. Each Note Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to each of the Lenders), Independent Accountants and other experts selected by such Note Agent. Each Note Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith unless it shall first receive such advice or concurrence of the Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction (i) in the case of the Agent, by the Lenders or (ii) in the case of a Lender Agent, by the Lenders in its Lender Group, against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Each Lender Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Lenders in its Lender Group holding greater than 50% of the Outstanding Loan Amount held by such Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Lender Group.

Section 14.5      Notices. No Note Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Event of Default unless it has received notice from the Servicer, the Borrower or any Lender, referring to this Agreement and describing such event. In the event that any Lender Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group. The Agent shall take such action with respect to such event as shall be reasonably directed in writing by the Required Lenders, and each Lender Agent shall take such action with respect to such event as shall be reasonably directed by Lenders in its Lender Group holding greater than 50% of the Outstanding Loan Amount held by such Lender Group; provided, that unless and until such Note Agent shall have received such directions, such Note Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.

Section 14.6      Non-Reliance on Note Agents. The Lenders expressly acknowledge that no Note Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Note Agent hereafter taken, including any review of the affairs of the Borrower or the Servicer, shall be deemed to constitute any representation or warranty by such Note Agent to any Lender. Each Lender represents to each Note Agent that it has, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, and the Collateral Obligations and made its own decision to purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, and the Collateral Obligations. Except as expressly provided herein, no Note Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Collateral or the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower, the Servicer or the Lenders which may come into the possession of such Note Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

In no event shall any Note Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such Note Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall such Note Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

Section 14.7      Indemnification. The Lenders agree to indemnify the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Servicer under the Transaction Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Transaction Documents), ratably according to the outstanding amounts of their Loans from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith.

Section 14.8      Successor Note Agent. The Agent may at any time give notice of its resignation to the Lenders, the Servicer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the prior written consent of the Borrower, to appoint a successor, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. If no such successor shall have been so appointed by the Required Lenders and consented to by the Borrower and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then, subject to the prior written consent of the Borrower, the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth in this Agreement. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. With effect from the Resignation Effective Date (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents (except, in each case, such discharge shall not extend to any liabilities of such Agent arising from or related to acts or omissions of such Agent prior to the Resignation Effective Date) and (ii) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender Agent directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than liabilities of such retiring or removed Agent arising from or related to acts or omissions of such Agent prior to such acceptance and other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents (except such discharge shall not extend to any liabilities of such retiring or removed Agent arising from or related to acts or omissions of such Agent prior to such acceptance). Any Lender Agent may resign as Lender Agent upon ten days’ notice to the Lenders in its Lender Group and the Agent (with a copy to the Borrower and the Servicer) with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Lender Agent pursuant to this Section 14.8. If a Lender Agent shall resign as Lender Agent under this Agreement, then Lenders in its Lender Group holding greater than 50% of the Outstanding Loan Amount held by such Lender Group shall appoint a successor agent for such Lender Group. After any Note Agent’s resignation hereunder, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Note Agent under this Agreement. No resignation of any Note Agent shall become effective until a successor Note Agent shall have assumed the responsibilities and obligations of such Note Agent hereunder; provided, that in the event a successor Note Agent is not appointed within 60 days after such notice of its resignation is given as permitted by this Section 14.8, the applicable Note Agent may petition a court for its removal.

Section 14.9      Note Agents in their Individual Capacity. Each Note Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or the Servicer as though such Note Agent were not a Lender Agent hereunder. Any Person which is a Note Agent may act as a Note Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity.

Section 14.10     Borrower Procedural Review. The Borrower shall, at the Borrower’s expense, retain a nationally recognized audit firm acceptable to the Agent in its sole discretion to conduct and complete a procedural review of the Collateral Obligations in compliance with the standards set forth on Exhibit B hereto once every 12-month period at the request of the Agent. The Borrower shall promptly forward the results of such audit to the Servicer and the Agent.

Section 14.11     Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or the Servicer, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Collateral Obligations, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Transaction Document or any documents related hereto or thereto).

ARTICLE XV

ASSIGNMENTS

Section 15.1      Restrictions on Assignments. Except as specifically provided herein, the Borrower may not assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Agent and the Majority Lenders in their respective sole discretion and any attempted assignment in violation of this Section 15.1 shall be null and void.

Section 15.2      Documentation. In connection with any permitted assignment, each Lender shall deliver to each assignee an assignment, in such form as such Lender and the related assignee may agree, duly executed by such Lender assigning any such rights, obligations, Loan or Note to the assignee; and such Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to the items assigned, and to enable the assignee to exercise or enforce any rights hereunder or under the Notes evidencing such Loan.

Section 15.3      Rights of Assignee. Upon the foreclosure of any assignment of any Loans made for security purposes, or upon any other assignment of any Loan from any Lender pursuant to this Article XV, the respective assignee receiving such assignment shall have all of the rights of such Lender hereunder with respect to such Loans and all references to the Lender or Lenders in Sections 4.3 or 5.1 shall be deemed to apply to such assignee.

Section 15.4      Assignment by Lenders. So long as no Event of Default or Servicer Event of Default has occurred and is continuing, no Lender may make any assignment, and no such assignment shall be permitted without the prior written consent of the Borrower, provided, that, so long as (unless an Event of Default or Servicer Event of Default has occurred and is continuing) such assignment does not result in the Agent holding less than 51% of the Commitments, the prior written consent of the Borrower shall not be required for any proposed assignment (i) to an Affiliate of such Lender, (ii) to a Conduit Lender, (iii) by a Conduit Lender to a Liquidity Bank, an Affiliate or its related Lender Agent pursuant to the terms of a Liquidity Agreement, or (iv) by any assignee of a Conduit purchaser contemplated by clause (iii) above back to such Conduit Lender or an Affiliate; provided that, if Société Générale makes an assignment in accordance with the above clauses (i), (ii), (iii) or (iv), Société Générale shall remain the applicable Lender for purposes of Section 17.2. Each Lender shall endorse the Notes to reflect any assignments made pursuant to this Article XV or otherwise.

No party to this Agreement shall allow any interest in this Agreement, any Note or any participating interest therein to become (i) traded on an established securities market (as defined in Treasury Regulations Section 1.7704-1(b)) or (ii) readily tradable on a secondary market or the substantial equivalent thereof (as defined in Treasury Regulations Section 1.7704-1(c)), and no Person shall transfer, assign or participate any interest in this Agreement, any Note or any participating interest therein in any such established securities market or any such secondary market or the substantial equivalent thereof.

Notwithstanding anything herein to the contrary so long as no Event of Default or Servicer Event of Default has occurred and is continuing, no assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates, (B) to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or (D) any Competitor or any Person included in the Disqualified Investor List or any Affiliate thereof.

For the avoidance of doubt, the Borrower will not be obligated to reimburse any Person for any costs or expenses incurred in connection with any assignment contemplated by this Section 15.4.

Section 15.5      Participations; Pledge. (a)  At any time, with the prior written consent of the Borrower, and from time to time, each Lender may, in accordance with Applicable Law, at any time grant participations in all or a portion of its Note and/or its interest in the Loans and other payments due to it under this Agreement to any Person (each, a “Participant”). Each Lender hereby acknowledges and agrees that (A) any such participation will not alter or affect such Lender’s direct obligations hereunder, and (B) none of the Borrower, the Servicer, the Agent, any Lender Agent, any Lender, the Collateral Agent, the Collateral Administrator or the Document Custodian shall have any obligation to have any communication or relationship with any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3 and Section 5.1 (subject to the requirements and limitations therein, including the requirements under Section 4.3(f) (it being understood that the documentation required under Section 4.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Article XV; provided that such Participant (A) agrees to be subject to the provisions of Section 17.16 as if it were an assignee under this Article XV; and (B) shall not be entitled to receive any greater payment under Section 4.3 or Section 5.1, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 17.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 17.1 as though it were a Lender. For the avoidance of doubt, in respect of any determinations to be made pursuant to Section 17.2, the applicable Lender shall retain the right to make such determination in all cases.

(b)          Notwithstanding anything in Section 15.5(a) to the contrary, each Lender may pledge its interest in the Loans and the Notes to any Federal Reserve Bank as collateral in accordance with Applicable Law without the prior written consent of any Person; provided that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(c)           Notwithstanding any other provision of this Section 15.5 and subject to Section 15.4, any Conduit Lender may at any time pledge or grant a security interest in all or any portion of its interest in, to and under any Loan, this Agreement or any other Transaction Document to a collateral trustee (or similar security trustee) for its commercial paper program, with notice to but without consent of the Borrower or the Agent; provided that, no such pledge or grant of a security interest shall release such Conduit Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Conduit Lender as a party hereto.

(d)          Each Lender that sells a participation shall, acting solely for this purpose as a Lender Agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Transaction Document) other than the Borrower and Servicer and except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

ARTICLE XVI

INDEMNIFICATION

Section 16.1      Borrower Indemnity. The Borrower shall indemnify and hold harmless the Lenders, the Collateral Agent, the Collateral Administrator, the Document Custodian, the Securities Intermediary and the Agent and their respective Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (but limited, in the case of legal fees and expenses, to the reasonable and documented legal fees and expenses of one law firm for the Agent and Lenders, taken as a whole, and one law firm for the Collateral Agent, the Collateral Administrator and the Document Custodian, taken as a whole, plus any local counsel deemed appropriate by any such law firm) (all of the foregoing being collectively called “Indemnified Amounts”) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower of any kind or nature, which may at any time be imposed on, incurred by or asserted against any such Indemnitee in connection with (i) the execution, delivery and performance by the parties thereto of their respective obligations under this Agreement or any other Transaction Document and the transactions contemplated hereby or thereby (including the enforcement of this Section 16.1), and the consummation and administration of the transactions contemplated hereby and thereby (other than with respect to legal fees and disbursements incurred on or prior to the date hereof), including, without limitation any reasonable and documented out-of-pocket costs and expenses of the Agent in connection with any swap transaction with parties other than the Lender, or (ii) any actual or prospective claim, litigation, investigation or proceeding brought or threatened whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether such Indemnitee is designated a party thereto, relating to or arising out of this Agreement or any other Transaction Document or the transactions contemplated hereby and thereby, the Lender’s or the Agent’s activities in connection herewith or therewith or any actual or proposed use of proceeds of loans hereunder; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee. This Section 16.1 shall not apply to Taxes (other than Taxes that are damages, losses, claims and liabilities arising in connection with a non-Tax claim).

Section 16.2      Servicer Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Servicer agrees to indemnify the Indemnitees forthwith on demand, from and against any and all Indemnified Amounts in each case determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from any acts or omissions of the Servicer in performing its duties hereunder strictly in its capacity as Servicer constituting bad faith, gross negligence or willful misconduct, excluding, however, Indemnified Amounts payable to an Indemnitee (a) to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from bad faith, gross negligence or willful misconduct on the part of any Indemnitees, (b) to the extent that any such liability results from a claim solely between or among Lenders and not arising out of any act or omission on the part of the Servicer, (c) resulting from the performance or non-performance of the Collateral Obligations or (d) related to the nonpayment by any Obligor of an amount due and payable with respect to any Collateral Obligation or any change in the market value of any Collateral Obligation. Indemnification under this Section 16.2 shall survive the termination of this Agreement and the resignation or removal of any Indemnitees and shall include reasonable and documented fees and out-of-pocket expenses of counsel and reasonable and documented out-of-pocket expenses of litigation, including the costs and expenses of enforcing this section. This Section 16.2 shall not apply to Taxes (other than Taxes that are damages, losses, claims and liabilities arising in connection with a non-Tax claim).

Notwithstanding anything to the contrary contained herein, each Indemnitee hereby agrees to not seek payment from the Servicer with respect to any indemnification pursuant to this Section 16.2 prior to seeking payment from the Borrower; provided that any Indemnitee may seek payment from the Servicer with respect to such indemnification pursuant to this Section 16.2 if (x) the Borrower is insolvent or is the subject of any Insolvency Event, (y) such Indemnitee is stayed from such request to the Borrower under applicable bankruptcy laws or (z) the Borrower does not make such payment within five (5) Business Days of written request by such Indemnitee.

Notwithstanding anything contained in this Section 16.2 or otherwise in this Agreement or in any other Transaction Document, the Servicer shall not be liable to the Agent, the Lender, any of the Secured Parties or any other Person for any consequential (including loss of profit), indirect, special or punitive damages of any kind whatsoever under this Agreement or any other Transaction Document.

Section 16.3      Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof.

Section 16.4       Contribution. If for any reason (other than the exclusions set forth in the first paragraph of Section 16.1) the indemnification provided above in Section 16.1 is unavailable to an Indemnitee or is insufficient to hold an Indemnitee harmless, then the Borrower agrees to contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnitee, on the one hand, and the Borrower and its Affiliates, on the other hand, but also the relative fault of such Indemnitee, on the one hand, and the Borrower and its Affiliates, on the other hand, as well as any other relevant equitable considerations.

ARTICLE XVII

MISCELLANEOUS

Section 17.1      No Waiver; Remedies. No failure on the part of any Lender, the Agent, the Collateral Agent, any Lender Agent, any Indemnitee or any Affected Person to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Lender is hereby authorized by the Borrower during the existence of an Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Borrower to the amounts owed by the Borrower under this Agreement, to the Agent, the Collateral Agent, any Lender Agent, any Affected Person, any Indemnitee or any Lender or their respective successors and assigns.

Section 17.2      Amendments; Waivers; Permanent Discontinuance of SOFR and other Benchmarks; Benchmark Exculpation.(a)            (a) This Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 17.2. The Borrower and the Agent may, upon written notice to the Servicer and each Lender Agent, from time to time enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement; provided, that no such amendment, supplement, waiver or modification shall (i) reduce the amount of or extend the maturity of any payment with respect to a Loan or reduce the rate or extend the time of payment of Interest thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this Section 17.2 or Section 17.11, or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders, (iii) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Agent or the Collateral Administrator, in each case without the prior written consent of the Collateral Agent or the Collateral Administrator, as applicable, (iv) amend, modify or waive any provision adversely affecting the obligations or duties of the Agent, in each case without the prior written consent of the Agent, (v) amend, modify or waive any provision adversely affecting the obligations or duties of the Document Custodian, in each case without the prior written consent of the Document Custodian, (vi) constitute a Fundamental Amendment without the prior written consent of each Lender that is adversely affected by such Fundamental Amendment, (vii) waive any Event of Default or Servicer Event of Default without the prior written consent of the Required Lenders, or (viii) materially affect the rights or duties of the Servicer unless the Servicer has consented thereto.

(b)        Notwithstanding anything to the contrary herein or in any other Transaction Document,

(1) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR prior to the Reference Time in respect of any setting of the then-current Benchmark, then:

(x)          (i) if a Benchmark Replacement, with the consent of the Borrower, is determined in accordance with clause (a)(1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date or (ii) if a Benchmark Replacement is determined in accordance with clause (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date and such Benchmark Replacement as so determined is a SOFR-based rate (including SOFR, Daily Simple SOFR or any other rate based on SOFR), such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document, and

(y)          if a Benchmark Replacement, with the consent of the Borrower, is determined in accordance with clause (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date and such Benchmark Replacement as so determined is not a SOFR–based rate (including SOFR, Daily Simple SOFR or any other rate based on SOFR), such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower (without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document), so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders or the Borrower; and

(2) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any other Benchmark, such Benchmark Replacement, with the consent of the Borrower, will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders (without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document), so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)        Notwithstanding anything to the contrary herein or in any other Transaction Document, the Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(d)        The Agent will promptly notify the Borrower, the Collateral Agent, the Collateral Administrator and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below, and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 17.2 in consultation with (or, if applicable, subject to the consent of) the Borrower, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document or any notification by the Agent, except as expressly required pursuant to this Section 17.2.

(e)        Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement),

(i)         if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then, in consultation with the Borrower, the Agent may modify the definition of “Accrual Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and

(ii)        if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent, in consultation with the Borrower, may modify the definition of “Accrual Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR), then the Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f)        Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of or conversion to, any affected Loan, and, failing that, the Borrower will be deemed to have revoked such request. Furthermore, if any affected Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 17.2, such Loan shall be converted by the Agent to, and shall constitute, an ABR Loan in the applicable Eligible Currency at the end of the applicable Accrual Period.

(g)       The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 17.2(b) provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(h)            Notwithstanding anything to the contrary herein, this Section 17.2 shall not apply to any Loans in GBP. Any replacement of the reference rate with respect to GBP Loans shall be governed by and subject to Section 17.24.

(i)             Canadian Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Transaction Document:

(i)           Replacing Future Canadian Benchmarks. If the then-current Benchmark shall cease to exist with respect to the Canadian Benchmark, the Canadian Benchmark Replacement will replace the then-current Canadian Benchmark for all purposes hereunder and under any Transaction Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) CAD Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Agent has not received, by such time, written notice of objection to such Canadian Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Canadian Benchmark has permanently or indefinitely ceased to provide such Canadian Benchmark or such Canadian Benchmark has been announced by the administrator or the regulatory supervisor for the administrator of such Canadian Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Canadian Benchmark until the Borrower’s receipt of notice from the Agent that a Canadian Benchmark Replacement has replaced such Canadian Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Loans based on the Alternate Base Rate.

(ii)          Canadian Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Canadian Benchmark Replacement, the Agent will have the right to make Canadian Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Canadian Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)         Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower, the Lenders and the Collateral Agent of (i) the implementation of any Canadian Benchmark Replacement and (ii) the effectiveness of any Canadian Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(iv)         Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Canadian Benchmark Replacement), if the then-current Canadian Benchmark is a term rate, then (i) the Agent may remove any tenor of such Canadian Benchmark that is unavailable or non-representative for Canadian Benchmark (including Canadian Benchmark Replacement) settings and (ii) the Agent may reinstate any such previously removed tenor for Canadian Benchmark (including Canadian Benchmark Replacement) settings.

Section 17.3      Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, postage prepaid, or by email, to the intended party at the address or email address of such party set forth under its name on Annex A or at such other address or email address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by electronic means, except that notices and communications pursuant to Section 2.2, shall not be effective until received.

The Collateral Agent (in each of its capacities) and the Collateral Administrator each agrees to accept and act upon instructions or directions pursuant to this Agreement or any document executed in connection herewith sent by unsecured email or other similar unsecured electronic methods, in each case, of an executed instruction or direction (which may be in the form of a .pdf file); provided, however, that the Collateral Agent and the Collateral Administrator shall have received an incumbency certificate listing such person as a person designated to provide such instructions or directions, which incumbency certificate may be amended whenever a person is added or deleted from the listing. If such person elects to give the Collateral Agent or the Collateral Administrator email instructions (or instructions by a similar electronic method) and the Collateral Agent or the Collateral Administrator in its discretion elects to act upon such instructions, the Collateral Agent or the Collateral Administrator’s, as applicable, reasonable understanding of such instructions shall be deemed controlling. Neither Collateral Agent nor the Collateral Administrator shall be liable for any losses, costs or expenses arising directly or indirectly from their reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Agent or the Collateral Administrator, including without limitation the risk of the either of them acting on unauthorized instructions, and the risk of interception and misuse by third parties and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 17.4      Costs and Expenses. In addition to the rights of indemnification granted under Section 16.1, the Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agent, the Collateral Agent, the Document Custodian, the Collateral Administrator, the Securities Intermediary, the Lender Agents and the Lenders in connection with the preparation, execution, delivery, syndication and administration of this Agreement, any liquidity support facility and the other documents and agreements to be delivered hereunder or with respect hereto, in each case, subject to any cap on such costs and expenses agreed upon in a separate letter agreement among the Borrower, the Servicer, the Collateral Administrator and the Agent or the Collateral Agent, Collateral Administrator and Document Custodian Fee Letter, as applicable, and the Borrower further agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Agent, the Collateral Agent, the Collateral Administrator, the Document Custodian and Securities Intermediary in connection with any amendments, waivers or consents executed in connection with this Agreement, including the reasonable fees and out-of-pocket, documented expenses of counsel for the Agent, the Collateral Agent, the Collateral Administrator, the Document Custodian, the Lender Agents and the Lenders with respect thereto and with respect to advising the Agent and the Lenders as to its rights and remedies under this Agreement, and to pay all documented and out-of-pocket costs and expenses, if any (including reasonable counsel fees and expenses), of the Agent, the Collateral Agent, the Collateral Administrator, the Document Custodian, the Lender Agents and the Lenders, in connection with the enforcement against the Servicer or the Borrower of this Agreement or any of the other Transaction Documents and the other documents and agreements to be delivered hereunder or with respect hereto; provided, that in the case of reimbursement of (A) counsel for the Lenders other than the Agent, such reimbursement shall be limited to one counsel for all the Agent, the Lender Agents and Lenders and (B) counsel for the Collateral Agent, the Collateral Administrator and Document Custodian shall be limited to one counsel for such Persons. For the avoidance of doubt, the costs and expenses described in this Section 17.4 shall not include Taxes.

Section 17.5      Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, the Agent, the Lender Agents, the Collateral Agent, the Document Custodian and their respective successors and assigns, and the provisions of Section 4.3, Article V, and Article XVI shall inure to the benefit of the Affected Persons and the Indemnitees, respectively, and their respective successors and assigns; provided, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XV. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until (subject to the immediately following sentence) such time when all Obligations have been finally and fully paid in cash and performed. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article IX and the indemnification and payment provisions of Article V, Article XVI and the provisions of Section 17.10, Section 17.11 and Section 17.12 shall be continuing and shall survive any termination of this Agreement and any termination of the Servicer.

Section 17.6      Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 17.7      Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 17.8      GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 17.9      Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.

Section 17.10     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BORROWER, THE SERVICER, THE AGENT, THE LENDER AGENTS, THE INVESTORS OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.

Section 17.11     No Proceedings. (a)  Notwithstanding any other provision of this Agreement, each of the Collateral Agent, the Document Custodian, the Collateral Administrator, each Lender Agent, each Lender and the Agent hereby agrees that it will not institute against the Borrower, or join any other Person in instituting against the Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any Loans or other amounts due from the Borrower hereunder shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Loans or other amounts shall be outstanding. The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.

(b)          Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against any Conduit Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any commercial paper note issued by such applicable Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day or such longer preference period as shall then be in effect since the last day on which any such commercial paper notes shall be outstanding.

(c)          The provisions of this Section 17.11 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof.  The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 17.11 and the Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws or any similar laws. The provisions of this paragraph shall survive the termination of this Agreement.

Section 17.12     Limited Recourse. (a) Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower (and not any of its Affiliates or any other party) payable solely from the Collateral in accordance with Section 8.3 and, following realization of the Collateral, and application of the proceeds thereof in accordance with Section 8.3 all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, member, manager, agent, attorney, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this Section 17.12(a) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this Section 17.12(a) shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.

(b)        No recourse under any obligation, covenant or agreement of a Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of each Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of a Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by a Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents, the parties hereto acknowledge that the obligations of any Conduit Lender arising hereunder are limited recourse obligations payable solely from the unsecured assets of such Conduit Lender (the “Available Funds”) and, following the application of such Available Funds or the proceeds thereof, any claims of the parties hereto (and the obligations of such Conduit Lender) shall be extinguished. No recourse shall be had for the payment of any amount owing under this Agreement against any officer, member, director, employee, security holder or incorporator of any Conduit Lender or its successors or assigns, and no action may be brought against any officer, member, director, employee, security holder or incorporator of any Conduit Lender personally; provided that the foregoing shall not relieve any such Persons from any liability they might otherwise have as a result of fraudulent actions taken or omissions made by them. The parties hereto agree that they will not petition a court, or take any action or commence any proceedings, for the liquidation or the winding-up of, or the appointment of an examiner to, any Conduit Lender or any other bankruptcy or insolvency proceedings with respect to such Conduit Lender; provided that nothing in this sentence shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this sentence that was instituted against any Conduit Lender by any Person other than such party. The provisions of this paragraph shall survive the termination of this Agreement.

Each Conduit Lender shall only be required to pay (a) any fees or liabilities that it may incur under this Agreement only to the extent such Conduit Lender has Excess Funds on the date of such determination and (b) any expenses, indemnities or other liabilities that it may incur under this Agreement or any fees, expenses, indemnities or other liabilities under any other Transaction Document only to the extent such Conduit Lender receives funds designated for such purposes or to the extent it has Excess Funds not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of all of its outstanding commercial paper notes and other amounts in accordance with its applicable transaction documents as of the date of such determination. In addition, no amount owing by any Conduit Lender hereunder in excess of the liabilities that such Conduit Lender is required to pay in accordance with the preceding sentence shall constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against such Conduit Lender.

Section 17.13     ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 17.14    Confidentiality. (a)  The Borrower, the Servicer, the Document Custodian, the Collateral Administrator and the Collateral Agent shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in connection with this Agreement (such information, “Lender Deal Information”) except they may disclose such Lender Deal Information (i) to their officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders, equity investors (whether direct or indirect and whether existing or prospective), affiliates or representatives, (ii) with the consent of such Lender, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, (iv) to the extent the Borrower, the Servicer, the Document Custodian, the Collateral Administrator or the Collateral Agent or any Affiliate of any of them should deem reasonably appropriate in order to comply with any law or regulation applicable to it (including securities laws) or request by any Official Body to disclose such information or (v) to the extent described herein; provided, that in the case of clause (iv) above, such party will use reasonable efforts to maintain confidentiality to the extent reasonably practicable and will (unless otherwise prohibited by law) use commercially reasonable efforts to notify the Agent of its intention to make any such disclosure prior to making any such disclosure.

(b)          The Agent, the Collateral Agent, the Document Custodian, the Collateral Administrator, each Lender Agent and each Lender, severally and with respect to itself only, covenants and agrees that any information about the Borrower, the Servicer, the Equityholder or their respective Affiliates or the Obligors, the Collateral Obligations, the Related Security or otherwise obtained by the Agent, the Collateral Agent, the Collateral Administrator, such Lender Agent or such Lender pursuant to this Agreement shall be held in confidence (it being understood that documents provided to the Agent hereunder may in all cases be distributed by the Agent to the Lenders and Lender Agents) except that the Agent, the Collateral Agent, the Collateral Administrator, the Document Custodian, such Lender Agent or such Lender may disclose such information (i) to its affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders (including any assignee and participant but so long as no Event of Default exists, excluding any Competitor or any Person included in the Disqualified Investor List or any Affiliate thereof and subject to the Borrower’s prior written consent) or representatives, who shall be obligated to hold such information confidential, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Agent, the Collateral Agent, the Document Custodian, such Lender Agent or such Lender, (iii) to the extent such information was available to the Agent, such Lender Agent or such Lender on a non-confidential basis prior to its disclosure to the Agent, such Lender Agent or such Lender hereunder, (iv) with the consent of the Servicer, (v) to the extent permitted by this Agreement, (vi) on a confidential basis to any Rating Agency, any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Conduit Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information or (vii) to the extent the Agent, such Lender Agent or such Lender should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Official Body to disclose such information; provided, that in the case of clause (vii) above, the Agent, such Lender Agent or such Lender, as applicable, will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law or in connection with a routine regulatory review or examination) notify the Servicer of its intention to make any such disclosure prior to making any such disclosure.

(c)          Each of the Agent and the Lenders acknowledges that (a) the information reference in sub-clause (b) above may include material non-public information concerning the Borrower, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law.

Section 17.15     Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 17.15 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 17.16     Replacement of Lenders. (a)  If any Lender requests compensation under Section 5.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or Official Body for the account of any Lender pursuant to Section 4.3, then such Lender shall (at the request of the Borrower or the Servicer) use reasonable efforts to designate a different lending office for funding or booking the Obligations or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.3 or Section 5.1, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          At any time, the Borrower shall be permitted, at its sole expense and effort, to replace any Lender, other than Société Générale, that (a) requests reimbursement, payment or compensation for any amounts owing pursuant to Section 4.3 or Section 5.1 or (b) has received a written notice from the Borrower of an impending change in law that would entitle such Lender to payment of additional amounts pursuant to Section 4.3 or Section 5.1, unless such Lender designates a different lending office before such change in law becomes effective pursuant to Section 17.16(a) and such alternate lending office obviates the need for the Borrower to make payments of additional amounts pursuant to Section 4.3 or Section 5.1 or (c) has not consented to any proposed amendment, supplement, modification, consent or waiver, each pursuant to Section 17.2 or (d) becomes a Defaulting Lender or (e) converts, for any Loan, the Benchmark to a floating rate per annum equal to the Alternate Base Rate in accordance with a clause (a) or (b) of the definition of Base Rate, Section 3.5(b) or Section 3.6; provided, that (i) nothing herein shall relieve a Lender from any liability it might have to the Borrower or to the other Lenders for its failure to make any Loan, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) during the Revolving Period, the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Agent (unless the Agent or any Lender which is administered by the Agent or an Affiliate of the Agent is being replaced), (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.4 (provided that the replaced Lender need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof), (v) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for Increased Costs or Indemnified Taxes, as the case may be, (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Agent or any other Lender shall have against the replaced Lender, and (vii) if such replacement is being effected as a result of a Lender requesting compensation pursuant to Section 4.3 or Section 5.1, such replacement, if effected, will result in a reduction in such compensation or payment thereafter. Notwithstanding anything to the contrary contained herein or in the Fee Letter and Side Letter, in the event that the Agent or an Affiliate of the Agent takes any action described in the foregoing clauses (a), (b), (d) or (e), the Borrower may elect to prepay the Outstanding Loan Amount in full and terminate the remaining Commitments hereunder. Notwithstanding anything contained to the contrary in this Agreement, no Lender removed or replaced under the provisions hereof shall have any right to receive any amounts set forth in Section 2.5(a)(iii) or Section 2.5(c) in connection with such removal or replacement. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 17.17     Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York County in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 17.18     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write down and conversion powers of the applicable Resolution Authority.

Section 17.19      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and the Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Transaction Documents, irrespective of whether the Agent or any Lender has advised or is advising the Borrower on other matters, (ii) the services regarding this Agreement provided by the Agent and the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent or the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents; and (b) (i) the Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Agent or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents; and (iii) the Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by applicable Law, the Borrower hereby waives and releases any claims that it may have against any of the Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 17.20     USA Patriot Act. Each Lender Group subject to the USA Patriot Act hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender Group to identify the Borrower in accordance with the USA Patriot Act.

Section 17.21     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Transaction Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Transaction Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower, the Servicer and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 17.22     Acknowledgement Regarding any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 17.23     Electronic Communications and Signatures.

(a)           The Collateral Agent, the Collateral Administrator and the Document Custodian agree to accept and act upon instructions or directions pursuant to this Agreement and the other Transaction Documents sent by unsecured email, facsimile transmission or other similar unsecured electronic methods, provided that any Person providing such instructions or directions shall provide to the Collateral Agent, the Collateral Administrator or the Document Custodian (as applicable) an incumbency certificate listing authorized Persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Collateral Agent, the Collateral Administrator or the Document Custodian email or facsimile instructions (or instructions by a similar electronic method) and the Collateral Agent, the Collateral Administrator or the Document Custodian (as applicable) in its discretion elects to act upon such instructions, the Collateral Agent’s, the Collateral Administrator’s or the Document Custodian’s (as applicable) reasonable understanding of such instructions shall be deemed controlling. The Collateral Agent, the Collateral Administrator and the Document Custodian shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s, the Collateral Administrator’s or the Document Custodian’s (as applicable) reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any Person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Agent, the Collateral Administrator or the Document Custodian, including the risk of the Collateral Agent, the Collateral Administrator or the Document Custodian acting on unauthorized instructions, and the risk of interception and misuse by third parties.

(b)           By executing this Agreement, the parties hereto hereby acknowledge and agree, and direct the Collateral Agent, the Collateral Administrator and the Document Custodian to acknowledge and agree and the Collateral Agent, the Collateral Administrator and the Document Custodian do hereby acknowledge and agree, that execution of this Agreement and any other instruction, direction, notice, form or other document executed by any party to this Agreement or the Transaction Documents in connection with this Agreement or such other Transaction Documents, by electronic signatures (whether by Adobe Sign, DocuSign, or any other similar platform identified by such party and reasonably available at no undue burden or expense to the Collateral Agent, the Collateral Administrator and the Document Custodian), including any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, shall be permitted hereunder notwithstanding anything to the contrary herein and such electronic signatures shall be legally valid, binding and enforceable and shall have the same validity, legal effect, and admissibility in evidence as if such electronic signatures were handwritten signatures. Any electronically signed document delivered via email from a person purporting to be a Responsible Officer shall be considered signed or executed by such Responsible Officer on such party’s behalf. The parties hereto also hereby acknowledge and agree that the Collateral Agent, the Collateral Administrator and the Document Custodian shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 17.24    Interest on GBP Loans. Anything to the contrary in this Agreement notwithstanding:

(a)       Interest Rate. Each GBP Loan shall bear interest at a rate per annum equal to the sum of Daily Simple SONIA plus the Applicable Margin.

(b)       SONIA Unavailability Period. During any SONIA Unavailability Period,

(i)        the Borrower may revoke any request for a GBP Loan, and

(ii)        if not revoked, such Loan shall bear interest at a rate per annum equal to the Bank of England Rate plus the Applicable Margin;

provided that if the Agent determines (which determination shall be conclusive and binding absent manifest error) that the Bank of England Rate cannot be determined, any outstanding GBP Loans shall, at the Borrower’s election, be converted to a Dollar Loan at, the Alternate Base Rate (converted into Dollars at the Applicable Conversion Rate), or be prepaid immediately.

ARTICLE XVIII

DOCUMENT CUSTODY

Section 18.1      Designation of Document Custodian. The role of Document Custodian with respect to the holding of the Collateral Obligation Files shall be conducted by the Person designated as Document Custodian hereunder from time to time in accordance with this Section 18.1. U.S. Bank National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Document Custodian pursuant to the terms hereof.

Section 18.2      Duties of the Document Custodian.

(a)          Duties. The Document Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i)           The Document Custodian, as the duly appointed agent of the Secured Parties, for these purposes shall take and retain custody of the Collateral Obligation Files delivered to it for each Collateral Obligation listed on the Schedule of Collateral Obligations attached to the related Asset Approval Request or the related Reinvestment Request, as applicable. The Document Custodian acknowledges that in connection with any Asset Approval Request or the related Reinvestment Request, additional Collateral Obligation Files may be delivered to it from time to time.

(ii)          With respect to each Collateral Obligation File which has been or will be delivered to the Document Custodian, the Document Custodian is acting exclusively as the custodian of the Secured Parties, and has no instructions to hold any Collateral Obligation File for the benefit of any Person other than the Secured Parties and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. In so taking and retaining custody of the Collateral Obligation Files, the Document Custodian shall be deemed to be acting for the purpose of perfecting the Collateral Agent’s security interest therein under the UCC. Except upon compliance with the provisions of Section 18.5, no Collateral Obligation File or other document constituting a part of a Collateral Obligation File shall be released from the possession of the Document Custodian.

(iii)         The Document Custodian shall maintain continuous custody of all Collateral Obligation Files delivered to it in its possession and shall reflect in its records the interest of the Secured Parties therein. Each tangible Collateral Obligation File held by the Document Custodian shall be kept in a fire resistant value, room or cabinet and shall be marked with an appropriate identifying label and maintained in such manner so as to permit retrieval and access by the Document Custodian and the Agent. The Document Custodian shall keep the Collateral Obligation Files clearly segregated from any other documents or instruments in its files.

(iv)         With respect to the documents comprising each Collateral Obligation File, the Document Custodian shall (i) act exclusively as Document Custodian for the Secured Parties, (ii) hold all documents constituting such Collateral Obligation File received by it for the exclusive use and benefit of the Secured Parties and (iii) make disposition thereof only in accordance with the terms of this Agreement or with written instructions furnished by the Agent; provided, that in the event of a conflict between the terms of this Agreement and the written instructions of the Agent, the Agent’s written instructions shall control.

(v)          The Document Custodian shall accept only written instructions of an Executive Officer, in the case of the Borrower or the Servicer (as listed on Exhibit F-1, as such exhibit may be amended from time to time by the Servicer with notice to the Document Custodian, the Agent and each Lender Agent), or a Responsible Officer, in the case of the Agent, concerning the use, handling and disposition of the Collateral Obligation Files.

(vi)         In the event that (i) the Borrower, the Agent, the Servicer, the Document Custodian or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Collateral Obligation File or a document included within a Collateral Obligation File or (ii) a third party shall institute any court proceeding by which any Collateral Obligation File or a document included within a Collateral Obligation File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Document Custodian shall, to the extent permitted by law, continue to hold and maintain all the Collateral Obligation Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Collateral Agent or the Collateral Administrator, as applicable, shall dispose of such Collateral Obligation File or a document included within such Collateral Obligation File as directed by the Agent in writing, which shall give a direction consistent with such determination. Expenses of the Document Custodian incurred as a result of such proceedings shall be borne by the Borrower.

(vii)        The Agent may direct the Document Custodian in writing to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Document Custodian hereunder, such party shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Agent; provided that the Document Custodian shall not be required to take any action hereunder at the request of the Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Document Custodian (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Document Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Document Custodian requests the consent of the Agent and the Document Custodian does not receive a consent (either positive or negative) from the Agent within ten (10) Business Days of its receipt of such request, then the Agent shall be deemed to have declined to consent to the relevant action.

(viii)       The Document Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct such party, or the Agent. The Document Custodian shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default Event of Default unless the Document Custodian has received written notice from the Agent, Servicer or the Borrower referring to this Agreement, describing such event and stating that such notice is a “Notice of Event of Default,” “Notice of Unmatured Event of Default,” “Notice of Unmatured Servicer Event of Default,” or “Notice of Servicer Event of Default,” as applicable. In the absence of receipt of such notice, the Document Custodian may conclusively assume that there is no Event of Default, Unmatured Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default, in each case unless it has actual knowledge of any such occurrence.

(b)          Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Document Custodian shall not have or be deemed to have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the such party. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that Document Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility. The Document Custodian shall not be deemed to assume any obligations or liabilities of the Borrower or Agent hereunder or under any other Transaction Document.

Section 18.3      Delivery of Collateral Obligation Files. In connection with each delivery of a Collateral Obligation File to the Document Custodian, the Borrower shall represent, warrant and agree that the Collateral Obligation Files delivered to the Document Custodian shall include all of the documents listed in the related Document Checklist, which shall be complete in all material respects and correct pursuant to a certification by or on behalf of the Borrower (unless otherwise specified in such certification); provided that such delivery (including delivery of the related Document Checklist) may be satisfied by providing the Document Custodian with access to the Borrower’s data room containing the Collateral Obligation File and Document Checklist within five (5) Business Days of the related Funding Date.

Section 18.4      No Collateral Obligation File Certification. All Collateral Obligation Files shall be delivered to the Document Custodian to be held pursuant to the terms of this Agreement and the Document Custodian shall have no obligation to review the Collateral Obligation Files delivered to it. Notwithstanding any language to the contrary herein, the Document Custodian makes or shall make no representations as to, and shall not be responsible to verify, (i) the validity, legality, ownership, title, perfection, priority, enforceability, due authorization, recordability, sufficiency for any purpose, or genuineness of any of the documents contained in each Collateral Obligation File, (ii) whether the text of any assignment or endorsement is in proper or recordable form, (iii) whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, to independently determine that any document has actually been filed or recorded in the appropriate office (iv) that any document is other than what it purports to be on its face or (v) the collectibility, insurability, effectiveness or suitability of any such Collateral Obligation.

Section 18.5      Release of Collateral Obligation Files. (a)  Upon satisfaction of any of the conditions set forth in Section 12.3, the Servicer will provide an Officer’s Certificate to such effect to the Document Custodian and a certificate of the Servicer substantially in the form of Exhibit F-3 (which certificate shall also be deemed to constitute delivery of the aforementioned Officer’s Certificate) and shall request in writing delivery to it of the Collateral Obligation File and a copy thereof shall be sent concurrently by the Servicer to the Agent and each Lender Agent. Upon receipt of such certification and request, unless it receives notice to the contrary from the Agent, the Document Custodian shall within three Business Days (or such other time as may be agreed to by the Servicer) release the related Collateral Obligation File to the Servicer and the Servicer will not be required to return the related Collateral Obligation File to the Document Custodian.

(b)          From time to time and as appropriate for the management or foreclosure of any of the Collateral Obligations, including, for this purpose, collection under any insurance policy relating to the Collateral Obligations, the Document Custodian shall, upon receipt of a Request for Release and Receipt substantially in the form of Exhibit F-2 from an Executive Officer of the Servicer (as listed on Exhibit F-1, as such exhibit may be amended from time to time by the Servicer with notice to the Document Custodian, the Agent and each Lender Agent), release the related Collateral Obligation File or the documents set forth in such Request for Release and Receipt to the Servicer. In the event an Event of Default has occurred and is continuing, neither the Borrower nor the Servicer shall make any such request with respect to any original documents unless the Agent shall have consented in writing thereto (which consent may be evidenced by an executed counterpart to such request). The Servicer shall return each and every original document previously requested from the Collateral Obligation File to the Document Custodian when the need therefor by the Servicer no longer exists unless (x) the Collateral Obligation File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Related Security either judicially or non-judicially, and (y) the Servicer has delivered to the Document Custodian a certificate executed by an Executive Officer certifying as to the name and address of the Person to which such Collateral Obligation File or such document was delivered and the purpose or purposes of such delivery, in which case the Servicer shall complete such return as soon as possible. Upon receipt of a certificate of the Servicer substantially in the form of Exhibit F-3, with a copy to the Agent and each Lender Agent, stating that such Collateral Obligation was either (x) liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited have been so deposited, (y) sold pursuant to an Optional Sale in accordance with Section 7.10, or (z) released as a distribution in accordance with Section 10.16, the Document Custodian shall within three (3) Business Days (provided, that the Document Custodian has received such request by 12:00 p.m. (EST) and if received after 12:00 p.m. (EST), four (4) Business Days of receipt of such request) release the requested Collateral Obligation File held by it, and the Servicer will not be required to return the related Collateral Obligation File to the Document Custodian.

Section 18.6      Examination of Collateral Obligation Files. Upon reasonable prior written notice to the Document Custodian, the Borrower, the Servicer and their agents, accountants, attorneys and auditors will be permitted during normal business hours to examine and make copies of the Collateral Obligation Files, documents, records and other papers in the possession of or under the control of the Document Custodian relating to any or all of the Collateral Obligations. Prior to the occurrence of an Event of Default upon the request of the Agent and at the cost and expense of the Borrower, the Document Custodian shall promptly provide the Agent with the Collateral Obligation Files or copies, as designated by the Agent; provided that the Document Custodian shall not be required to provide such copies if it does not receive adequate assurance of payment.

Section 18.7      Reserved.

Section 18.8      Transmission of Collateral Obligation Files. Written instructions as to the method of shipment and shipper(s) the Document Custodian is directed to utilize in connection with the transmission of tangible Collateral Obligation Files in the performance of the Document Custodian’s duties hereunder shall be delivered by the Agent, the Borrower or the Servicer to the Document Custodian prior to any shipment of any Collateral Obligation Files held by it hereunder. In the event the Document Custodian does not receive such written instruction from the Agent, the Borrower or the Servicer, the Document Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service. The Servicer shall arrange for the provision of such services at the Borrower’s sole cost and expense (or, at the Document Custodian’s option, reimburse the Document Custodian for all costs and expenses incurred by the Document Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Collateral Obligation Files as the Servicer deems appropriate.

Section 18.9      Merger or Consolidation. Any Person (i) into which the Document Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Document Custodian shall be a party, or (iii) that may succeed to all or substantially all of the document custody business of the Document Custodian shall be the successor to the Document Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 18.10     Document Custodian Compensation. As compensation for its Document Custodian activities hereunder, the Document Custodian shall be entitled to its fees and expenses from the Borrower as set forth in the Collateral Agent and Document Custodian Fee Letter and any other accrued and unpaid fees, expenses (including reasonable fees, costs and expenses of attorneys, agents and experts) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Document Custodian (including Indemnified Amounts under Article XVI) under the Transaction Documents (collectively, the “Document Custodian Fees and Expenses”). The Borrower agrees to reimburse the Document Custodian in accordance with the provisions of Section 8.3 and Section 17.4 for all reasonable expenses, disbursements and advances incurred or made by the Document Custodian in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents. The Document Custodian’s entitlement to receive fees (other than any previously accrued and unpaid fees) shall cease on the earlier to occur of (i) its removal as Document Custodian pursuant to Section 18.11 or (ii) the termination of this Agreement.

Section 18.11     Removal or Resignation of Document Custodian. (a) The Document Custodian may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice the Servicer, the Borrower, the Agent and each Lender Agent; provided, that, no resignation or removal of the Document Custodian will be permitted unless a successor Document Custodian has been appointed which successor Document Custodian, so long as no Unmatured Servicer Event of Default, Servicer Event of Default, Unmatured Event of Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Servicer. Promptly after receipt of notice of the Document Custodian’s resignation, the Agent shall promptly appoint a successor Document Custodian, which successor Document Custodian shall be reasonably acceptable to the Required Lenders and the Borrower, by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Servicer, each Lender Agent, the resigning Document Custodian, and to the successor Document Custodian. In the event no successor Document Custodian shall have been appointed within 60 days after the giving of notice of such resignation, the Document Custodian may petition, at the expense of the Borrower, any court of competent jurisdiction to appoint a successor Document Custodian.

(b)          The Agent upon at least 60 days’ prior written notice to the Document Custodian, the Borrower and each Lender Agent, may with cause remove and discharge the Document Custodian or any successor Document Custodian thereafter appointed, from the performance of its respective duties under this Agreement. Promptly after giving notice of removal of the Document Custodian, the Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Document Custodian (which successor Document Custodian shall be reasonably acceptable to the Required Lenders and the Borrower). Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Document Custodian and the successor Document Custodian, with a copy delivered to the Borrower, each Lender Agent and the Servicer.

(c)          In the event of any such resignation or removal, the Document Custodian shall, no later than five (5) Business Days after receipt of notice of the successor Document Custodian, transfer to the successor Document Custodian, as directed in writing by the Agent, all the Collateral Obligation Files being administered under this Agreement. Any cost of shipment shall be at the expense of the Borrower.

Section 18.12     Limitations on Liability. (a) The Document Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document or electronic communication delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Document Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of (x) prior to the occurrence of an Event of Default or a Servicer Event of Default, the Servicer or (y) at all times, the Agent or (b) the verbal instructions of (x) prior to the occurrence of an Event of Default or a Servicer Event of Default, the Servicer or (y) at all times, the Agent.

(b)          The Document Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)          The Document Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith or grossly negligent performance or omission of its duties and in the case of the negligent performance of its duties in taking and retaining custody of the Collateral Obligation Files.

(d)          The Document Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Document Custodian shall not be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)          The duties, obligations and responsibilities of the Document Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, Document Custodian. Any permissive right of the Document Custodian to take any action hereunder shall not be construed as a duty.

(f)           The Document Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder. In no event shall the Document Custodian be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Document Custodian as contemplated by this Agreement.

(g)          It is expressly agreed and acknowledged that the Document Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)          In case any reasonable question arises as to its duties hereunder, the Document Custodian may, prior to the occurrence of an Event of Default or the Facility Termination Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Facility Termination Date, request instructions from the Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Agent, as applicable. The Document Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the (x) prior to the occurrence of an Event of Default or a Servicer Event of Default, the Servicer or (y) at all times, the Agent. In no event shall the Document Custodian be liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Document Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 18.13     Document Custodian as Agent of Collateral Agent. The Document Custodian agrees that, with respect to any Collateral Obligation File at any time or times in its possession or held in its name, the Document Custodian shall be the agent and custodian of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC. If the Document Custodian is the same entity as, or an Affiliate of, the Collateral Agent, the Document Custodian shall be entitled to the same rights and protections afforded to the Collateral Agent hereunder.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

Antares Strategic Credit SPV LLC, as Borrower

By:	Antares Strategic Credit Fund, its member and manager

By:	/s/ Venugopal Rathi
	Name:	Venugopal Rathi
	Title:	Chief Financial Officer

Antares STRATEGIC Credit Fund, as Servicer and Equityholder

By:	/s/ Venugopal Rathi
	Name:	Venugopal Rathi
	Title:	Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent and as Collateral Administrator

By:	/s/ Scott D. DeRoss
	Name:	Scott D. DeRoss
	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Document Custodian

By:	/s/ Kenneth Brandt
	Name:	Kenneth Brandt
	Title:	Vice President

SOCIÉTÉ Générale, as Agent

By:	/s/ Mark Lacerenza
	Name:	Mark Lacerenza
	Title:	Managing Director

SOCIÉTÉ Générale, as a Lender Agent, Multicurrency Lender, Dollar Lender, Revolving Lender and as a Committed Lender

By:	/s/ Mark Lacerenza
	Name:	Mark Lacerenza
	Title:	Managing Director